================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CHARTER ONE FINANCIAL, INC.


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                       Charter One Financial, Inc.
                                       Building on Our Momentum

                                       Notice of 1997 Annual Meeting
                                       Proxy Statement and
                                       Annual Financial Report

[CHARTER ONE FINANCIAL, INC. LOGO]

                       [CHARTER ONE FINANCIAL, INC. LOGO]

                           CHARTER ONE FINANCIAL, INC.
                              1215 Superior Avenue
                              Cleveland, Ohio 44114
                                 (216) 566-5300

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, APRIL 24, 1997

                           ---------------------------


        NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Charter One Financial, Inc. ("Charter One" or the "Corporation") will be held on Thursday, April 24, 1997, at 2:00 p.m. at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, for the following purposes:

        1.    To elect four directors each for a three-year term (Proposal 1);

        2. To approve the Charter One Financial, Inc. 1997 Stock Option and Incentive Plan (Proposal 2);

        3. To ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1997 (Proposal 3); and

        4. To transact such other business as may properly come before the meeting or any adjournments thereof.

        Pursuant to the Bylaws, the Board of Directors has fixed the close of business on February 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies by the Corporation.

                              By Order of the Board of Directors


                              /s/ Charles John Koch

                              Charles John Koch
                              Chairman of the Board
Cleveland, Ohio
March 18, 1997

--------------------------------------------------------------------------------
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                           CHARTER ONE FINANCIAL, INC.
                              1215 Superior Avenue
                              Cleveland, Ohio 44114
                                 (216) 566-5300

                           ---------------------------


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 1997


        This Proxy Statement is furnished to shareholders of Charter One Financial, Inc. ("Charter One" or the "Corporation") in connection with the solicitation by the Board of Directors of Charter One of proxies to be used at the 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 24, 1997, at 2:00 p.m. at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, and at any adjournments thereof.


                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

        If the enclosed form of proxy is properly executed and returned to the Corporation in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR Proposal 1 to elect the nominees of the Board of Directors as directors; (2) FOR Proposal 2 to approve the Charter One Financial, Inc. 1997 Stock Option and Incentive Plan; and (3) FOR Proposal 3 to ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1997.

        This Proxy Statement is initially being mailed to shareholders on or about March 18, 1997. The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by delivering to the Corporation a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing written notice of revocation with Robert J. Vana, Secretary of the Corporation, at 1215 Superior Avenue, Cleveland, Ohio 44114.


                          OUTSTANDING VOTING SECURITIES

        The securities which can be voted at the Annual Meeting consist of shares of common stock of the Corporation (the "Common Stock") with each share entitling its owner to one vote on all matters. The close of business on February 28, 1997 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to vote at the meeting. The number of shares outstanding on February 28, 1997 was 46,330,703. The presence, in person or by proxy, of at least the majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Any proxies marked as abstentions, and any shares held in street name which have been designated by brokers on proxy cards as not voted, will not be counted as votes cast. Any proxies marked as abstentions or as broker nonvotes will, however, be treated as shares present for purposes of determining whether a quorum is present.

        Listed in the following table are beneficial owners as of February 28, 1997 of more than 5% of the Corporation's outstanding common stock.

                                                                        AMOUNT AND             PERCENT OF
                                                                        NATURE OF              SHARES OF
                    NAME AND ADDRESS OF                                 BENEFICIAL            COMMON STOCK
                     BENEFICIAL OWNER                                   OWNERSHIP              OUTSTANDING
                     ----------------                                   ---------              -----------
FMR Corporation.....................................................   3,687,885(1)              7.96%
  82 Devonshire Street
  Boston, MA 02109

Martinique Hotel, Inc., Max M. Fisher, Jane F. Sherman,
  Phillip Wm. Fisher, Mary D. Fisher, Julie Fisher Cummings
  and Marjorie Fisher Aronow........................................   2,408,933(2)              5.20%
    2700 Fisher Building
    Detroit, MI 48202

------------------

(1) Included are 621,686 shares as to which the reporting party has sole power to vote and no shares as to which shared voting may be exercised. The reporting party has sole power to dispose of the entire 3,687,885 shares.

(2) Included are 537,352 shares owned by Martinique Hotel, Inc. ("Martinique"), 1,228,023 shares owned by Max M. Fisher, 107,965 shares owned by Jane F. Sherman, 113,400 shares owned by Phillip Wm. Fisher, 70,875 shares owned by Mary D. Fisher, 109,830 shares owned by Julie Fisher Cummings, and 113,400 shares owned by Marjorie Fisher Aronow, as to which shares the named company and individuals have sole voting and dispositive power. Also included are 126,088 shares held in various trusts for the benefit of certain grandchildren of Max M. Fisher with various trustees having sole voting and dispositive power. Martinique is a personal holding company whose shares are owned by the individuals named in the above table other than Max M. Fisher, and all of such persons, including Max M. Fisher, are directors of Martinique. Additionally, Max M. Fisher's wife, Marjorie S. Fisher, is a director and serves as President of Martinique. As directors, such persons exercise shared voting and dispositive power over the shares held by Martinique.


        The following table sets forth, as of February 28, 1997, certain information as to each of the named executive officers and directors and all executive officers and directors as a group.

                                                                         AMOUNT AND             PERCENT OF
                                                                         NATURE OF              SHARES OF
                         NAME OF                                         BENEFICIAL            COMMON STOCK
                     BENEFICIAL OWNER                               OWNERSHIP(1)(2)(3)(4)       OUTSTANDING
                     ----------------                               ---------------------       -----------
Charles John Koch, Director, Chairman of the Board,                      426,712(5)                   *
 President and Chief Executive Officer of the Corporation
 and the Corporation's subsidiary, Charter One Bank,
 F.S.B. (the "Bank")

Mark D. Grossi, Director, Senior Vice President of the                   193,452(6)                   *
 Corporation and Executive Vice President of the Bank

John D. Koch, Director, Senior Vice President of the                     242,881(7)                   *
 Corporation and Executive Vice President of the Bank

Richard W. Neu, Director, Treasurer of the Corporation,                  251,721(8)                   *
 and Executive Vice President and Chief Financial
 Officer of the Bank

Robert J. Vana, Chief Corporate Counsel and                               92,264(9)                   *
 Secretary of the Corporation and the Bank

Eugene B. Carroll, Sr., Director                                          12,677(10)                  *

Denise M. Fugo, Director                                                   6,450(11)                  *

Charles M. Heidel, Director                                                4,158(12)                  *

                                                                         AMOUNT AND             PERCENT OF
                                                                         NATURE OF              SHARES OF
                         NAME OF                                         BENEFICIAL            COMMON STOCK
                     BENEFICIAL OWNER                               OWNERSHIP(1)(2)(3)(4)       OUTSTANDING
                     ----------------                               ---------------------       -----------
Charles F. Ipavec, Director                                              100,536                      *

Richard J. Jacob, Director                                               132,930(13)                  *

Philip J. Meathe, Director                                                15,435(14)                  *

Henry R. Nolte, Jr., Director                                              6,825(15)                  *

Alonzo H. Poll, Director                                                  12,910                      *

Victor A. Ptak, Director                                                  13,647(16)                  *

Jerome L. Schostak, Director                                           1,642,388(17)                3.55%

Mark Shaevsky, Director                                                   30,329(18)                  *

Eresteen R. Williams, Director                                             1,938(19)                  *

All executive officers and directors as a group                        3,222,144(20)                6.88%
 (17 persons)

------------------

*    Does not exceed 1%.

(1) Shares held under the Bank's employee savings plan are reported as of December 31, 1996. Shares held under the Employee Stock Ownership Plan (the "ESOP") are reported as of December 31, 1995. The ESOP allocation for December 31, 1996 will not be completed until April 1997.

(2) Assumes exercise of stock options held by beneficial owner exercisable within 60 days.

(3) Included are shares owned directly or indirectly through a trust or corporation or by spouses and minor children, as to which the beneficial owner exercises sole voting and dispositive power, except as otherwise noted herein.

(4) For the executive officers, included are shares allocated to such executive officers under the ESOP, as well as a proportionate share of the unallocated shares, which are deemed to be beneficially owned by the executive officers as a result of the executive officers' ability to direct the trustee's voting of such shares through the vote of the executive officers' allocated shares.

(5) Included are 200,305 shares Mr. Charles John Koch has the right to purchase pursuant to stock options exercisable within 60 days.

(6) Included are 80,039 shares Mr. Grossi has the right to purchase pursuant to stock options exercisable within 60 days.

(7) Included are 114,538 shares Mr. John D. Koch has the right to purchase pursuant to stock options exercisable within 60 days.

(8) Included are 240,819 shares Mr. Neu has the right to purchase pursuant to stock options exercisable within 60 days.

(9) Included are 37,800 shares Mr. Vana has the right to purchase pursuant to stock options exercisable within 60 days.

(10) Included are 9,450 shares Mr. Carroll has the right to purchase pursuant to stock options exercisable within 60 days.

(11) Included are 4,095 shares Ms. Fugo has the right to purchase pursuant to stock options exercisable within 60 days.

(12) Included are 1,575 shares Mr. Heidel has the right to purchase pursuant to stock options exercisable within 60 days.

(13) Included are 1,575 shares Mr. Jacob has the right to purchase pursuant to stock options exercisable within 60 days.

(14) Included are 1,575 shares Mr. Meathe has the right to purchase pursuant to stock options exercisable within 60 days.

(15) Included are 1,575 shares Mr. Nolte has the right to purchase pursuant to stock options exercisable within 60 days.

(16) Included are 4,725 shares Mr. Ptak has the right to purchase pursuant to stock options exercisable within 60 days.

(17) Included are 1,575 shares Mr. Schostak has the right to purchase pursuant to stock options exercisable within 60 days.

(18) Included are 1,575 shares Mr. Shaevsky has the right to purchase pursuant to stock options exercisable within 60 days.

(19) Included are 1,575 shares Ms. Williams has the right to purchase pursuant to stock options exercisable within 60 days.

(20) Included are 723,971 shares the directors and executive officers as a group have the right to purchase pursuant to stock options exercisable within 60 days.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

        The Corporation's certificate of incorporation provides that the number of directors of Charter One shall be between seven and 16. In 1995, the Corporation completed a merger of equals (the "Merger") with FirstFed Michigan Corporation ("FirstFed") and its principal subsidiary, First Federal of Michigan ("First Federal"). As a result of the Merger, Charter One has 16 director positions, eight directors previously serving on the Charter One Board and eight previously serving on the FirstFed Board. The certificate of incorporation further provides that the directors are to be divided into three classes composed of as equal a number per class as is possible. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years until their successors are elected and qualified.

        At the Annual Meeting, four directors will each be elected for a three-year term even though five directors have terms ending in 1997. One director, Alonzo H. Poll, has elected to retire from the Board and will not seek reelection. As a result, the Board will be reduced by resolution from 16 director positions to 15 director positions effective April 24, 1997. See "Corporate Governance and Other Matters" for information on conditions of the Merger that relate to the Board of Directors. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. Under Delaware law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend, or the size of the Board may be reduced to eliminate the vacancy.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

        The following tables set forth the names of the Board of Directors' nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each person's age at December 31, 1996, principal occupation or employment during the past five years, the date the individual first became a director of Charter One or FirstFed (including First Federal) and, if applicable, positions currently held with the Corporation.


                                              PRINCIPAL OCCUPATION                                    FIRST BECAME
       NAME                                      OR EMPLOYMENT(1)                           AGE        A DIRECTOR
       ----                                      ----------------                           ---        ----------
Nominees for Terms Ending in 2000

Mark D. Grossi                    Senior Vice President of the Corporation and              43            1995
                                  Executive Vice President/Retail Banking of the
                                  Bank since September 1992; President and Chief
                                  Executive Officer of First American Savings Bank
                                  from December 1989 through September 1992

Richard J. Jacob                  President of Richard J. Jacob and Associates, a           77            1987
                                  private investing and consulting firm in Dayton,
                                  Ohio, since 1993; owner of Jacob-Dourlet &
                                  Associates, a real estate investment firm in
                                  Dayton, Ohio, from 1987 to 1993; Director of
                                  Durakon Industries, a manufacturer of truck
                                  liners and related vehicle items

John D. Koch (2)                  Senior Vice President of the Corporation and              44            1995
                                  Executive Vice President/Lending of the Bank,
                                  with additional management responsibility for the
                                  Bank's subsidiaries

Philip J. Meathe                  Retired Chairman of the Board and Chief                   70            1976
                                  Executive Officer of Smith, Hinchman & Grylls
                                  Associates, Inc., an architectual engineering
                                  and planning firm in Detroit, Michigan

                                              PRINCIPAL OCCUPATION                                    FIRST BECAME
       NAME                                      OR EMPLOYMENT(1)                           AGE        A DIRECTOR
       ----                                      ----------------                           ---        ----------
Continuing Directors Whose Terms End in 1998

Eugene B. Carroll, Sr.            President, Employer Sponsored Plans, Inc., a              72            1987
                                  third-party health plan administrator in Cleveland,
                                  Ohio, and agent for New England Mutual Life Insurance
                                  Co.

Denise M. Fugo                    President of City Life Inc., a restaurant, banquet        43            1993
                                  and catering company in Cleveland, Ohio

Charles John Koch (2)             President and Chief Executive Officer of the              50            1987
                                  Corporation and the Bank

Henry R. Nolte, Jr.               Of Counsel to Miller, Canfield, Paddock and               72            1983
                                  Stone, a law firm headquartered in Detroit,
                                  Michigan, and was a senior partner from 1989 to
                                  1993; retired as Vice President/General Counsel
                                  of Ford Motor Company, a vehicle manufacturer
                                  headquartered in Dearborn, Michigan, in 1989

Jerome L. Schostak                Vice Chairman of the Corporation since the                63            1985
                                  Merger;
                                  Chairman of the Board and Chief Executive
                                  Officer of Schostak Brothers & Company, Inc.,
                                  a full service real estate company in
                                  Southfield Michigan, and served as President
                                  until 1994; Director of Crowley Milner &
                                  Company, a retail department store chain

Mark Shaevsky                     Partner in Honigman Miller Schwartz and Cohn,             61            1985
                                  a law firm headquartered in Detroit, Michigan

Continuing Directors Whose Terms End in 1999

Charles M. Heidel                 Retired President, Chief Operating Officer and            71            1980
                                  Director of The Detroit Edison Company, a
                                  public utility in Detroit, Michigan

Charles F. Ipavec                 General counsel to the Bank;                              75            1987
                                  President, LaPorte and Ipavec Co., L.P.A.,
                                  a law firm in Cleveland, Ohio

Richard W. Neu                    Treasurer of the Corporation and Executive Vice           40            1992
                                  President and Chief Financial Officer of the Bank;
                                  Treasurer of FirstFed prior to the Merger

Victor A. Ptak                    General partner, manager of J.C. Bradford &               64            1989
                                  Co., L.P.A., an investment banking firm in
                                  Cleveland, Ohio

Eresteen R. Williams              Retired Medical Office Manager for D.G.                   71            1979
                                  Williams, Jr., M.D., P.C., a medical practice
                                  in Detroit, Michigan

------------------

(1) Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2)  Messrs. Charles John Koch and John D. Koch are brothers.

CORPORATE GOVERNANCE AND OTHER MATTERS

        The Board of Directors of the Corporation acts as a nominating committee for selecting nominees for election as directors. Although the Board will consider nominees recommended by shareholders, it has not established any procedures for this purpose. A condition of the Merger stipulates that at all times prior to October 31, 1999, the Board will consist of an equal number of directors representing Charter One and FirstFed prior to the Merger and that any vacancies be filled based on the recommendation of the directors remaining from the board served by the departing director prior to the Merger. The same condition further stipulates that for such period Charles John Koch and Jerome
L. Schostak will serve as the Chairman and Vice Chairman, respectively, of the Corporation's Board of Directors.

        The Board of Directors of the Corporation has an Audit Committee which recommends independent auditors to the Board, reviews the scope and results of the auditors' services, reviews with management and the independent auditors the systems of internal control and audit and ensures that the books and records of the Corporation are kept in accordance with generally accepted accounting principles. The members of the Audit Committee currently are Philip J. Meathe (Chairman), Eugene B. Carroll, Sr., Charles F. Ipavec, Alonzo H. Poll, Mark Shaevsky and Eresteen R. Williams. In 1996, the Audit Committee met six times.

        The Board of Directors of the Corporation has a standing Stock Option Committee and the Bank has a standing Compensation Committee which establish the compensation of the Board of Directors, establish the compensation of senior officers and consider the granting of stock options and other employee compensation matters. The members of the committees currently are Eugene B. Carroll, Sr. (Chairman), Denise M. Fugo, Charles M. Heidel, Henry R. Nolte, Jr., Victor A. Ptak and Jerome L. Schostak. The committees met nine times in 1996.

        In 1996, Charter One held 12 meetings of the Board of Directors. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served.

COMPENSATION OF DIRECTORS

        Each non-employee member of the Corporation's Board of Directors receives $200 per month plus $250 for each Board meeting attended by the director. Additionally, each non-employee member of the Bank's Board of Directors receives $1,200 per month plus $1,100 for each Board meeting attended by the director. Executive officers of the Corporation or the Bank do not receive any fees as directors of the Corporation or the Bank. In addition, members of the committees of the Bank's Board receive $300 per month for each committee on which they sit, except for the chairman of the Compensation and Audit Committees, who receive $600 per month. In addition to other fees, Jerome
L. Schostak receives $11,960 per month for services rendered as Vice Chairman of the Board of Directors of the Corporation.

        For information regarding other business relationships between certain directors and the Corporation, see "Compensation Committee Interlocks and Insider Participation."

DIRECTORS' STOCK OPTION PLAN

        The Corporation has a directors' stock option plan (the "Directors' Plan") which is administered by the Corporation's Board of Directors and provides for a one-time grant of 4,725 stock options to non-employee directors upon joining the Board. On January 17, 1996, each non-employee director formerly serving on FirstFed's Board (Charles M. Heidel, Richard J. Jacob, Philip J. Meathe, Henry R. Nolte, Jr., Jerome L. Schostak, Mark Shaevsky and Eresteen R. Williams) was granted 4,725 options with an exercise price of $28.333 under the Directors' Plan. The options vest one-third on each of the first three anniversaries of the grant date. In 1996, no non-employee director exercised options except for Denise M. Fugo who exercised a stock option of 630 shares for net value realized (market value less exercise price) of $8,576. If the Charter One Financial, Inc. 1997 Stock Option and Incentive Plan is approved at the 1997 Annual Meeting, any shares reserved for awards but ungranted under the Directors' Plan will be cancelled and non-employee directors will be eligible for awards under the new plan. See "Proposal 2 - Approval of 1997 Stock Option and Incentive Plan."

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

                  The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly paid executive officers, for services rendered in all capacities during the fiscal years ended December 31, 1996, 1995 and 1994.

                                                                             LONG-TERM COMPENSATION
                                                                      ----------------------------------
                                          ANNUAL COMPENSATION                 AWARDS            PAYOUTS
                                     -------------------------------  ----------------------    --------
                                                                                  SECURITIES
                                                             OTHER                  UNDER-                    ALL
                                                             ANNUAL   RESTRICTED    LYING        LTIP        OTHER
                                                             COMPEN-     STOCK     OPTIONS/     PAYOUTS     COMPEN-
    NAME AND                         SALARY(1)  BONUS(2)     SATION     AWARD(S)     SARs         (4)       SATION(5)
PRINCIPAL POSITION          YEAR        ($)        ($)          ($)         ($)        (#)         ($)         ($)
------------------         ----      ---------  --------     ------    ---------  ----------    -------     ---------
Charles John Koch          1996      398,907    366,208           -           -     168,000           -     15,297
  Chief Executive          1995      338,657    238,696           -           -           -           -     45,501
  Officer                  1994      321,740    227,113           -           -           -           -     44,746

John D. Koch               1996      270,216    213,781           -           -     105,000           -     14,601
  Executive Vice           1995      229,103    133,775           -           -           -           -     28,827
  President                1994      217,846    124,632      52,004(3)        -           -           -     28,284

Richard W. Neu (6)         1996      267,752    212,362           -           -     105,000           -      6,658
  Executive Vice           1995      240,000    159,657           -           -           -     139,906     32,331
  President and            1994      240,000          -           -           -           -      75,165          -
  Chief Financial
  Officer

Mark D. Grossi             1996      238,048    201,531           -           -     105,000           -     13,814
  Executive Vice           1995      190,201    115,522           -           -           -           -     16,323
  President                1994      180,806    107,168           -           -           -           -     15,826

Robert J. Vana             1996      145,251    113,491           -           -      47,250           -     12,081
  Chief Corporate          1995      122,193     69,190           -           -           -           -     19,603
  Counsel and              1994      109,340     59,385           -           -           -           -     18,765
  Secretary

------------------

(1) Salary includes amounts deferred at the election of the executive officer through the Bank's 401(k) Plan.

(2) Includes annual award under the Executive Incentive Goal Achievement Plan and, in the case of Mr. Neu, payments under First Federal's Profit Sharing Plan and Management Incentive Award Plan ("MIAP"). Both First Federal plans were terminated upon the Merger.

(3)  Includes tax gross-ups and perquisites.

(4) Includes payment of appreciation on 1992 and 1993 Long-Term MIAP awards which was distributed in conjunction with the termination of First Federal's MIAP.

(5) Includes the Bank's contributions to the 401(k) Plan and ESOP, life insurance premium payments, and, in 1995, Mr. Neu's relocation expenses grossed up for taxes.

(6) Mr. Neu's individual compensation information includes his compensation from First Federal prior to the Merger.

STOCK OPTIONS GRANTED IN 1996

                  The following table sets forth information concerning stock options granted under the 1988 Stock Option Plan to the Corporation's Chief Executive Officer and the four most highly compensated executive officers in 1996.

                              NUMBER OF    % OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                              SECURITIES     OPTIONS        EXERCISE                 ASSUMED ANNUAL RATES OF STOCK
                              UNDERLYING    GRANTED TO       PRICE                   APPRECIATION FOR OPTION TERM(1)
                               OPTIONS      EMPLOYEES         PER      EXPIRATION    -------------------------------
       NAME                    GRANTED       IN 1996         SHARE        DATE             5%              10%
       ----                    -------       -------         -----        ----             --              ---
Charles John Koch........      168,000        10.56%       $ 28.333     01/17/06     $ 2,993,424      $ 7,586,208

John D. Koch.............      105,000         6.60          28.333     01/17/06       1,870,890        4,741,380

Richard W. Neu...........      105,000         6.60          28.333     01/17/06       1,870,890        4,741,380

Mark D. Grossi...........      105,000         6.60          28.333     01/17/06       1,870,890        4,741,380

Robert J. Vana...........       47,250         2.97          28.333     01/17/06         841,901        2,133,621

------------------

(1) A 5% and 10% annually compounded increase in the Corporation's stock price from the date of grant to the end of the 10-year option term would result in stock prices of $46.151 and $73.489, respectively.


        The 1996 grant vests one-third on each of the first three anniversaries of the grant date. Under the 1988 Stock Option Plan, the exercise price of any option granted is equal to the closing price of the Corporation's common stock on the grant date.

OPTION/SAR EXERCISES AND HOLDINGS

        The following table sets forth information regarding options exercised by the Chief Executive Officer and the other named executive officers during 1996 and options and stock appreciation rights ("SARs") held by such persons at the end of 1996.


                                                                                   NUMBER OF            VALUE OF
                                                                                   SECURITIES          UNEXERCISED
                                                                                   UNDERLYING          IN-THE-MONEY
                                                                                   UNEXERCISED         OPTIONS/SARs
                                                        SHARES                     OPTIONS/SARs         AT FY-END
                                                       ACQUIRED                    AT FY-END(#)           ($)(1)
                                                          ON         VALUE
                                                       EXERCISE     REALIZED      EXERCISABLE/        EXERCISABLE/
          NAME                                            (#)          ($)        UNEXERCISABLE       UNEXERCISABLE
          ----                                         --------    ---------      -------------       -------------
Charles John Koch...............................         6,250     $  173,465       212,807(2)/        $6,718,025/
                                                                                    168,000             2,296,056

John D. Koch....................................             -              -        94,304(3)/         2,839,798/
                                                                                    105,000             1,435,035

Richard W. Neu..................................         1,852         30,909       192,590(4)/         6,178,513/
                                                                                    121,258             1,840,505

Mark D. Grossi..................................             -              -        45,039(5)/         1,423,680/
                                                                                    105,000             1,435,035

Robert J. Vana..................................             -              -        30,910(6)/           690,638/
                                                                                     47,250               645,766

------------------

(1) The value of the SARs at fiscal year end was determined in accordance with the terms of the stock plan which provides that the value of the SARs will appreciate at a maximum level of $1.27 per year from date of grant. The value of the options at fiscal year end was determined by subtracting the exercise price from the market value of the underlying securities on December 31, 1996, which was $42.00 per share and multiplying the same by the number of options.

(2)  Amount reported includes 29,531 SARs.

(3)  Amount reported includes 14,766 SARs.

(4) Represents options granted under the FirstFed Stock Option Plan, which Plan has been maintained by the Corporation in connection with the Merger. Options to purchase FirstFed common stock were converted to options to purchase the Corporation's common stock at a 1.2 share exchange rate; however, all other terms of the FirstFed Stock Option Plan were unchanged.

(5) Represents options granted under the First American BanCorp Stock Option Plan, which Plan has been maintained by the Corporation in connection with the merger of First American Savings Bank into the Bank. Options to purchase First American BanCorp stock were converted to options to purchase the Corporation's stock; however, all other terms of the First American BanCorp Stock Option Plan were unchanged.

(6)  Amount reported includes 8,860 SARs.

PENSION PLANS

        First Federal's Pension Plan was terminated on December 15, 1995. All benefits were distributed to participants in accordance with Internal Revenue Service and Pension Benefit Guarantee Corporation guidelines. The distribution of all Plan assets was completed on February 19, 1997. The amount of each distribution was a function of the Plan's benefit formula and an actuarial determination of the value of the Plan assets. The Plan formula provided for benefits based on the participant's years of service and base salary for the highest consecutive 60-month period. Richard W. Neu received a distribution of $92,064 due to the termination of the Plan.

        The Supplemental Executive Retirement Plan ("SERP") became effective on October 31, 1995 for Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi and Robert J. Vana. The SERP is a nonqualified salary continuation program designed to provide monthly benefits upon retirement. The amount of benefits is a function of years of service and the highest three years of total compensation. Annual benefits under the SERP are capped at $400,000 for Charles John Koch and John D. Koch, and at $250,000 for Messrs. Neu, Grossi and Vana. As of December 31, 1996, the monthly benefits that would be paid at normal retirement age would be $17,827, $4,970, $4,105, $2,710, and $2,576 for Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi and Robert J. Vana, respectively.

EMPLOYMENT AGREEMENTS

        Effective October 31, 1995, the Bank entered into employment agreements (the "Agreements") with Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi and Robert J. Vana. The Agreements provide for an initial term of five years, with one-year extensions of the term annually on October 31 beginning in 1998, unless the officer receives notice that such term will not be extended and receives an unsatisfactory performance review from the Corporation or the Bank Boards of Directors.

        The Agreements provide for an annual base salary in an amount not less than the executive's base salary as of October 31, 1995, subject to reduction for amounts paid to the executive by any Corporation subsidiary. The Agreements also entitle each executive to participate in an equitable manner with all other executive officers in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Corporation or the Bank Boards of Directors, and in the Bank's employee benefit, fringe benefit and welfare plans and programs.

        In the event an executive experiences an involuntary termination of employment during the term of his Agreement, and the executive has offered to continue to provide services as contemplated by his Agreement, the Agreement obligates the Bank to pay the executive, during the lesser period of the remaining term of the Agreement or three years following the date of termination, monthly payments equal to one-twelfth of his annual base salary in effect immediately prior to the date of termination and one-twelfth of the average annual amount of cash bonus and cash incentive compensation of the executive for the two full fiscal years preceding the date of termination. The payments as described above will be reduced by any cash compensation actually paid to the executive by Charter One's subsidiaries during the three-year period following termination, as well as amounts received by the executive for services other than to Charter One or Charter One's subsidiaries during the unexpired term of his Agreement or the three-year period following termination.

        In the event an executive experiences an involuntary termination of employment within 12 months preceding or 24 months following a "change in control" (as defined in the Agreements), the Agreements require Charter One, in addition to its other payment obligations under the Agreements, to make a lump sum payment to the executive in an amount equal to up to 299% of the executive's "base amount" as determined under Section 280G of the Internal Revenue Code. Based on current salaries, if Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi or Robert J. Vana had terminated their employment as of February 28, 1997 under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of $1,440,841, $1,053,191, $1,157,086, $978,062 and $909,407, respectively.


          1996 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Charter One Financial, Inc. (the "Corporation") is a unitary savings and loan holding company which through a subsidiary owns all of the outstanding capital stock of Charter One Bank, F.S.B. (the "Bank"). The Corporation's business has consisted primarily of the business of the Bank and its subsidiaries. The financial results of the Corporation are a direct function of the Bank's achievement of its goals as set forth in its annual business plan. Executives are compensated for their contribution to the achievement of these goals which benefit the shareholders, customers, employees and the communities in which the Bank operates.

        The Corporation's Stock Option Committee and the Bank's Compensation Committee (together the "Compensation Committee" or the "Committee") is composed exclusively of outside directors. The Committee is dedicated to the philosophy of linking executive pay to achievement of the Bank's goals and the resulting performance of the Corporation. The Committee reviews all issues pertaining to executive compensation and submits its recommendations to the full Board of Directors for approval.

EXECUTIVE COMPENSATION PHILOSOPHY

        The Executive Compensation Program ("Program") is designed to guide the Compensation Committee in formulating an appropriate compensation structure for senior management. Its overall objective is to align senior management compensation with the goals of the Bank's annual business plan by creating strong incentives to manage the business successfully from both a financial and operating perspective. The Program, which is administered by the Committee, is structured to accomplish the following specific objectives:

        1)  Maintain a program which:

            a) clearly motivates personnel to perform and succeed according to the goals outlined in the Bank's annual business plan;

            b) retains key personnel critical to the long-term success of the Bank; and

            c) emphasizes formula-based components, such as incentive plans, in order to better focus management efforts in its execution of the Bank's annual business plan.

        2) Maintain pay for performance as an integral component of the Program by utilizing incentive plans that emphasize corporate success;

        3) Continue to incorporate compensation elements such as stock options which clearly align the interests of management with those of the shareholders;

        4) Maintain a corporate environment which encourages stability and a long-term focus for both the Bank and its management; and

        5)  Ensure that management:

            a) fulfills its overall responsibility to its constituents, including shareholders, customers, employees, the community and government regulatory agencies;

            b)  conforms its business conduct to the highest ethical standards;

            c) remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of the Bank's constituents; and

            d) continues to avoid any conflict between its responsibilities to the Bank and each member's personal interests.

        Achievement of these objectives should result in a compensation structure that reasonably tracks the total performance of the Bank.

        The Program's compensation elements include base salary as well as incentive plans. The incentive plans have been designed to reflect corporate performance, individual performance, and alignment with the interests of the Corporation's shareholders.

        The Committee relies upon survey market research to determine and maintain a relevant peer group (the "peer group") for total corporate performance, for base salary comparison and for incentive compensation comparison. The peer group survey is somewhat unique in that it looks to total corporate performance and the relationship between performance, base pay and incentive compensation. The resulting peer group is national in scope, covering all 18 publicly traded savings institutions with assets between $5 billion and $22 billion and six selected banks, principally in the Midwest, with assets in that range. The Committee believes the peer group is representative of the Corporation's competitors for business, personnel recruitment and compensation. Performance comparisons include rankings based on return on average equity, return on average assets, efficiency ratio, nonperforming assets over average assets, tangible equity over assets, the risk-based capital ratio and total return on the company's stock price. Compensation data utilized for comparisons is generally annual cash compensation including base salary and most forms of cash bonus and annual incentive awards.

BASE SALARY

        Base salary forms the foundation of the Bank's compensation program as it represents income not at risk. The Committee believes that base salary should function as an anchor: large enough that the executive is comfortable remaining in the Bank's employ, but not so large as to conflict with the executive's motivation to work hard to increase shareholder value. An individual's base salary is directly related to his or her position scope, job responsibilities, accountabilities, performance and contribution to the Bank. In general, the base salary of each executive officer is intentionally set below the median of the peer group. However, superior Corporation or individual performance should result in incentive compensation which, when combined with base salary, would place overall compensation above that of the peer group median.

INCENTIVE PLANS

        Executive Incentive Goal Achievement Plan (the "EIGAP"). The purpose of the Bank's EIGAP is to achieve the following objectives:

        1) promote stability and the achievement of the Bank's profitability and business goals;

        2) link executive compensation to specific Bank objectives and individual goals;

        3) provide a competitive reward structure for senior officers and other key employees; and

        4) encourage involvement and communication regarding Bank strategic plans.

        Eligibility is normally limited to those management positions where the functional responsibility encompasses the establishment of the Bank's strategic direction and long-range plans, or operating results at the divisional level. Other selected employees may also be eligible to participate as defined by competitive compensation practices within the Bank's labor market.

        All awards are established as a percentage of each participant's base salary. Award levels differ due to the varying amount of impact on the Bank's success. Participants earn awards by personally achieving their individual goals and assisting the Bank in achieving its overall objectives. Awards are weighted between Bank objectives and individual goals and vary by participant level. The more control and influence a participant has on either Bank objectives or individual goals, the greater the participant's weighting on that particular factor. Individual goals and Bank objectives are established at the beginning of each year. Bank objectives are established by the CEO and the Committee. All measures under the EIGAP remain in effect for the entire year.

        Should individual performance and goal achievement meet expectations but the Bank fails to achieve certain of its objectives, no incentive award will be made to any participant. Additionally, if the Bank achieves all of its objectives but a participant's performance and/or goal achievement fails to meet expectations, no incentive award will be made to that participant.

        Stock Options. At least annually, the Committee reviews the appropriateness of granting stock options to senior management. The purposes of this long-term element of the Program are to:

        1) provide an incentive to key employees to promote the success of the business;

        2) provide key officers with a long-term incentive to increase shareholder value;

        3)  encourage ownership rights through purchase of common stock; and

        4)  attract and retain the best available personnel.

        In the past, the Committee has been careful to grant options based on an individual's performance and impact on the Bank's financial results. All options have a term of 10 years and all previous grants have contained substantial vesting requirements (usually three years). This element of the Program also clearly aligns the executive with corporate and shareholder objectives.

        Federal Income Tax Limitations. Commencing with the Corporation's tax year beginning January 1, 1994, Section 162(m) of the Internal Revenue Code generally limits to $1 million the Corporation's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four highest paid executive officers, to the extent that such compensation is not "performance-based compensation", within the meaning of Section 162(m). Although it is unlikely that an executive's level of compensation will exceed $1 million, if an executive exercises sufficient stock options it is possible for the executive's compensation to exceed $1 million. Accordingly, in structuring the Corporation's compensation arrangements with its highest paid executive officers, the Committee attempted to provide incentive formulas that qualify as "performance-based compensation" under Section 162(m) in order to decrease the after-tax cost of such arrangements to the Corporation.

CORPORATE PERFORMANCE AND EXECUTIVE PAY

        Base Salary for 1996. Approximately half of the potential compensation of Charles John Koch (the "CEO") is based upon the Corporation's Incentive Plan and, therefore, is dependent upon specific Corporation achievements in any given year. The balance of the CEO's annual compensation is primarily his base salary which is established by the Committee after consideration of his current performance, his past base salary, comparison of the base salaries within the peer group, and the overall performance and economic condition of the Corporation. On April 1, 1996, the Board of Directors, acting on the recommendation of the Committee, increased the CEO's salary by 22%. The increase in base salary was the result of the CEO's outstanding efforts, evidenced in particular by the following: the successful negotiation of the FirstFed Merger and the acquisition of First Nationwide's Michigan branches, the achievement of record core earnings during 1995; the continued quality of the Bank's financial statements; and continued compliance with governmental regulations. The Committee recognized that national issues influence the value of the shareholders' interest in the Corporation and, accordingly, the Committee considered Mr. Koch's involvement in various committees such as the FDIC SAIF Fund Advisory Committee and the Federal Reserve Thrift Institutions Advisory Council. In comparing the CEO's base salary to the peer group, the Committee found that it fell below the median base salary for the peer group. Base salary for the CEO is targeted to fall below the median of the peer group because of the Corporation's emphasis on incentive compensation for its executives. Additionally, the Committee reviews the total compensation package of executive officers to the peer group to ensure that the total package is competitive with the marketplace. All executive officers were also granted salary increases effective April 1, 1996, based on the Committee's subjective assessment of the individual's leadership, technical knowledge, analytical ability, decision making, planning, personnel development and communication effectiveness and their objective review of the individual executive's goal achievement for the performance period in areas such as: loan production, investment return, branch operating efficiency, merger and acquisition integration, and deposit retention.

        Bonus Awards for 1996. The EIGAP for 1996 provided for the cash bonus awarded to Mr. Koch recognizing his contribution to the achievement of the Bank's annual goals. The Committee reviewed the Bank's performance relative to the percentage achievement of the goals established in the 1996 Business Plan, which focused on core earnings, net worth, asset quality, efficiency ratio, loan origination, deposit growth, and interest rate risk. The Bank exceeded the financial and operational goals it set for 1996 which resulted in a bonus to Mr. Koch at the maximum level under the EIGAP. The goals established in the Bank's annual business plan are designed such that if achieved, the Corporation's earnings should increase while maintaining the institution's historical financial soundness. In order to qualify for a bonus, an individual must achieve at least 50% of his or her preestablished goals, with the individual's bonus increasing as the achievement percentage increases. Cash bonuses under the EIGAP were awarded in January 1997. In comparing the CEO's bonus award to the peer group, the Committee found that bonus earnings were above the average for the peer group. This finding coincides with the Corporation's focus on higher at risk compensation and lower base compensation to provide a competitive total compensation package. All executive officers were also awarded cash bonuses which were functions of the achievement of the Corporation's aforementioned goals, in conjunction with the achievement of related individual goals.

Submitted by the Compensation Committee
of the Corporation's Board of Directors

Eugene B. Carroll, Sr. (Chairman)
Denise M. Fugo
Charles M. Heidel
Henry R. Nolte
Victor A. Ptak
Jerome L. Schostak

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 1996, no member of the Compensation Committee of the Corporation's Board of Directors was a current or former officer or employee of the Corporation or any of its subsidiaries or had a reportable business relationship with the Corporation, except as set forth below.

        Eugene B. Carroll, Sr., a director and chairman of the Compensation Committee, is President and Chief Executive Officer of Employer Sponsored Plans, Inc. ("ESP, Inc.") which provides third-party payment services for the Corporation's self-insured medical plan and group life insurance policy. Mr. Carroll is also President and Chief Executive Officer of Eugene B. Carroll, CLU, Inc. ("E.B.C., Inc.") which provides, on an agency basis, group life insurance benefits for the Corporation. During 1996, ESP, Inc. and/or E.B.C., Inc. received from the Corporation fees and commissions in the amount of $76,000 for services rendered to the Corporation. Additionally, Jerome L. Schostak, Vice Chairman of the Board and member of the Compensation Committee, is also Chairman and Chief Executive Officer of Schostak Brothers & Company, Inc. which has provided lease management services for the Corporation.


                   COMPARATIVE PERFORMANCE BY THE CORPORATION

        The following chart compares the Corporation's common stock with (i) the S&P 500 Index, and (ii) a selected peer group which includes all publicly traded thrifts (18 institutions) with an asset size greater than $5 billion and less than $22 billion as of September 30, 1996 and six selected banks, principally in the Midwest, with assets in that range(1)(2). The chart assumes an investment of $100 on January 1, 1992, in each of the Corporation's common stock, the S&P 500 Index and the stocks in the selected peer group. Each year's performance is for the calendar year ended December 31. The overall performance assumes dividend reinvestment throughout the period.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                AMONG CHARTER ONE FINANCIAL, INC., S&P 500 INDEX
                              AND PEER GROUP INDEX

                                    [GRAPH]


              CHARTER ONE         PEER GROUP      S&P 500
             FINANCIAL, INC.        INDEX          INDEX
1991
1992
1993
1994
1995
1996

-----------------------

(1) The specific institutions meeting the criteria established for Charter One's selected peer group consisted of the following: Astoria Financial Corporation, Cal Fed Bancorp, Inc., Charter One Financial, Inc., Coast Savings Financial, Inc., Collective Bancorp, Inc., Commercial Federal Corporation, Dime Bancorp, Incorporated, Fifth Third Bancorp, First Financial Corporation, FirstMerit Corporation, Glendale Federal Bank, Federal Savings Bank, GreenPoint Financial Corporation, Long Island Bancorp, Inc., Old Kent Financial Corporation, ONBANCorp, Inc., Peoples Bank, MHC, Provident Bancorp, Inc., Roosevelt Financial Group, Inc., Sovereign Bancorp, Inc., Standard Federal Bancorporation, Star Banc Corporation, TCF Financial Corp., Washington Federal, Inc., and Washington Mutual Inc.

(2) The same criteria were used to define the selected peer group in 1996 as in 1995. The peer group represented here is identical to that used for compensation review purposes. The specific institutions meeting the criteria in 1996 remained the same as in 1995 except that Long Island Bancorp, Inc. and Washington Federal, Inc. were added as a result of assets increasing above $5 billion during the year.


                        TRANSACTIONS WITH RELATED PARTIES

        Historically, the Bank provided residential mortgage loans to directors, officers and other employees at reduced interest rates and without loan fees. Since 1989, only employees and nonexecutive officers have been eligible for preferential loans. Loans to directors and executive officers, and their immediate families, have been made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and, when made, have not involved more than the normal risk of uncollectibility or presented other unfavorable features. No director or executive officer of the Corporation or the Bank had a loan with preferential terms and an outstanding aggregate balance exceeding $60,000 at any time since January 1, 1996 except Charles John Koch. Mr. Koch is the borrower on an adjustable-rate loan, originated pursuant to the Bank's lending policy in 1984, which provides for a rate .83% below current market. At February 28, 1997, the principal balance was $152,640, the rate was 6.44% and the largest amount outstanding on the loan since January 1, 1996 was $156,480.

        Charles F. Ipavec, a director and general counsel to the Corporation, is President of the law firm of LaPorte and Ipavec Co., L.P.A. ("LaPorte and Ipavec"). During 1996, LaPorte and Ipavec received from the Corporation fees in the amount of $105,060 for services rendered to the Corporation. Additionally, Mark Shaevsky, a director, is a partner of the law firm of Honigman Miller Schwartz and Cohn. The firm has been retained to provide legal services to the Corporation regarding the real estate taxation of office properties and environmental issues. For information regarding other business relationships between certain directors and the Corporation, see "Compensation Committee Interlocks and Insider Participation."

          PROPOSAL 2 - APPROVAL OF 1997 STOCK OPTION AND INCENTIVE PLAN

GENERAL

        On February 18, 1997, the Board of Directors of the Corporation adopted the Charter One Financial, Inc. 1997 Stock Option and Incentive Plan (the "Option Plan"), subject to the approval of shareholders at the Annual Meeting. This proposal requires the affirmative vote of a majority of the votes actually cast at the Annual Meeting. The principal provisions of the Option Plan are summarized below. Such summary does not, however, purport to be complete and is qualified in its entirety by the terms of the Option Plan, the entire text of which is included here as Exhibit I. Capitalized terms used in this summary and not defined here have the same meaning as in the Option Plan.

PURPOSE OF THE OPTION PLAN

        The purpose of the Plan is to promote the long-term interests of the Corporation and its shareholders by providing a means for attracting and retaining directors, advisory directors, officers and employees ("Participant") of the Corporation and its Affiliates. The Option Plan is being adopted at this time as the Corporation's 1988 Stock Option Plan expires on January 29, 1998. If the Option Plan is approved, common shares reserved for awards but ungranted under all existing stock option plans (approximately 386,000 shares) will be cancelled. A total of approximately 2,270 persons will be eligible to receive Awards under the Option Plan.

DESCRIPTION OF THE OPTION PLAN

Administration. The Option Plan will be administered by a Committee, appointed by the Board of Directors, consisting of two or more non-employee directors. The Committee will have complete authority and discretion over the granting of Awards and administration of the Plan.

Shares Subject to the Plan. The Option Plan provides for Awards up to a maximum of 4,586,739 shares of common stock (9.9% of the Corporation's current outstanding shares), subject to various adjustments. These shares may be either authorized and unissued shares or previously issued shares reacquired and held as treasury shares. In the event of a change in the outstanding shares as a result of a reorganization, recapitalization, stock split/dividend, combination or exchange of shares, merger, consolidation or other similar event, the shares available for future Awards as well as Awards previously granted will be adjusted accordingly.

Awards. The exercise price per share for an option may not be less than 100% of the market value of a share of the Corporation's common stock on the day of grant and an option cannot have a term greater than 10 years. Options awarded may be in the form of Incentive Stock Options within the meaning of Section 422 of the Code ("ISO") or Non-Qualified Stock Options except that ISOs may be granted only to employees of the Corporation or its Affiliates. Additionally, Awards granted to any one Participant may not exceed 500,000 shares per year except that non-employee directors are limited to an annual maximum of 5,000 shares. The timing and form of payment of the exercise of an option will be determined by the Committee.

Stock Appreciation Rights. A stock appreciation right ("SAR") may be granted in tandem with an option or independently. Exercise of an SAR entitles the Participant to shares, cash or a combination of shares and cash with an aggregate value equal to the excess of the aggregate fair market value of the shares represented by the Award being exercised over the aggregate exercise price.

Effect of Merger. In the event of a merger, consolidation or combination in which the Corporation is not the surviving entity, a Participant exercising an Award shall have the right to receive an amount equal to the excess of the fair market value per share of the securities, cash or property receivable in the merger, consolidation or combination over the exercise price of the Award, multiplied by the number of shares with respect to which the Award shall have been exercised.

Effect of Change in Control. In the event of a tender offer or exchange offer for shares of the Corporation or a change in control of the Corporation (as defined in Section 8(a)(i) through (a)(v) of the Plan), all options and SARs previously granted and not yet fully exercisable become exercisable in full and remain exercisable for one year. Similarly, in the event a Participant in the Plan is involuntarily terminated without cause, or if a director is not renominated, following a change in control (as defined in Section 8(a)(vi) of the Plan), such Participant's, or such director's, unvested options and SARs become exercisable for one year.

Federal Income Tax Consequences. The rules governing the tax treatment of stock options, stock appreciation rights and shares acquired upon the exercise of stock options and stock appreciation rights are quite technical. Therefore, the description of federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Under present federal income tax laws, Awards under the Option Plan will have the following federal income tax consequences:

    1) The grant of an Award will not, by itself, result in the recognition of taxable income to the Participant nor entitle the Corporation to a deduction at the time of such grant.

    2) The exercise of a stock option which is an ISO will generally not, by itself, result in the recognition of taxable income to the Participant nor entitle the Corporation to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the shares acquired on the date of exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax. Additionally, the Participant will recognize long-term capital gain or loss upon resale of the shares received upon such exercise, provided that the Participant holds the shares for more than one year following the exercise. The Corporation will generally not be entitled to a tax deduction with respect to the granting or exercise of such a stock option or the subsequent sale of the shares. If the shares are not held for at least one year after transfer of the shares to him/her or two years after the grant of the stock option, whichever is later, the Participant will also recognize ordinary income or loss upon disposition in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the stock option. In such an event, the Corporation will generally be entitled to a corresponding deduction, provided the Corporation meets its federal withholding tax obligations.

    3) The exercise of a stock option which is not an ISO will result in the recognition of ordinary income by the Participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the exercise of the stock option. The calculation of federal income tax and recognition of gain occurs on the date of exercise. The amount subject to tax will be the difference between the exercise price (amount paid) and the fair market value (market price) on the date of exercise. In general, the Corporation will be entitled to a tax deduction in the year in which compensation income is recognized by the Participant, in the amount of such compensation income. This amount is generally the difference between the exercise price and the fair market value of the stock.

    4) A Participant is able to exercise a stock option, if permitted by the Committee, by delivering shares of the Corporation's common stock ("old stock") to the Corporation in exchange for the stock received by exercise of the stock option ("option stock".) In general, if a Participant exchanges old stock for option stock instead of, or in addition to, paying part or all of the exercise price in cash, no gain or loss will be recognized with respect to the exchange of the old stock. To the extent the number of shares received upon the exercise of a stock option which is not an ISO exceeds the number of shares surrendered, a Participant will recognize taxable income in an amount equal to the fair market value of the excess number of shares. If ISO shares which have not met the ISO holding period are used, this will trigger a disqualifying disposition of the amount of ISO shares used and result in recognition of taxable compensation to the Participant as to those shares used.

    5) When the Participant sells the shares acquired upon exercise of the option, provided that the sale is not a disqualifying disposition of an Incentive Stock Option, the Participant will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the Participant's basis in the shares. If the Participant holds the shares for longer than one year, this gain or loss will be a long-term capital gain or loss.

    6) The exercise of an SAR will result in the recognition of ordinary income by the Participant on the date of exercise in an amount equal to the amount of cash and/or the fair market value on that date of the shares acquired pursuant to the exercise. The Corporation will generally be entitled to a corresponding tax deduction, provided the Corporation meets its federal withholding tax obligation.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED PLAN.

        PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Deloitte & Touche LLP served as the Corporation's independent auditors for the fiscal year ending December 31, 1996. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to the appropriate questions.

        The Board of Directors has appointed the firm of Deloitte & Touche LLP to continue as independent auditors for the Corporation for the fiscal year ending December 31, 1997, subject to ratification of such appointment by the shareholders. Deloitte & Touche LLP has acted as the independent auditors of the Bank since 1986, and of Charter One since its organization in July 1987. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Deloitte & Touche LLP, independent certified public accountants, to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1997. This proposal requires the affirmative vote of a majority of the votes actually cast at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

                DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
             TO BE PRESENTED AT 1998 ANNUAL MEETING OF SHAREHOLDERS

        Any proposal intended to be presented by any shareholder for action at the 1998 Annual Meeting of Shareholders of the Corporation must be received by the Secretary of the Corporation at 1215 Superior Avenue, Cleveland, Ohio 44114, not later than November 18, 1997, in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1998 Annual Meeting. Nothing in this paragraph shall be deemed to require the Corporation to include in its proxy statement and proxy relating to the 1998 Annual Meeting any shareholder proposal which does not meet all the requirements for inclusion established by the Securities and Exchange Commission at the time such proposal is received.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of the Corporation's common stock (or any other equity securities, of which there is none), to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Corporation's common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

        To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.


                                  OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors of Charter One does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.


                                  MISCELLANEOUS

        The cost of soliciting proxies in the form enclosed herewith will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. The Corporation will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. The Corporation may engage a proxy soliciting firm to assist in the solicitation of proxies. The cost of such a firm would not be expected to exceed $7,500.

        A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 1996 accompanies this Proxy Statement. Such Annual Report to Shareholders is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

                                    FORM 10-K

        The Corporation is required to file an Annual Report for its fiscal year ended December 31, 1996 on Form 10-K with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Robert J. Vana, Secretary, Charter One Financial, Inc., 1215 Superior Avenue, Cleveland, Ohio 44114.

                              By Order of the Board of Directors



                              /s/ Charles John Koch

                              CHARLES JOHN KOCH
                              Chairman of the Board
Cleveland, Ohio
March 18, 1997

                                                                       EXHIBIT I

                           CHARTER ONE FINANCIAL, INC.
                      1997 STOCK OPTION AND INCENTIVE PLAN

1.    PLAN PURPOSE

      The purpose of the Plan is to promote the long-term interests of the Corporation and its shareholders by providing a means for attracting and retaining directors, advisory directors, officers and employees of the Corporation and its Affiliates.

2.    DEFINITIONS

      The following definitions are applicable to the Plan:

      Affiliate -- means any "parent corporation" or "subsidiary corporation" of the Corporation as such terms are defined in Section 424(e) and (f), respectively, of the Code.

      Award -- means the grant by the Committee of an Incentive Stock Option, a Non-Qualified Stock Option, a Stock Appreciation Right or any combination thereof, as provided in the Plan.

      Award Agreement -- means the agreement evidencing the grant of an Award made under the Plan.

      Cause -- means Termination of Service by reason of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. No act or failure to act by the Participant shall be considered willful unless the Participant acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Corporation.

      Code -- means the Internal Revenue Code of 1986, as amended.

      Committee -- means the Committee referred to in Section 3 hereof.

      Corporation -- means Charter One Financial, Inc., a Delaware corporation, and any successor thereto.

      Incentive Stock Option -- means an option to purchase Shares granted by the Committee which is intended to qualify as an Incentive Stock Option under Section 422(b) of the Code. Unless otherwise set forth in the Award Agreement any Option which does not qualify as an Incentive Stock Option for any reason shall be deemed a Non-Qualified Stock Option.

      Market Value -- means the average of the high and low quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a Share on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if on such date the Shares are not quoted on the Composite Tape, on the New York Stock Exchange, or if the Shares are not listed or admitted to trading on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 (the "Exchange Act") on which the Shares are listed or admitted to trading, or, if the Shares are not listed or admitted to trading on any such exchange, the mean between the closing high bid and low asked quotations with respect to a Share on such date on the Nasdaq Stock Market, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a Share as the Committee shall determine.

      Non-Qualified Stock Option -- means an option to purchase Shares granted by the Committee which does not qualify, for any reason, as an Incentive Stock Option under Section 422(b) of the Code.

      Option -- means an Incentive Stock Option or a Non-Qualified Stock Option.

      Participant -- means any director, advisory director, officer or employee of the Corporation or any Affiliate who is selected by the Committee to receive an Award.

      Plan -- means this 1997 Stock Option and Incentive Plan of the
      Corporation.

      Related -- means (i) in the case of a Right, a Right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option or another Right and (ii) in the case of an Option, an Option with respect to which and to the extent a Right is exercisable, in whole or in part, in lieu thereof.

      Right -- means a Stock Appreciation Right.

      Shares -- means the shares of common stock of the Corporation.

      Stock Appreciation Right -- means a stock appreciation right with respect to Shares granted by the Committee pursuant to the Plan.

      Termination of Service -- means cessation of service, for any reason, whether voluntary or involuntary, as a director, advisory director, officer or employee of the Corporation or any of its Affiliates.

3.    ADMINISTRATION

      The Plan shall be administered by a Committee consisting of two or more members of the Board of Directors of the Corporation, each of whom (i) shall be an outside director as defined under Section 162(m) of the Code and the regulations thereunder and (ii) shall be a Non-Employee Director as defined under Rule 16(b) of the Securities Exchange Act of 1934 or any similar or successor provision. The members of the Committee shall be appointed by the Board of Directors of the Corporation. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board of Directors of the Corporation, the Committee shall have complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

      A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

4.    SHARES SUBJECT TO PLAN

      (a) Subject to adjustment by the operation of Section 6, the maximum number of shares with respect to which Awards may be made under the Plan is 4,586,739 shares (9.9% of the currently outstanding shares.) The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued shares or previously issued shares reacquired and held as treasury shares. Shares which are subject to Related Rights and Related Options shall be counted only once in determining whether the maximum number of Shares with respect to which Awards may be granted under the Plan has been exceeded. An Award shall not be considered to have been made under the Plan with respect to any Option or Right which terminates, and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

      (b) During any calendar year, no Participant may be granted Awards under the Plan with respect to more than 500,000 Shares and no director who is not also an employee of the Corporation or any Affiliate may be granted Awards under the Plan with respect to more than 5,000 Shares, subject to adjustment as provided in Section 6.

5.    AWARDS

      (a)  Options

           The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including the granting of Options in tandem with other Awards under the Plan:

           (i) Exercise Price. The exercise price per Share for an Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Market Value of a Share on the date of grant of such Option.

           (ii) Option Term. The term of each Option shall be fixed by the Committee, but shall be no greater than 10 years.

           (iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other Awards or any combination thereof, having a market value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

           (iv) Incentive Stock Options. Incentive Stock Options may be granted by the Committee only to employees of the Corporation or its Affiliates.

           (v) Termination of Service. Unless otherwise determined by the Committee and set forth in the Award Agreement evidencing the grant of the Option, and except as provided in Section 8(b) hereof, upon Termination of Service of the Participant for any reason other than death, disability or for Cause, all Options then currently exercisable shall remain exercisable for three months following such Termination of Service. Upon Termination of Service for death or disability, all Options then currently exercisable shall remain exercisable for one year following such Termination of Service. Upon Termination of Service for Cause, all Options not previously exercised shall immediately be forfeited.

      (b)  Stock Appreciation Rights

           A Stock Appreciation Right shall, upon its exercise, entitle the Participant to whom such Stock Appreciation Right was granted to receive a number of Shares or cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or Market Value of such Shares on date of exercise) shall equal (as nearly as possible, it being understood that the Corporation shall not issue any fractional shares) the amount by which the Market Value per Share on the date of such exercise shall exceed the exercise price of such Stock Appreciation Right, multiplied by the number of Shares with respect to which such Stock Appreciation Right shall have been exercised. A Stock Appreciation Right may be Related to an Option or may be granted independently of any Option as the Committee shall from time to time in each case determine. In the case of a Related Option, such Related Option shall cease to be exercisable to the extent of the Shares with respect to which the Related Stock Appreciation Right was exercised. Upon the exercise or termination of a Related Option, any Related Stock Appreciation Right shall terminate to the extent of the Shares with respect to which the Related Option was exercised or terminated.

6.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

      In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of shares and exercise price of the Award, if any, as to which Awards may be granted under the Plan and the number and class of shares and exercise price of the Award, if any, with respect to which Awards have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any Award which is adjusted as a result of this Section 6 shall be subject to the same restrictions as the original Award.

7.    EFFECT OF MERGER ON OPTIONS OR RIGHTS

      In the case of any merger, consolidation or combination of the Corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof), any Participant to whom an Option or Right has been granted shall have the additional right (subject to the provisions of the Plan and any limitation applicable to such Option or Right), thereafter and during the term of each such Option or Right, to receive upon exercise of any such Option or Right an amount equal to the excess of the fair market value on the date of such exercise of the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a Share over the exercise price of such Right or Option, multiplied by the number of Shares with respect to which such Option or Right shall have been exercised. Such amount may be payable fully in cash, fully in one or more of the kind or kinds of property payable in such merger, consolidation or combination, or partly in cash and partly in one or more of such kind or kinds of property, all in the discretion of the Committee.

8.    EFFECT OF CHANGE IN CONTROL

      (a) The term "Change in Control" means (i) an acquisition of securities of the Corporation that is determined by the Board of Directors to constitute a change in control of the Corporation or any of its Affiliates, within the meaning of the Home Owners' Loan Act of 1933 and 12 C.F.R. Part 574 as in effect on the date of adoption of this Plan by the Board of Directors; (ii) an event that would be required to be reported in response to Item 1 of the current report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on the date of adoption of this Plan by the Board of Directors; (iii) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
           Act) directly or indirectly of securities of the Corporation or any of its Affiliates representing 25% or more of the combined voting power of the Corporation's or any Affiliates' outstanding securities;
           (iv) individuals who are members of the Board of Directors on the date of adoption of this Plan (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, PROVIDED THAT any person becoming a director subsequent to the date of adoption of this Plan whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Corporation's shareholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (v) approval by the Corporation's shareholders of a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Corporation, or a similar transaction in which the Corporation is not the resulting entity; or (vi) a transaction at the completion of which the former shareholders of the acquired corporation become the holders of more than 40% of the outstanding common stock of the Corporation or any Affiliate and the Corporation or any Affiliate is the resulting entity of such transaction; PROVIDED THAT the term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of any Affiliate or the Corporation. In the application of 12 C.F.R. Part 574 to a determination of a Change in Control, determinations to be made by the Office of Thrift Supervision or its Director or any successor entity under such regulations shall be made by the Board of Directors of the Corporation.

      (b) If a tender offer or exchange offer for Shares (other than such an offer by the Corporation) is commenced, or if any of the events constituting a Change in Control as specified in subparagraph (a)(i) through (v) above shall occur, all Options and Stock Appreciation Rights granted and not fully exercisable shall become exercisable in full upon the happening of such event, and shall remain so for a period of one year following such event; provided, however, that no Option or Stock Appreciation Right which has previously been exercised or otherwise terminated shall become exercisable. If the event constituting a Change in Control as specified in subparagraph
           (a)(vi) above shall occur, AND, unless the Committee shall have otherwise --- provided in the Award Agreement; (i) if the employment of the Participant as an employee of the Corporation or any Affiliate thereof is involuntarily terminated without Cause or (ii) if a non-employee Participant who is a director of the Corporation or any Affiliate thereof is not re-nominated or re-elected to at least one of such director positions, without Cause (unless such Participant resigns or declines to stand for re-election), all Options and Stock Appreciation Rights granted and not fully exercisable shall become exercisable in full upon the happening of such event, and shall remain so for a period of one year following such event; provided, however, that no Option or Stock Appreciation Right which has previously been exercised or otherwise terminated shall become exercisable.

9.    ASSIGNMENTS AND TRANSFERS

      No Award granted under the Plan shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. During the lifetime of an Award recipient, an Award shall be exercisable only by the Award recipient.

10.   GRANTEE RIGHTS UNDER THE PLAN

      No person shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant and no officer, employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any Affiliate.

11.   DELIVERY AND REGISTRATION OF STOCK

      The Corporation's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other federal, state or local securities legislation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Corporation shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed; and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

12.   WITHHOLDING TAX

      The Corporation shall have the right to deduct from all amounts paid in cash with respect to the exercise of a Right under the Plan any taxes required by law to be withheld with respect to such cash payments. Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option or Right pursuant to the Plan, the Corporation shall have the right to require the Participant or such other person to pay the Corporation the amount of any taxes which the Corporation is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

      All withholding decisions pursuant to this Section 12 shall be at the sole discretion of the Committee or the Corporation.

13.   AMENDMENT OR TERMINATION

      (a) The Board of Directors of the Corporation may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Corporation's shareholders if, when and to the extent such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board of Directors of the Corporation, in its discretion, determines to seek such shareholder approval.

      (b) The Committee may waive any conditions of or rights of the Corporation or modify or amend the terms of any outstanding Award. The Committee may not, however, amend, alter, suspend, discontinue or terminate any outstanding Award without the consent of the Participant or holder thereof, except as otherwise herein provided.

14.   EFFECTIVE DATE AND TERM OF PLAN

      The Plan shall become effective upon its adoption by the Board of Directors of the Corporation, and the approval of the Plan by the shareholders of the Corporation. It shall continue in effect for a term of ten years unless sooner terminated under Section 13 hereof.

                                                                      APPENDIX A

                           CHARTER ONE FINANCIAL, INC.

                              FINANCIAL INFORMATION

                                Table of Contents

     Five-Year Summary............................................  26
     Management's Discussion and Analysis.........................  28
     Consolidated Statements of Financial Condition...............  44
     Consolidated Statements of Income............................  45
     Consolidated Statements of Shareholders' Equity..............  46
     Consolidated Statements of Cash Flows........................  47
     Notes to Consolidated Financial Statements...................  48
     Independent Auditors' Report.................................  75

                                FIVE-YEAR SUMMARY


                                                                 AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------------------------
                                                       1996          1995        1994         1993          1992
                                                       ----          ----        ----         ----          ----
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income..................................  $ 1,004,478    1,087,410    1,006,180    1,082,156     1,131,758
Interest expense.................................      621,086      769,594      694,207      774,762       884,752
                                                    ----------   ----------   ----------    ---------    ----------
Net interest income..............................      383,392      317,816      311,973      307,394       247,006
Provision for loan and lease losses..............        4,001        1,032        2,948        7,549        12,544
                                                    ----------   ----------   ----------    ---------    ----------
Net interest income after provision
  for loan and lease losses......................      379,391      316,784      309,025      299,845       234,462
Other income:
  Net gain (loss)(1).............................        1,893      (92,303)    (145,786)       6,832        25,078
  Other..........................................       55,245       44,467       35,397       33,027        28,414
Administrative expenses(2).......................      244,024      215,743      175,961      178,889       167,516
                                                    ----------   ----------   ----------    ---------    ----------
Income before federal income taxes,
  extraordinary item and cumulative
  effect of accounting change....................      192,505       53,205       22,675      160,815       120,438
Federal income taxes.............................       64,783       19,173        7,056       56,415        42,270
                                                    ----------   ----------   ----------    ---------    ----------
Income before extraordinary item
  and cumulative effect of
  accounting change..............................      127,722       34,032       15,619      104,400        78,168
Extraordinary item - early
  extinguishment of debt, net of tax
    benefit of $6,361............................            -            -      (12,348)           -             -
Cumulative effect of accounting
  change(3)......................................            -            -            -            -        14,825
                                                    ----------   ----------   ----------    ---------    ----------
Net income.......................................  $   127,722       34,032        3,271      104,400        92,993
                                                    ==========   ==========   ==========    =========    ==========

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE(4):
Income before extraordinary item
 and accounting change...........................  $      2.67          .71          .32         2.18          1.87
Extraordinary item - early
 extinguishment of debt..........................            -            -         (.26)           -             -
Cumulative effect of accounting
 change..........................................            -            -            -            -           .35
                                                    ----------   ----------   ----------    ---------    ----------
Net income.......................................  $      2.67          .71          .06         2.18          2.22
                                                    ==========   ==========   ==========    =========    ==========
Dividends declared and paid per
 common share(5).................................  $       .86          .71          .56          .40           .30
Common stock price range:
  High...........................................        44.75        31.79        22.86        23.81         19.05
  Low............................................        27.14        17.98        16.90        16.19         10.79
  Close..........................................        42.00        29.17        18.09        18.81         19.05
Dividend payout ratio............................        32.21%      100.00%           *        18.34%        13.51%

---------------------------

*    Not meaningful.

(1) 1995 includes $101.8 million of merger-related costs, $66.1 million after tax. 1994 includes $152.8 million in restructuring charges, $100.9 million after tax.

(2) 1996 includes $56.3 million from special SAIF assessment. 1995 includes $37.5 million of merger expenses.

(3) During 1992, the Company changed its method of accounting for income taxes by adopting Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

(4) All historical earnings per share have been restated to reflect the 5% stock dividend issued on September 30, 1996. During 1995 and 1992, the Company completed mergers which were accounted for as poolings of interests.

(5) The amounts presented herein are historical per share amounts declared and paid by the Company, as adjusted for stock splits and stock dividend. No adjustment has been made for mergers accounted for as pooling of interests.

                                                              AT AND FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                                  1996          1995          1994          1993          1992
                                                  ----          ----          ----          ----          ----
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION AND
 OTHER DATA:
Cash, federal funds sold and other......... $    270,304       658,371       341,935       271,643       266,060
Investment securities......................      243,632       407,427       467,247       428,579       687,285
Mortgage-backed securities.................    4,714,796     5,314,749     6,628,591     6,718,615     5,946,949
Loans and leases, net......................    8,100,342     6,678,600     6,592,975     6,562,088     6,234,954
Other assets...............................      575,489       519,712       491,432       466,583       499,612
                                             -----------   -----------   -----------   -----------   -----------
  Total assets............................. $ 13,904,563    13,578,859    14,522,180    14,447,508    13,634,860
                                             ===========   ===========   ===========   ===========   ===========
Deposits................................... $  7,841,197     7,012,491     7,089,153     7,280,125     7,088,649
FHLB advances..............................    3,194,333     3,163,144     2,968,290     2,316,523     2,203,627
Other borrowings...........................    1,760,958     2,298,540     3,415,305     3,692,732     3,275,105
Other liabilities..........................      179,382       260,286       225,761       255,889       333,628
Shareholders' equity.......................      928,693       844,398       823,671       902,239       733,851
                                             -----------   -----------   -----------   -----------   -----------
  Total liabilities and shareholders'
   equity.................................. $ 13,904,563    13,578,859    14,522,180    14,447,508    13,634,860
                                             ===========   ===========   ===========   ===========   ===========
Total assets as initially reported(1)...... $ 13,904,563    13,578,859     6,130,172     5,215,426     4,261,850
Loan servicing portfolio................... $  1,478,187     1,181,245       883,399       960,318     1,223,993
Number of offices:
  Full service branches....................          172           155           157           170           173
  Loan production offices..................            9             9             6             3             4
Number of employees (FTEs).................        2,552         2,416         2,401         2,564         2,533
Book value per share(2).................... $      20.00         17.86         17.44         19.14         17.89
SELECTED RATIOS:
Net yield on average interest-
 earning assets............................         2.92%         2.23%         2.24%         2.18%         1.86%
Interest rate spread during
 the period................................         2.66          1.96          1.99          1.89          1.53
Return on average equity(3):
  Before SAIF assessment, restructuring,
   merger-related charges and accounting
   change, net.............................        17.93         14.61         14.02         12.28         11.34
  After SAIF assessment, restructuring,
   merger-related charges and accounting
   change, net.............................        13.89          3.93           .39         12.28         13.49
Return on average assets(3):
  Before SAIF assessment, restructuring,
   merger-related charges and accounting
   change, net.............................         1.22           .86           .82           .72           .57
  After SAIF assessment, restructuring,
   merger-related charges and accounting
   change, net.............................          .94           .23           .02           .72           .68
Average shareholders' equity to
 average assets............................         6.80          5.91          5.84          5.84          5.01
Total shareholders' equity to total
 assets (at end of year)...................         6.68          6.22          5.67          6.24          5.38
Efficiency ratio excluding SAIF
 assessment and merger expenses(4).........        42.22         48.98         50.48         52.12         60.14
Administrative expenses to
 average assets............................         1.80          1.47          1.23          1.23          1.22
Net interest income to
 administrative expenses...................         1.57x         1.47x         1.77x         1.72x        1.47x

---------------------------

(1) The amounts presented represent amounts as initially reported by the Company in the respective year's annual report to shareholders.

(2) Per share data has been restated to reflect the 5% stock dividend issued September 30, 1996.

(3) Returns are presented before and after significant nonrecurring items: in 1996 the SAIF assessment reduced net income by $37,130,000, after tax; in 1995 net charges related to FirstFed Merger reduced net income by $92,594,000, after tax; and in 1994 net charges related to FirstFed's financial restructuring reduced net income by $114,005,000, after tax.

(4) Including the federal deposit insurance special assessment of $56.3 million, the 1996 efficiency ratio was 55.04%. Including merger expenses of $37.5 million, the 1995 efficiency ratio was 59.34%.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following financial review presents an analysis of the asset and liability structure of the Company and a discussion of the results of operations for each of the periods presented in the annual report and sources of liquidity and capital resources. Certain statements under this caption, "Management's Discussion and Analysis of Financial Condition and Results of Operations," constitute 'forward-looking statements' under the Private Securities Litigation Reform Act of 1995 (the 'Reform Act'). See "Part I. Item 1. Business - Discussion of Forward-looking Statements."


HOLDING COMPANY BUSINESS

Charter One Financial, Inc. ("Charter One" or the "Company") is a Delaware corporation organized as a unitary savings and loan holding company and owns all of the outstanding capital stock of Charter Michigan Bancorp., Inc. which is a Michigan corporation organized as a unitary savings and loan holding company, which in turn owns all of the outstanding capital stock of Charter One Bank, F.S.B. (the "Bank".) The business of the Bank and, therefore, the primary business of the Company is providing consumer and business banking services to certain major markets in Ohio and, after October 1995, in Michigan. At the end of 1996 the Bank was doing business through 172 full service banking branches and 9 loan production offices.


GENERAL

Much of the Company's growth in recent years has been through mergers and acquisitions. On October 31, 1995, Charter One completed the most significant merger in its history when it combined with FirstFed Michigan Corporation ("FirstFed") in a merger of equals (the "FirstFed Merger") which was accounted for as a pooling of interests and, accordingly, the financial statements for the Company for all periods prior to the merger have been restated to include the results of FirstFed. FirstFed was the holding company for First Federal of Michigan ("First Federal"), a $7.7 billion savings and loan headquartered in Detroit, Michigan. See Note 2 to the Consolidated Financial Statements for further information concerning this merger.

In 1996, the only merger and acquisition activity was the acquisition of First Nationwide's 21 Michigan branches on June 28 (the "First Nationwide transaction".) The branch deposits totaled $796.7 million and were assumed at a cost of $57.0 million which was reflected as goodwill.

Also in 1996, two major legislative events occurred which not only affected current year results but will impact the savings and loan industry going forward. The first event was in August when legislation was passed by Congress to substantially limit recapture of the tax liability on certain accumulated bad debt reserves which previously would have penalized any thrift choosing to adopt a bank charter, either independently or in conjunction with a merger transaction. Charter One's unrecorded potential liability approximated $60 million at the time of the legislation.

The second event occurred in September when Congress moved to recapitalize the Savings and Loan Insurance Fund ("SAIF".) The recapitalization was accomplished through a one-time special assessment of member institutions. The Bank's share of the assessment resulted in an after-tax charge of $37.1 million (the "SAIF assessment".) Due to the recapitalization, the Bank's deposit insurance rate will be reduced to 6.5 basis points of insured deposits starting in 1997, down from 23 basis points in 1996. As a result, it is expected that the Bank's federal deposit insurance premium expense will be approximately $11.0 million lower in 1997 than in 1996.


RESULTS OF OPERATIONS

The Bank's net income generally depends upon its net interest income, which is the difference between the interest and dividend income earned on its loans and investments and the interest expense on its deposits and borrowings. The Bank's net interest income is significantly affected by general economic conditions and policies of regulatory authorities.

For the year ended December 31, 1996, Charter One reported net income of $127.7 million, compared to $34.0 million and $3.3 million in the years ended December 31, 1995 and 1994, respectively. On a per share basis, net income was $2.67, $0.71 and $0.06 in 1996, 1995 and 1994 respectively. As discussed below, the FirstFed Merger had a significant impact on 1995 and 1994 results. In addition, the 1996 results were adversely affected by the SAIF assessment detailed above.

IMPACT OF FIRSTFED MERGER

The FirstFed Merger had a major impact on 1995 results. Additionally, because the transaction was accounted for as a pooling of interests, it had a similar impact on combined results reported for 1994. Because of the size, timing and nature of the FirstFed Merger, much of the discussion here as it relates to historical results cannot be meaningfully applied to future results and operations.

1995 Impact

An integral component of the FirstFed Merger was a plan to reposition the combined balance sheet in order to reduce the wholesale component of the Company's operation and conform the interest rate risk profile to that of Charter One before the merger. This plan, which was fully executed by year-end 1995, included the sale of $940 million of fixed, low-rate mortgage-backed securities, the sale of $330 million of fixed, low-rate mortgage loans, and a $740 million reduction in maturing agency investments. Proceeds from these sales and maturities were used to repay approximately $1.5 billion of short-term borrowings. Additionally, management took advantage of a relatively flat yield curve to lengthen the maturity of $900 million in medium-term borrowings. Finally, $750 million in interest rate exchange agreements ("swaps") and $800 million in interest rate cap agreements ("caps") were eliminated. The charges related to the repositioning and those related to the merger itself totaled $92.6 million, after tax, and are summarized below.

                                                                                          EFFECT ON YEAR ENDED
                                                                                            DECEMBER 31, 1995
                                                                                        -----------------------
                                                                                           PRETAX        AFTER
                                                                                           ------        -----
                                                                                                          TAX
                                                                                                          ---

                                                                                        (DOLLARS IN THOUSANDS)
Merger expenses:
  Transaction costs..................................................................  $   (5,900)       (5,900)
  Severance costs....................................................................     (18,715)      (12,163)
  Other costs to combine operations..................................................     (12,913)       (8,392)
                                                                                        ---------       -------
    Total merger expenses............................................................     (37,528)      (26,455)
Loss on loans and securities.........................................................     (25,545)      (16,605)
Termination of swaps and caps........................................................     (76,207)      (49,534)
                                                                                        ---------       -------
  Impact of repositioning and merger expenses on 1995 results........................  $ (139,280)      (92,594)
                                                                                        =========       =======


1994 Impact

FirstFed reported a net loss for 1994 which, because of pooling of interests accounting, is now reflected in Charter One's consolidated results for 1994. FirstFed's loss was the result of a financial restructuring undertaken in the first quarter of 1994, based upon an evaluation of its existing capital position and then current market conditions with a goal of increasing future core earnings and improving the corporation's overall financial profile. The major components of the restructuring were: (i) reducing mortgage-backed securities by $1.1 billion; (ii) terminating $900 million of interest rate swaps and eliminating the liabilities to which they were specifically assigned; (iii) extinguishing $194 million of FHLB advances; (iv) recording a $52.7 million federal income tax benefit; and (v) adopting SFAS No. 72 to change the accounting for goodwill. When originally reported, the aggregate effect from these transactions was a net charge to FirstFed's after-tax net earnings of $146 million. However, in accounting for the FirstFed Merger, timing of the adoption of SFAS No. 72 was conformed to Charter One's adoption date of January 1, 1990, which reduced the net charge to the combined after-tax net earnings for 1994 to $114 million.

PERFORMANCE OVERVIEW

As mentioned previously, the Company's reported results in each of the last three years were significantly affected by the SAIF assessment and the FirstFed Merger. By excluding the 1996 SAIF assessment of $56.3 million, the 1995 merger expenses of $37.5 million and the restructuring and repositioning expenses in 1995 and 1994, a more comparable pretax core earnings can be examined.

The following table summarizes the components of pretax core earnings.


                                                                               YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                         1996             1995           1994
                                                                         ----             ----           ----
                                                                                (DOLLARS IN THOUSANDS)
Net interest income...............................................  $  383,392         317,816         311,973
Provision for loan and lease losses...............................      (4,001)         (1,032)         (2,948)
Other income, excluding gains and losses..........................      55,245          44,467          35,397
Administrative expenses...........................................    (187,766)       (178,215)       (175,961)
                                                                     ---------       ---------       ---------
  Pretax core earnings............................................  $  246,870         183,036         168,461
                                                                     =========       =========       =========


In general, the above comparison reflects consistent growth in net interest income, the Company's low credit risk (as characterized by modest provision levels) and an increasing percentage of core earnings being derived by non-interest income. Additionally, the Company's efforts to control overhead costs are illustrated by an efficiency ratio (excluding the SAIF assessment and merger-related charges) of 42%, 49% and 50% for 1996, 1995 and 1994, respectively. The efficiency ratio is the ratio of administrative expenses (excluding goodwill amortization) to net interest income and other income exclusive of net gains and losses.

NET INTEREST INCOME

Net interest income is the principal source of earnings for the Company. It is affected by a number of factors including the level, pricing and maturity of interest-earning assets and interest-bearing liabilities, interest rate fluctuations and asset quality.

Net interest income for 1996 was $383.4 million, an increase of $65.6 million, or 20.6%, over the $317.8 million of net interest income in 1995. The increase in net interest income was primarily due to a lower cost of interest-bearing liabilities in 1996. The cost of interest-bearing liabilities decreased by 68 basis points to 4.99% for 1996. This lower cost of funds reduced interest expense by $70.4 million to $621.1 million in 1996, from $769.6 million for 1995. This improvement in the cost of funds was primarily the result of the financial restructuring undertaken in the fourth quarter of 1995 in conjunction with the FirstFed Merger. The financial restructuring also reduced the average balance of interest-earning assets and interest-bearing liabilities. The net effect of reducing balances with negative spreads caused net interest income to increase by $7.6 million for 1996 as the average balance of assets and liabilities each declined by $1.1 billion.

The lower cost of interest-bearing liabilities for 1996 was the primary reason the interest rate spread improved to 2.66% from 1.96% for 1995. Similarly, the net yield on interest-earning assets increased to 2.92% for 1996 from 2.23% for 1995.

Net interest income for 1995 was $317.8 million, an increase of $5.8 million, or 1.9%, over net interest income in 1994. The increase in the yield on net interest-earning assets in 1995 was the primary reason for the increase in net interest income. The yield increased during 1995 primarily due to higher market interest rates in 1995 as compared to 1994 and a shifting of assets from lower yielding mortgage-backed securities available for sale to higher yielding mortgage-backed securities, investment securities and loans. During the same period, the cost of interest-bearing liabilities increased by 42 basis points. This was due to higher market interest rates and customers shifting deposits from core accounts to certificates of deposit. The average balance of certificates of deposit was $536.8 million higher in 1995 than 1994. Conversely, core deposit average balances (checking, savings and money market accounts) were $329.3 million lower in 1995 than in 1994. This change in the mix of deposit balances accounted for $23.6 million of the $41.1 million increase in deposit interest expense. This resulted in the interest rate spread decreasing by 3 basis points to 1.96% for 1995.

The following table shows average balances, interest earned or paid and average interest rates for the years indicated. Average balances are calculated on a daily basis.

                  AVERAGE BALANCES, INTEREST AND YIELDS/COSTS

                                                                           YEAR ENDED DECEMBER 31,
                                --------------------------------------------------------------------------------------------------
                                             1996                               1995                               1994
                                -----------------------------      ----------------------------       ----------------------------
                                                       AVG.                               AVG.                               AVG.
                                AVERAGE                YIELD/      AVERAGE                YIELD/      AVERAGE                YIELD/
                                BALANCE    INTEREST    COST        BALANCE    INTEREST    COST        BALANCE    INTEREST    COST
                                -------    --------    ----        -------    --------    ----        -------    --------    ----
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning
 assets:
  Loans and lease
   financings(1) ........   $ 7,442,375    $ 602,432    8.09%  $ 6,766,695    $ 557,936    8.25%  $ 6,642,343    $ 532,719    8.02%
  Mortgage-backed
   securities:
    Available for sale ..       158,383       11,340    7.16       368,526       23,820    6.46     1,137,084       64,482    5.67
    Held to maturity ....     4,858,102      346,635    7.14     5,808,992      418,344    7.20     5,326,992      364,306    6.84
  Investment
   securities available
    for sale ............       316,843       21,205    6.69       893,433       59,746    6.69       418,125       26,122    6.25
  Other interest-
   earning assets .......       350,385       22,866    6.53       412,543       27,564    6.68       375,819       18,551    4.94
                            -----------    ---------   -----   -----------    ---------   -----   -----------    ---------   -----
      Total interest-
       earning assets        13,126,088    1,004,478    7.65    14,250,189    1,087,410    7.63    13,900,363    1,006,180    7.24
                                           ---------                          ---------                          ---------
Allowance for loan
 and lease losses .......       (65,620)                           (64,540)                           (64,355)
Noninterest-earning
 assets(2) ..............       466,478                            478,640                            486,209
                            -----------                        -----------                        -----------
        Total assets ....   $13,526,946                        $14,664,289                        $14,322,217
                            ===========                        ===========                        ===========
Interest-bearing
 liabilities:
  Deposits:
    Checking
      accounts ..........   $   777,274        9,720    1.25       667,209        9,809    1.47       672,544       10,670    1.59
    Money market
      accounts ..........     1,082,869       36,159    3.34       853,140       27,229    3.19       989,654       29,151    2.95
    Savings accounts ....       913,489       22,000    2.41     1,057,514       25,544    2.42     1,244,971       30,287    2.43
    Certificates of
      deposit ...........     4,597,054      259,069    5.64     4,614,460      284,023    6.16     4,077,693      235,386    5.77
                            -----------    ---------   -----   -----------    ---------   -----   -----------    ---------   -----
       Total deposits ...     7,370,686      326,948    4.44     7,192,323      346,605    4.82     6,984,862      305,494    4.37
                            -----------    ---------   -----   -----------    ---------   -----   -----------    ---------   -----
  FHLB advances .........     3,237,680      185,439    5.73     2,902,779      177,704    6.12     2,770,428      150,744    5.44
  Other borrowings ......     1,826,084      108,699    5.95     3,467,715      245,285    7.07     3,474,927      237,969    6.85
                            -----------    ---------   -----   -----------    ---------   -----   -----------    ---------   -----
      Total borrowings ..     5,063,764      294,138    5.81     6,370,494      422,989    6.64     6,245,355      388,713    6.22
                            -----------    ---------   -----   -----------    ---------   -----   -----------    ---------   -----
      Total interest-
       bearing
       liabilities ......    12,434,450      621,086    4.99    13,562,817      769,594    5.67    13,230,217      694,207    5.25
                                           ---------                          ---------                          ---------
Noninterest-bearing
 liabilities ............       173,140                            235,003                            255,259
                            -----------                        -----------                        -----------
        Total liabilities    12,607,590                         13,797,820                         13,485,476
Shareholders' equity ....       919,356                            866,469                            836,741
                            -----------                        -----------                        -----------
        Total liabilities
         and share-
         holders' equity    $13,526,946                        $14,664,289                        $14,322,217
                            ===========                        ===========                        ===========
Net interest income .....                  $ 383,392                          $ 317,816                        $   311,973
                                           =========                          =========                          =========
Interest rate spread ....                               2.66                               1.96                               1.99
                                                       =====                              =====                              =====
Net yield on average
 interest-earning
 assets .................                               2.92                               2.23                               2.24
                                                       =====                              =====                              =====
Average interest-
 earning assets to
 average interest-
 bearing liabilities ....                              105.6%                             105.1%                             105.1%
                                                       =====                              =====                              =====

---------------------------

(1)  Nonaccrual loans are included in the average balance.

(2)  Includes mark-to-market adjustments on securities available for sale.

The following rate-volume analysis shows the approximate relative contribution of changes in average interest rates and volume to changes in net interest income for the years indicated.

                              RATE/VOLUME ANALYSIS

                                 YEAR ENDED DECEMBER 31, 1996 V. 1995        YEAR ENDED DECEMBER 31, 1995 V. 1994
                                 ------------------------------------        ------------------------------------
                                   INCREASE (DECREASE) DUE TO                INCREASE (DECREASE) DUE TO
                                   --------------------------                --------------------------
                                     RATE(1)    VOLUME(1)      TOTAL            RATE(1)  VOLUME(1)     TOTAL
                                     -------    ---------      -----            -------  ---------     -----
                                                             (DOLLARS IN THOUSANDS)
Interest income:
  Loans and leases ..............   $(10,356)     54,852      44,496            15,048    10,169      25,217
  Mortgage-backed securities
    Available for sale ..........      2,334     (14,814)    (12,480)            7,973   (48,635)    (40,662)
    Held to maturity ............     (3,827)    (67,882)    (71,709)           19,971    34,067      54,038
  Investment securities available
    for sale ....................         48     (38,589)    (38,541)            1,961    31,663      33,624
  Other interest-earning assets .       (629)     (4,069)     (4,698)            7,056     1,957       9,013
                                    --------    --------    --------            ------   -------    --------
     Total ......................    (12,430)    (70,502)    (82,932)           52,009    29,221      81,230
                                    --------    --------    --------            ------   -------    --------
Interest expense:
  Checking, savings and
   money market accounts ........       (348)      5,645       5,297             1,316    (8,842)     (7,526)
  Certificates of deposit .......    (23,887)     (1,067)    (24,954)           16,197    32,440      48,637
  FHLB advances .................    (11,920)     19,655       7,735            19,510     7,450      26,960
  Other borrowings ..............    (34,253)   (102,333)   (136,586)            7,811      (495)      7,316
                                    --------    --------    --------            ------   -------    --------
     Total ......................    (70,408)    (78,100)   (148,508)           44,834    30,553     175,387
                                    --------    --------    --------            ------   -------    --------
Change in net interest income ...   $ 57,978       7,598      65,576             7,175    (1,332)      5,843
                                    ========    ========    ========            ======   =======    ========

---------------------------

(1) Changes not solely attributable to volume or rate have been allocated in proportion to the changes due to volume and rate.


PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses represents a charge against current earnings in order for management to maintain the allowance for loan and lease losses at a level that will absorb estimated future loan and lease charge-offs. The provision for loan and lease losses was $4.0 million in 1996, $1.0 million in 1995 and $2.9 million in 1994. The increase in the provision was primarily due to growth in the loan and lease portfolio. The loan and lease portfolio at December 31, 1996 was $8.1 billion, a 21.3% increase over the $6.7 billion balance at December 31, 1995. The majority of this growth was in loans secured by one-to-four family residential real estate, as that portfolio grew by $1.0 billion in 1996. Nonperforming loans and leases as a percentage of total loans and leases were .44% at December 31, 1996. This was an improvement over the December 31, 1995 and 1994 ratios of .65% and .75%, respectively. Net loan and lease charge-offs have remained low. They were .03%, .02% and .04% of average loan and lease balances for 1996, 1995 and 1994, respectively. See "Financial Condition - Loans and Leases" for a further discussion about nonperforming assets and the allowance for loan and lease losses.

OTHER INCOME

Other income for 1996 was $57.1 million as compared to a negative $47.8 million for 1995. Other income for 1995 was negative as a result of the balance sheet repositioning implemented in conjunction with the previously discussed FirstFed Merger. The swap terminations in that repositioning resulted in a loss of $76.2 million in 1995. There was no similar event in 1996. Other net gains and losses on the sale of investments and mortgage-backed securities during the 1996 period improved by $19.0 million as compared to 1995 also due to the financial repositioning that occurred in 1995. The sales of investments available for sale in the 1996 period were executed to purchase higher yielding investments. The mortgage-backed security sales in 1996 were in response to significant deterioration in an issuer's creditworthiness as well as steps taken to eliminate securities with outstanding balances less than 15% of original amounts. Separately, recurring fee income increased $11.5 million or 32% during the 1996 period, the increase consisting of $9.0 million in service fees and other charges and $2.5 million in loan servicing fees. The improvement was attributable to increases in fees from checking accounts, fees on servicing loans for others, brokerage commissions earned by a subsidiary of the Bank, and prepayment penalties on payoffs of commercial real estate loans. Checking account fees increased as the number of checking accounts opened increased when comparing 1996 to 1995. The primary reason for the increase in the number of checking accounts relates to the acquisition of over 55,000 demand deposit accounts in the First Nationwide Bank transaction. Also, the

Charter One checking account programs were introduced in Michigan during 1996 along with a continuing sales effort in Ohio. Loan servicing fees increased because the balance of loans serviced for others was higher in the 1996 period. In addition to the loans sold as part of the fourth quarter 1995 financial restructuring, in June 1996 another $510 million of mortgage loans were sold, servicing retained, as part of an interest rate risk management strategy. Also, mortgage loan prepayment penalties increased as a result of payoffs on several large commercial real estate loans in 1996. Brokerage commissions were higher in 1996 as a result of expanded operations.

Other income for 1995 was a negative $47.8 million as compared to a negative $110.4 million for the 1994 period. As mentioned above, the negative other income in 1995 was a result of the financial repositioning executed in the fourth quarter of 1995 in connection with the FirstFed Merger. Other income for 1994 was a negative $110.4 million due to the loss on termination of swaps associated with FirstFed's 1994 restructuring, as previously discussed. Income from leasing operations was $7.9 million in 1995, the year ICX Corporation ("ICX") was acquired. See Note 2 to the Consolidated Financial Statements for a further discussion of the ICX acquisition. Service fees and other charges increased $2.2 million, or 9.1%, in 1995 over 1994 primarily due to increases in checking account and ATM fee income. These two increases in fee income were partially offset by a decrease in loan servicing fees of $1.2 million resulting from lower average balances of loans serviced for others. The balance was reduced by repayments of the existing portfolio and fewer loan sales.

ADMINISTRATIVE EXPENSES

Administrative expenses were $244.0 million in 1996 and $215.7 million in 1995. Each year had nonrecurring expenses that contributed significantly to total administrative expenses. In 1996, the Bank paid and expensed the $56.3 million SAIF assessment. In 1995, the Company incurred $37.5 million of one-time expenses related to the FirstFed Merger. Administrative expenses for 1996, excluding the SAIF assessment, were $187.8 million as compared to $178.2 million for 1995, excluding merger-related expenses, a $9.6 million, or 5.4%, increase. This increase was primarily attributable to increases in compensation and benefits expense, office occupancy expenses, the amortization of goodwill and other administrative expenses. These increases were primarily related to increased retail banking activities along with increased subsidiary operations relating to brokerage and insurance sales which expanded into the Michigan market in 1996, offset by a reduction in back office personnel as a result of the FirstFed Merger. Loans serviced for retail customers increased as Charter One had a record year in loan originations. See "Loan and Lease Activity" for further information concerning loan and lease originations and portfolio growth in 1996. Overall, administrative expenses remained at favorable levels as illustrated by the 42.2% efficiency ratio, excluding the SAIF assessment, for 1996 as compared to 49.0%, excluding merger-related charges, for 1995.

Administrative expenses for 1995 were $215.7 million, which included the one-time merger expenses related to the FirstFed Merger of $37.5 million. There were no comparable merger-related expenses in 1994. Excluding the 1995 merger-related expenses, administrative expenses were $178.2 million as compared to $176.0 million for 1994, an increase of $2.3 million, or 1.3%. This increase was primarily due to salaries and employee benefits expenses which increased by $5.5 million, or 6.6%, which was partially offset by reductions in other administrative expenses.

FEDERAL INCOME TAX EXPENSE

The provision for federal income taxes was $64.8 million for 1996 as compared to $19.2 million for 1995. This increase was primarily attributable to an increase in pretax book income. The effective tax rate was 34% in 1996 and 36% in 1995. See Note 12 to the Consolidated Financial Statements for a further analysis of the effective tax rate.

The provision for federal income taxes for 1995 was $19.2 million as compared to $7.1 million for 1994. The primary reason was the increase in pretax book income. The effective tax rates for 1995 and 1994 were 36% and 31%, respectively.


ASSET/LIABILITY MANAGEMENT

Interest sensitivity gap ("gap") analysis measures the difference between the assets and liabilities repricing or maturing within specific time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within specific time horizons, which would generally imply a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling rates. A liability-sensitive position would generally imply a negative impact on net interest income in periods of rising rates and a positive impact in periods of falling rates.

Gap analysis has limitations because it cannot measure the effect of interest rate movements and competitive pressures on the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities. In addition, a significant portion of the Company's adjustable-rate assets have limits on their maximum yield, whereas most of its interest-bearing liabilities are not subject to such limitations. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different volumes, and certain adjustable-rate assets may reach their yield limits and not reprice.

The following table presents an analysis of the Company's interest-sensitivity gap position at December 31, 1996. All interest-earning assets and interest-bearing liabilities are shown based on their contractual maturity or repricing date adjusted by forecasted prepayment and decay rates. Asset prepayment and liability decay rates are selected after considering the current rate environment, industry prepayment and decay rates, the Company's historical experience, and the repricing and prepayment characteristics of portfolios acquired through merger.

                            MATURITY/RATE SENSITIVITY

                                                                           DECEMBER 31, 1996
                                    ------------------------------------------------------------------------------------------------
                                                                                                               OVER
                                       0-6           7-12           1-3            3-5           5-10           10
                                      MONTHS        MONTHS         YEARS          YEARS          YEARS         YEARS       TOTAL
                                   -----------     ---------     ----------     ----------     ----------    -------     --------
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Real estate mortgage
 loans and mortgage-
 backed securities:
    Adjustable rate .............   $3,114,367       948,473        728,534        183,445          3,234       2,204     4,980,257
    Fixed rate ..................      548,370       513,883      1,762,262      1,237,945      1,800,626     697,980     6,561,066
  Business loans ................       76,793         1,224          6,247          8,040          2,604          --        94,908
  Consumer loans ................      373,111        77,633        211,143        155,343        111,520          --       928,750
  Lease financings ..............       24,028        24,491         81,882         57,042         56,124       6,589       250,156
  Investment securities, federal
    funds sold, interest-bearing
    deposits and other interest-
    earning assets ..............      357,466       175,503             --         44,345            537           1       577,852
                                     ---------     ---------      ---------      ---------      ---------     -------    ----------
        Total ...................    4,494,135     1,741,207      2,790,068      1,686,160      1,974,645     706,774    13,392,989
                                     ---------     ---------      ---------      ---------      ---------     -------    ==========

Interest-bearing liabilites:
  Deposits:
    Checking and savings
      accounts ..................       69,469        63,911      1,226,929        367,490             --          --     1,727,799
    Money market accounts .......      672,488            --        672,485             --             --          --     1,344,973
    Certificates of deposit .....    2,336,294     1,181,105        911,770        181,399        157,857          --     4,768,425
    FHLB advances ...............    1,641,418       151,159        964,958        410,556         21,895       4,347     3,194,333
    Reverse repurchase
      agreements ................      374,994       370,000        804,784             --             --          --     1,549,778
    Other borrowings ............       16,885         5,257         12,535         22,532        152,267       1,704       211,180
                                     ---------     ---------      ---------      ---------      ---------     -------    ----------
        Total ...................    5,111,548     1,771,432      4,593,461        981,977        332,019       6,051    12,796,488
                                     ---------     ---------      ---------      ---------      ---------     -------    ==========

Excess (deficiency) of interest-
  earning assets over interest-
  bearing liabilities ...........     (617,413)      (30,225)    (1,803,393)       704,183      1,642,626     700,723
Impact of hedging ...............      (12,073)      130,000       (112,499)        (5,428)            --          --
                                     ---------     ---------      ---------      ---------      ---------     -------
Adjusted interest-
  sensitivity gap ...............   $ (629,486)       99,775     (1,915,892)       698,755      1,642,626     700,723
                                     =========     =========      =========      =========      =========     =======
Cumulative excess (deficiency)
  of interest-earning assets over
  interest-bearing liabilities ..   $ (629,486)     (529,711)    (2,445,603)    (1,746,848)      (104,222)    596,501
                                     =========     =========      =========      =========      =========     =======
Cumulative interest-sensitivity
  gap as a percentage of total
  assets at December 31, 1996 ...         (4.5%)        (3.8%)        (17.6%)        (12.6%)         (0.7%)       4.3%
                                          ====          ====          =====          =====           ====         ===
Cumulative interest-sensitivity
  gap as a percentage of total
  assets at December 31, 1995 ...          4.8%          1.0%          (8.3%)         (6.7%)          0.8%        4.4%
                                          ====          ====          =====          =====           ====         ===


One of the principal operating strategies of Charter One has been to better match the terms to repricing of its interest rate-sensitive assets and liabilities to manage the sensitivity of the Company's earnings to changes in interest rates. Charter One's principal efforts in this strategy include: (i) originating and retaining adjustable-rate loans with shorter terms or more frequent repricing than fixed-rate mortgage loans, while offering sufficiently attractive yields to provide profitable margins over the Company's cost of funds; and (ii) lengthening the maturities of its interest-bearing liabilities. Management's goal is to manage the Company's interest rate risk by maintaining the gap between interest-earning assets and interest-bearing liabilities repricing within a one-year period to plus or minus 5% of total assets.

As of December 31, 1996, the Company had swaps and caps in place to adjust the interest rate risk profile of certain borrowings and deposit liabilities. See
Note 11 to the Consolidated Financial Statements for additional information.

FINANCIAL CONDITION

Consolidated assets of Charter One Financial, Inc., substantially all held by Charter One Bank, F.S.B., were $13.9 billion at December 31, 1996, an increase of $325.7 million, or 2.4%, from December 31, 1995. The increase in assets was primarily due to growth in the loan and lease portfolio in 1996.

LOANS AND LEASES

Total loans and leases held for investment at December 31, 1996 totaled $8.1 billion, up from $6.7 billion at December 31, 1995. The $1.4 billion, or 21.3%, increase was primarily due to significant growth in loan originations as the Bank originated $3.8 billion of new loans and leases in 1996. Which represents a 111.1% increase over the $1.8 billion of loan and lease originations in 1995. During 1996 the consumer loan portfolio grew by $334.6 million, or 56.3%, over 1995. Over the past few years, management has emphasized growth in the consumer loan portfolio due to the shorter terms and higher yields. The Bank's consumer loan portfolio is primarily secured by residential real estate properties. These loans help the Bank manage its interest rate sensitivity gap. Also to help manage interest rate sensitivity, the Bank securitized $510.4 million of fixed-rate mortgage loans which were subsequently sold in June 1996.

The following table summarizes the loan and lease activity for each of the past three years.

                             LOAN AND LEASE ACTIVITY

                                                            YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                         1996        1995        1994
                                                         ----        ----        ----
                                                             (DOLLARS IN THOUSANDS)
Originations:
 Real estate:
  Permanent:
   One-to-four family .............................   $2,426,589   1,077,838   1,023,016
   Multifamily ....................................       48,224      29,093      47,430
   Commercial .....................................       74,319      56,743      18,295
                                                      ----------   ---------   ---------
     Total permanent ..............................    2,549,132   1,163,674   1,088,741
                                                      ----------   ---------   ---------
  Construction:
   One-to-four family .............................      320,967     176,503     210,916
   Multifamily ....................................        5,910      10,781      12,003
   Commercial .....................................       17,246      22,922       8,293
                                                      ----------   ---------   ---------
     Total construction ...........................      344,123     210,206     231,212
                                                      ----------   ---------   ---------
       Total real estate loans originated .........    2,893,255   1,373,880   1,319,953
  Consumer line of credit draws ...................      207,865     146,293     130,132
  Consumer ........................................      428,107     161,635     142,033
  Business line of credit draws ...................       70,143      37,980      76,071
  Business ........................................       44,487      21,290      15,048
  Lease financings(1) .............................      205,789      82,585          --
                                                      ----------   ---------   ---------
        Total loans and lease financings originated    3,849,646   1,823,663   1,683,237
                                                      ----------   ---------   ---------
  Lease financings purchased in acquisition of
    ICX Corporation(1) ............................           --      76,912          --
                                                      ----------   ---------   ---------
  Sales and principal reductions:
    Loans sold(2) .................................      570,317     473,488     177,521
    Principal reductions ..........................    1,827,232   1,338,707   1,479,437
                                                      ----------   ---------   ---------
        Total sales and principal reductions ......    2,397,549   1,812,195   1,656,958
                                                      ----------   ---------   ---------
          Increase before net items ...............   $1,452,097      88,380      26,279
                                                      ==========   =========   =========

---------------------------

(1) Excludes $29.0 million in operating leases purchased in the acquisition of ICX in 1995, and $11.0 million and $22.0 million in operating leases originated subsequent to the purchase in 1996 and 1995, respectively.

(2) Includes $510.4 million, $331.4 million and $28.7 million of loans swapped for mortgage-backed securities in the years ended December 31, 1996, 1995 and 1994, respectively.

The following table sets forth certain information concerning Charter One's nonperforming assets as of the past five year ends. The table illustrates there has been a downward trend in recent years in the balances and ratios of nonperforming assets. At December 31, 1996, the Bank had no outstanding commitments to lend additional funds to borrowers whose loans were on nonaccrual or restructured status. On January 1, 1995, Charter One adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" which impose certain requirements on the measurement of impaired loans. The Company had previously measured such loans in accordance with the methods prescribed in SFAS No. 114 and the Company's method of recording cash receipts on impaired loans was essentially the same as prescribed by SFAS No. 118. Therefore, the comparability of the data presented in the tables below has not been affected by the adoption of SFAS No. 114 and SFAS No. 118.

                              NONPERFORMING ASSETS

                                                                 DECEMBER 31,
                                               ------------------------------------------------
                                                 1996      1995      1994      1993       1992
                                                 ----      ----      ----      ----       ----
                                                               (DOLLARS IN THOUSANDS)
Nonperforming loans and leases:
  Nonaccrual loans and leases:
    Real estate loans:
      One-to-four family ...................   $10,264    15,145    18,272    24,314     22,128
      Multifamily and commercial ...........     2,372     3,014     4,548     6,595      9,769
      Construction and land ................       827     1,463     2,596     2,717      1,911
                                               -------    ------    ------    ------    -------
        Total real estate loans ............    13,463    19,622    25,416    33,626     33,808
    Consumer ...............................         -     1,525     1,085     1,550      1,585
    Business ...............................        95         -        77       610      2,368
    Lease financings .......................         -        27         -         -          -
                                               -------    ------    ------    ------    -------
        Total nonaccrual loans and leases ..    13,558    21,174    26,578    35,786     37,761
                                               -------    ------    ------    ------    -------
  Accruing loans and leases delinquent
   more than 90 days:
    Real estate loans:
      One-to-four family ...................     5,961     2,002     2,781     1,228      3,317
      Multifamily and commercial ...........         -       893       855     1,527        705
      Construction and land ................         -         -       207       101        208
                                               -------    ------    ------    ------    -------
        Total real estate loans ............     5,961     2,895     3,843     2,856      4,230
    Consumer ...............................       544       147       255       744        467
    Business ...............................        58         -        17       222        372
    Lease financings .......................         -         -         -         -          -
                                               -------    ------    ------    ------    -------
        Total accruing loans and leases
          delinquent more than 90-days .....     6,563     3,042     4,115     3,822      5,069
                                               -------    ------    ------    ------    -------
  Restructured real estate loans ...........    15,294    18,835    18,479    23,609     31,348
                                               -------    ------    ------    ------    -------
        Total nonperforming loans and leases    35,415    43,051    49,172    63,217     74,178
Real estate acquired through foreclosure
  and other repossessed assets .............     7,030    11,650    15,379    31,053     33,604
                                               -------    ------    ------    ------    -------
        Total nonperforming assets .........   $42,445    54,701    64,551    94,270    107,782
                                               =======    ======    ======    ======    =======
Ratio of:
  Nonperforming loans and leases to total
   loans and leases ........................       .44%      .65%      .75%      .96%      1.19%
  Nonperforming assets to total assets .....       .31       .40       .44       .65        .79
  Allowance for loan and lease losses to:
    Nonperforming loans and leases .........    186.14    149.67    131.86    102.37      79.51
    Total loans and leases before allowance        .81       .96       .97       .98        .94


Nonperforming assets at December 31, 1996 stood at $42.4 million, or .31% of total assets. That figure was down 22% from year-end 1995 primarily due to improvement in the levels of nonperforming real estate loans attributable to a strong regional economy. This has also contributed to the improvement in the ratio of nonperforming loans and leases to total loans and leases. That ratio was .44%, .65% and .75% at December 31, 1996, 1995 and 1994, respectively. Nonperforming assets to total assets has had a similar trend, ending at .31% of total assets at year-end 1996. While these trends are favorable, there are inherent risks and uncertainties related to the operation of a financial institution. Therefore, the possibility exists that an abrupt downturn in the economic environment in Ohio and/or Michigan could result in higher levels of nonperforming assets.

At December 31, 1996, there were $25.0 million of loans not reflected in the table above, where known information about possible credit problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and that may result in disclosure of such loans in the future. Included in the total is a $15.6 million loan on apartment buildings. The apartment buildings have experienced past cash flow shortfalls, but the loan is current.

Although loans may be classified as nonaccruing, many continue to pay interest on an irregular basis or at levels less than the contractual amounts due. A summary of income recorded on nonaccruing and restructured loans versus the potential income based upon full contractual yields for the past three years follows:

             SUMMARY OF INCOME ON NONACCRUING AND RESTRUCTURED LOANS


                                                                                          YEAR ENDED DECEMBER 31,
                                                                                         -------------------------
                                                                                          1996      1995      1994
                                                                                          ----      ----      ----
                                                                                           (DOLLARS IN THOUSANDS)
Income potential based on original contract..........................................    $2,959     3,511     4,252
Actual income........................................................................     2,178     2,950     3,401


                 ANALYSIS OF ALLOWANCE FOR LOAN AND LEASE LOSSES



                                                                            YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------------------
                                                             1996          1995      1994       1993        1992
                                                             ----          ----      ----       ----        ----
                                                                            (DOLLARS IN THOUSANDS)
Balance, beginning of year...............................  $ 64,436      64,838     64,715     58,982      50,577
Provision for loan and lease losses......................     4,001       1,032      2,948      7,549      12,544
Acquired through acquisition.............................         -           -          -      2,022           -
Other....................................................         -         176          -          -           -
Loans and lease financings charged off:
  Mortgage...............................................    (1,933)     (1,063)    (1,094)    (1,177)       (600)
  Consumer...............................................      (938)     (1,193)    (1,783)    (2,413)     (3,150)
  Business...............................................       (16)        (62)      (343)      (383)     (1,480)
  Lease financings.......................................         -           -          -          -           -
                                                            -------     -------    -------    -------     -------
    Total charge-offs....................................    (2,887)     (2,318)    (3,220)    (3,973)     (5,230)
                                                            -------     -------    -------    -------     -------
Recoveries:
  Mortgage...............................................       123         615        200         55         919
  Consumer...............................................       249          49        137         79         171
  Business...............................................         -          44         58          1           1
  Lease financings.......................................         -           -          -          -           -
                                                            -------     -------    -------    -------     -------
    Total recoveries.....................................       372         708        395        135       1,091
                                                            -------     -------    -------    -------     -------
    Net loan and lease charge-offs.......................    (2,515)     (1,610)    (2,825)    (3,838)     (4,139)
                                                            -------     -------    -------    -------     -------
Balance, end of year.....................................  $ 65,922      64,436     64,838     64,715      58,982
                                                            =======     =======    =======    =======     =======
Net charge-offs to average loans and leases..............       .03%        .02%       .04%       .06%        .07%
Net charge-offs to provision for loan and lease losses...     62.86      156.01      95.83      50.84       33.00

                ALLOCATION OF ALLOWANCE FOR LOAN AND LEASE LOSSES



                                                                                DECEMBER 31,
                                                           -----------------------------------------------------
                                                             1996        1995       1994       1993        1992
                                                             ----        ----       ----       ----        ----
                                                                            (DOLLARS IN THOUSANDS)

Mortgage................................................   $ 53,133      51,607     51,879     50,813      44,766
Consumer................................................      6,765       7,214      8,239      9,562      10,724
Business................................................      5,047       4,883      4,720      4,340       3,492
Lease financings........................................        977         732          -          -           -
                                                            -------     -------    -------    -------     -------
    Total...............................................   $ 65,922      64,436     64,838     64,715      58,982
                                                            =======     =======    =======    =======     =======
Percent of loans and leases to total loans and leases:
  Mortgage..............................................       84.3%       88.3%      91.6%      93.2%       92.5%
  Consumer..............................................       11.4         8.8        7.2        5.8         6.5
  Business..............................................        1.2         0.9        1.2        1.0         1.0
  Lease financings......................................        3.1         2.0          -          -           -
                                                            -------     -------    -------    -------     -------
    Total...............................................      100.0%      100.0%     100.0%     100.0%      100.0%
                                                            =======     =======    =======    =======     =======


Net loan and lease charge-offs remained low in 1996 at only .03% of average loan and lease balances. The allowance for loan and lease losses as a percentage of ending loan and lease balances was .81%, .96% and .97% at December 31, 1996, 1995 and 1994, respectively. This level has remained fairly consistent despite recent improvements in the levels of nonperforming loans. The allowance for loan and lease losses is maintained at levels believed adequate by management to absorb estimated future losses inherent in the loan and lease portfolio. Management believes that the allowance for loan and lease losses has been recorded in accordance with generally accepted accounting principles. Although management believes that it uses the best information available to make such determinations and that the allowance for loan losses was adequate at December 31, 1996, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the determinations about the levels of the loan and lease allowance. Any significant downturn in the Ohio and/or Michigan economy could result in the Bank experiencing increased levels of nonperforming loans and charge-offs, significant provisions for loan and lease losses and significant reductions in income. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses. Such agencies may require the recognition of additions to the allowance based upon their judgements of information available to them at the time of their examination.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The securities portfolio is comprised primarily of mortgage-backed securities, including government agency and AAA and AA rated private issues. The following table details the aggregate carrying value and aggregate fair value at December 31, 1996 of private issue mortgage-backed securities of any single issuer where the aggregate book value exceeds 10% of year-end shareholders' equity.


                                                                                            DECEMBER 31, 1996
                                                                                        ---------------------------
                                                                                        CARRYING            FAIR
                                                                                          VALUE             VALUE
                                                                                        ---------          --------
                                                                                           (DOLLARS IN THOUSANDS)
GE Capital Mortgage Services, Inc....................................................    $352,739           343,448
Residential Funding Mortgage Securities I, Inc.......................................     335,194           332,435
California Federal Bank..............................................................     271,866           264,994
The Prudential Home Mortgage Securities Company, Inc.................................     230,057           227,558


Charter One held no investment securities of any single nongovernmental issuer which were in excess of 10% of shareholders' equity at either December 31, 1996 or 1995.

The present investment policy of the Company provides that new purchases of mortgage-backed securities have an investment rating of AAA. At December 31, 1996, approximately 80% of the private issue mortgage-backed security portfolio had an investment rating of AAA and approximately 18% had an investment rating of AA. Nonmortgage-backed securities are intended to help satisfy the Bank's legal liquidity requirements and help control interest rate risk. See Notes 3 and 4 to the Consolidated Financial Statements for further information concerning the composition of the securities portfolio.

DEPOSITS AND OTHER SOURCES OF FUNDS

Deposits are generally the most important source of the Bank's funds for use in lending and general business purposes. Deposit inflows and outflows are significantly influenced by general interest rates and competitive factors. Consumer and commercial deposits are attracted principally within the Bank's primary market areas.

The balance of deposits was $7.8 billion at December 31, 1996, a $828.7 million increase from year-end 1995. The increase primarily resulted from the acquisition of First Nationwide Bank's 21 branch offices in the Detroit Metropolitan area. The deposits of the branches totaled $796.7 million and were assumed for a cost of $57.0 million. The market areas of four First Nationwide offices directly overlapped our existing branch office market areas and therefore were consolidated into the existing branch facilities.

In addition to deposits, the Bank derives funds from different borrowing sources. The primary source of these borrowings is the Federal Home Loan Bank ("FHLB") system. Those borrowings were $3.2 billion at December 31, 1996 and 1995. The FHLB functions as a central bank providing credit for member financial institutions. As a member of the FHLB of Cincinnati, Charter One Bank is required to own capital stock in the FHLB and it is authorized to apply for advances on the security of such stock and certain home mortgages and other assets, provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based upon either a fixed percentage of the Bank's assets or on the FHLB of Cincinnati's assessment of the Bank's creditworthiness. See Note 8 to the Consolidated Financial Statements for further information as to the make-up, maturities and cost associated with these advances at December 31, 1996.

In addition to FHLB advances, the Company uses reverse repurchase agreements to fund operations. Reverse repurchase agreements declined by $539.7 million during 1996 as the financial repositioning to a more retail, as opposed to wholesale, funding mix was accomplished. See Note 9 to the Consolidated Financial Statements for further information about the Bank's reverse repurchase agreement portfolio.

The Company uses its portfolio of investment securities, loans and mortgage-backed securities as collateral for other borrowings. Other borrowings were $211.2 million at December 31, 1996, an increase of $2.2 million since December 31, 1995. See Note 10 to the Consolidated Financial Statements for further information concerning these borrowings.

LIQUIDITY

The Bank's principal sources of funds are deposits, advances from the FHLB of Cincinnati, reverse repurchase agreements, repayments and maturities of loans and securities, proceeds from the sale of securities and funds provided by operations. While scheduled loan, security and interest-bearing deposit amortization and maturity are relatively predictable sources of funds, deposit flow and loan and mortgage-backed security repayments are greatly influenced by economic conditions, the general level of interest rates and competition. The Bank utilizes particular sources of funds based on comparative costs and availability. The Bank generally manages the pricing of its deposits to maintain a steady deposit balance, but from time to time management may decide not to pay rates on deposits as high as its competition and, when necessary, to supplement deposits with longer term and/or less expensive alternative sources of funds such as FHLB advances and reverse repurchase agreements.

The Bank is required by regulation to maintain specific minimum levels of liquid investments. Regulations currently in effect require the Bank to maintain average liquid assets at least equal to 5.0% of the sum of its average daily balance of net withdrawable accounts and borrowed funds due in one year or less. This regulatory requirement may be changed from time to time to reflect current economic conditions. The Bank's average regulatory liquidity ratio for the fourth quarter of 1996 was 5.81%.

Liquidity management is both a daily and long-term responsibility of management. The Bank adjusts its investments in cash and cash equivalents based upon management's assessment of: (i) expected loan demand; (ii) projected security maturities; (iii) expected deposit flows; (iv) yield available on interest-bearing deposits; and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in federal funds sold, U.S. Treasury and agency securities and commercial paper. If the Bank requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Cincinnati and collateral eligible for reverse repurchase agreements. Because the Bank has a stable retail deposit base, management believes that significant borrowings will not be necessary to maintain its current liquidity position.

Management anticipates that the Bank will have sufficient funds available to meet current and future loan commitments. At December 31, 1996, the Bank and its subsidiaries had outstanding commitments to originate loans and leases of $409.2 million and unfunded lines of credit totaling $471.0 million (a significant portion of which normally remains undrawn). Certificates of deposit scheduled to mature in one year or less at December 31, 1996 totaled $3.5 billion. Management believes that a significant portion of the amounts maturing in 1997 will remain with the Bank because they are retail deposits. At December 31, 1996, the Bank had $1.5 billion of advances from the FHLB system and $175 million in reverse repurchase agreements which mature in 1997. Management intends to review the need for these borrowings when they mature and believes it has significant additional borrowing capacity with the FHLB and investment banking firms to meet any need for replacement borrowings.

CAPITAL AND DIVIDENDS

The Bank is subject to certain regulatory capital requirements. Management believes that as of December 31, 1996, the Bank meets all capital requirements to which it is subject. Refer to Note 14 to the Consolidated Financial Statements for an analysis of the Bank's regulatory capital.

During 1994, the Board of Directors of the Company authorized management to purchase up to 1.2 million shares of the Company's common stock. As of June 30, 1996, all of the shares had been purchased under this authorization.

On May 15, 1996, the Board of Directors of the Company authorized management to purchase 5% of the Company's outstanding common stock in an additional buyback program. As of that date, the Company had 47,354,637 common shares outstanding (adjusted for the subsequent stock dividend.) Under the authorization, purchases shall be made from time to time through open market purchases or unsolicited negotiated transactions. Shares purchased under this authorization will be held in treasury and will be available for issuance upon the exercise of outstanding stock options and other corporate purposes.

On July 24, 1996, the Directors of Charter One Financial, Inc. approved a 5% stock dividend which was distributed September 30, 1996, to shareholders of record on September 13, 1996.

The Company's common stock trades on the NASDAQ National Market System under the symbol COFI. As of February 28, 1997 there were approximately 7,300 shareholders of record.

Quarterly stock prices and dividends declared are shown in the following table.





                                               FIRST            SECOND           THIRD       FOURTH          TOTAL
                                              QUARTER           QUARTER         QUARTER      QUARTER         YEAR
                                              -------           -------         -------      -------         -----
1996(1)
  High.....................................   $33.57            36.19          40.56          44.75           44.75
  Low......................................    27.14            29.34          32.03          38.13           27.14
  Close....................................    32.14            33.22          40.00          42.00           42.00
  Dividends declared and paid..............      .19              .22            .22            .23             .86

1995(1)
  High.....................................   $21.08            25.71          29.29          31.79           31.79
  Low......................................    17.98            19.05          23.22          26.79           17.98
  Close....................................    19.28            23.33          28.09          29.17           29.17
  Dividends declared and paid..............      .16              .18            .18            .19             .71

---------------------------

(1)   Restated to reflect the 5% stock dividend issued September 30, 1996.


Cash dividend payout is continually reviewed by management and the Board of Directors. The Company intends to continue its policy of paying quarterly dividends; however, the payment will depend upon a number of factors, including capital requirements, regulatory limitations, the Company's financial condition, results of operations and the Bank's ability to pay dividends to its parent, which in turn will pay dividends to the Company. The Company depends significantly upon such dividends originating from the Bank to accumulate earnings for payment of cash dividends to its shareholders and for purchases of its common stock as described above. See Note 13 to the Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to pay dividends.

IMPACT OF BUSINESS COMBINATIONS AND ASSET ACQUISITIONS

As previously discussed, the Company completed the First Nationwide transaction in 1996.

Also as previously discussed, on October 31, 1995 Charter One completed the FirstFed Merger. The merger was effected through the issuance of 1.2 shares of Company common stock for each share of FirstFed common stock resulting in the issuance of 22.5 million shares of Company common stock. The merger has been accounted for as a pooling of interests and accordingly, the financial statements for the Company for all periods prior to the FirstFed Merger have been restated to include the results of FirstFed. FirstFed paid dividends of $.46 per share for the 10 months ending October 31, 1995. For the 12 months ended December 31, 1994, FirstFed paid dividends per share of $.54. All per share dividend amounts and share prices shown are those of the Company prior to the FirstFed Merger. See Note 2 to the Consolidated Financial Statements for further information concerning this merger.

While the FirstFed Merger was accounted for as a pooling of interests, periodically in the past the Company has completed other acquisitions where the purchase method of accounting was applied. When the purchase method is used to account for a business combination, the acquired assets and liabilities are stated at fair value as of the acquisition date. In the banking industry discounts and premiums are recorded to make fair value adjustments. These premiums and discounts are then amortized over the estimated lives of the related financial instruments. As shown below, net income for each period presented was affected due to amortization of valuation adjustments recorded in connection with the Company's acquisitions.

               EFFECT OF PURCHASE ACCOUNTING ADJUSTMENTS ON INCOME


                                                                               YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------------
                                                                       NET      GAIN     OTHER   FEDERAL
                                                                     INTEREST  (LOSS)   EXPENSE,  INCOME    NET
                                                                      INCOME   ON SALE    NET      TAX     INCOME
                                                                     --------  -------  -------- -------   ------
                                                                                  (DOLLARS IN THOUSANDS)
1996..................................................................  $3,281        3     3,194       32       58
1995..................................................................   3,168     (432)    1,375      476      885
1994..................................................................   4,814       (3)      466    1,521    2,824


The estimated effect in future years of amortization of valuation adjustments recorded in connection with the Company's acquisitions is set forth below:

         FORECASTED EFFECT OF PURCHASE ACCOUNTING ADJUSTMENTS ON INCOME


                                                                                  YEAR ENDED DECEMBER 31,
                                                                        -------------------------------------------
                                                                                                 FEDERAL
                                                                                                 INCOME
                                                                          NET         OTHER        TAX
                                                                        INTEREST     EXPENSE,    EXPENSE     NET
                                                                         INCOME        NET      (BENEFIT)   INCOME
                                                                        --------     --------   --------    -------
                                                                                   (DOLLARS IN THOUSANDS)
1997..................................................................... $   549     (5,070)    (1,582)   (2,939)
1998.....................................................................     388     (5,033)    (1,626)   (3,019)
1999.....................................................................     217     (4,805)    (1,606)   (2,982)
2000.....................................................................     (44)    (4,783)    (1,689)   (3,138)
2001.....................................................................     (31)    (4,752)    (1,674)   (3,109)
Thereafter...............................................................   2,224    (37,646)   (12,398)  (23,024)
                                                                           ------   --------   --------  --------
  Total.................................................................. $ 3,303    (62,089)   (20,575)  (38,211)
                                                                           ======   ========   ========  ========


Amortization of valuation adjustments can be significantly affected by factors beyond the Company's control, such as changes in prepayment rates. The actual effect of these valuation adjustments may be materially different than the estimated effect disclosed herein.

Unamortized balances of purchase accounting valuation amounts for all purchase business combinations and purchase of asset transactions are summarized below:





                                                                                                   DECEMBER 31,
                                                                                             -----------------------
                                                                                               1996           1995
                                                                                               ----           ----
                                                                                               (DOLLARS IN THOUSANDS)


Net discount on interest-earning assets....................................................   $  1,246        7,281
Premiums on interest-bearing liabilities...................................................      2,057        3,456
Goodwill...................................................................................     64,496       10,602
Other, net.................................................................................        154          167



IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, liquidity, maturity structure and quality of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

ACCOUNTING AND REPORTING DEVELOPMENTS

A discussion of recently issued accounting pronouncements and their impact on the Company's consolidated financial statements is provided in Note 1 to the Consolidated Financial Statements.

FOURTH QUARTER RESULTS

The Company had net income of $42.9 million in the fourth quarter of 1996 as compared to a net loss of $58.4 million in the last quarter of 1995. As discussed earlier, the fourth quarter of 1995 included merger-related expenses and charges due to balance sheet repositioning in conjunction with the FirstFed Merger. Excluding these items, operating earnings for the 1995 period were $34.2 million. Therefore, earnings from operations increased $8.7 million, or 25.5%. This increase was primarily due to an increase in net interest income of $9.5 million, as an increase of $3.8 million in recurring fee income was offset by increases of $2.8 million in other expenses and $742,000 in the provision for loan losses.

Net interest income was $95.3 million for the three months ended December 31, 1996 as compared to $85.8 million in the 1995 period. This $9.5 million, or 11.1%, increase was primarily due to lower balances of other borrowed funds and an increase in the interest rate spread. The lower balance of other borrowed funds was due to the Bank's desire to replace wholesale funds added in the FirstFed Merger with retail deposits and lower costing FHLB advances. The average balance of savings deposit accounts was $843.7 million higher in the 1996 period when compared to the fourth quarter of 1995 and the average balance of FHLB advances was $212.8 million higher in the 1996 period. This was offset by a $1.2 billion decrease in the other borrowed funds average balance. This shift in categories and ultimate decrease of $120.4 million in the average balance of interest-bearing liabilities reduced interest expense by $6.0 million. The interest rate spread was 33 basis points higher at 2.59% for the fourth quarter of 1996 as compared to 2.26% for the fourth quarter of 1995, primarily due to the lower cost of interest-bearing liabilities, which contributed $2.8 million to the increase in net interest income. The cost of interest-bearing liabilities was 5.01% for the fourth quarter of 1996 as compared to 5.46% for the same period in 1995.

Loan servicing fees, service fees and charges and leasing operations are collectively referred to as recurring fee income. The fourth quarter of 1996 had a $3.8 million increase in recurring fee income when compared to the same period in 1995. This was primarily due to an increase in the number of checking accounts and increased balances of loans serviced for others. The increase in the number of checking accounts was primarily due to the First Nationwide acquisition. See Note 2 to the Consolidated Financial Statements for further information on this acquisition. The increase in loans serviced for others resulted from $330 million of mortgage loans sold in December 1995 as part of the FirstFed Merger and another $510 million in seasoned 15-to-30 year fixed-rate mortgage loans sold in June 1996 in order to maintain the Bank's desired interest rate risk profile. In both cases, the Bank sold these loans with servicing retained.

Other expenses for the fourth quarter of 1996 were $49.2 million as compared to $46.4 million in the fourth quarter of 1995, excluding the merger-related expenses of $37.5 million. This $2.8 million increase was primarily attributable to increased costs associated with the increased retail banking activity and the acquisition of the Michigan offices and deposits of First Nationwide Bank in June 1996 as mentioned above.

The following table presents summarized quarterly data for each of the years indicated.

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                         FIRST        SECOND      THIRD       FOURTH      TOTAL
                                                        QUARTER       QUARTER    QUARTER      QUARTER     YEAR
                                                        -------       -------    -------      -------     -----
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1996
  Total interest income............................    $243,048      251,680     254,327     255,423    1,004,478
  Net interest income..............................      92,002       98,907      97,179      95,304      383,392
  Provision for loan and lease losses..............       1,000        1,000       1,001       1,000        4,001
  Gains (losses) on loans and
   securities and other............................         577       (2,115)        (71)      3,502        1,893
  SAIF assessment(1)...............................           -            -      56,258           -       56,258
  Net income.......................................      38,450       41,370       5,031      42,871      127,722
  Earnings per share(2)............................         .80          .86         .11         .90         2.67

1995(3)
  Total interest income............................    $273,372      275,535     276,782     261,721    1,087,410
  Net interest income..............................      77,253       76,896      77,869      85,798      317,816
  Provision for loan and lease losses..............         258          258         258         258        1,032
  Gains (losses) on loans and
   securities and other............................       2,095        3,022       3,263     (24,476)     (16,096)
  Loss on termination of interest rate
   exchange agreements.............................           -            -           -     (76,207)     (76,207)
  Net income (loss)................................      29,310       31,045      32,107     (58,430)      34,032
  Earnings (loss) per share(4).....................         .61          .65         .67       (1.24)         .71

----------------
(1) See Note 21 to the Consolidated Financial Statements for further information.

(2)   Restated to reflect the 5% stock dividend issued September 30, 1996.

(3) The data for the fourth quarter of 1995 includes pretax losses of $101.8 million from charges related to financial repositioning and restructurings. The after-tax loss for these financial restructurings was $66.1 million. Also in the fourth quarter of 1995, the Company recorded merger-related expenses of $37.5 million with an after-tax impact of $26.5 million.

(4) Restated to reflect the 5% stock dividend issued September 30, 1996. Due to a net loss in the fourth quarter of 1995, the assumed exercise of stock options is antidilutive.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                                              DECEMBER 31,
                                                                                  -------------------------------
                                                                                      1996               1995
                                                                                      ----               ----
                                                                                      (DOLLARS IN THOUSANDS,
                                                                                       EXCEPT PER SHARE DATA)

ASSETS
Cash and deposits with banks....................................................  $     152,301           163,123
Federal funds sold and other....................................................        118,003           495,248
                                                                                   ------------       -----------
     Total cash and cash equivalents............................................        270,304           658,371
Investment securities available for sale........................................        243,632           407,427
Mortgage-backed securities:
  Available for sale............................................................         21,800         1,435,589
  Held to maturity (fair value of $4,701,452 and $3,961,326)....................      4,692,996         3,879,160
Loans held for sale.............................................................              -             4,340
Loans and leases, net (including allowance for loan and lease losses
 of $65,922 and $64,436)........................................................      8,100,342         6,674,260
Federal Home Loan Bank stock....................................................        215,815           178,136
Premises and equipment..........................................................        114,145            96,581
Accrued interest receivable.....................................................         77,193            73,683
Equipment on operating leases...................................................         22,599            32,755
Real estate owned...............................................................          7,337            11,991
Goodwill........................................................................         64,496            10,602
Other assets....................................................................         73,904           115,964
                                                                                   ------------       -----------
     Total assets...............................................................  $  13,904,563        13,578,859
                                                                                   ============       ===========

LIABILITIES
Deposits........................................................................  $   7,841,197         7,012,491
Federal Home Loan Bank advances.................................................      3,194,333         3,163,144
Reverse repurchase agreements...................................................      1,549,778         2,089,520
Other borrowings................................................................        211,180           209,020
Advance payments by borrowers for taxes and insurance...........................         39,346            47,738
Accrued interest payable........................................................         35,298            56,955
Accrued expenses and other liabilities..........................................        104,738           155,593
                                                                                   ------------       -----------
     Total liabilities..........................................................     12,975,870        12,734,461
                                                                                   ------------       -----------
Commitments and contingencies...................................................
SHAREHOLDERS' EQUITY
Preferred stock - $.01 par value per share; 20,000,000 shares
  authorized and unissued.......................................................              -                 -
Common stock - $.01 par value per share; 180,000,000 shares
  authorized; 47,472,486 and 45,119,014 shares issued...........................            475               451
Additional paid-in capital......................................................        321,991           235,889
Retained earnings...............................................................        637,356           642,197
Less 1,029,763 and 101,488 shares of common stock held in
  treasury, at cost.............................................................        (39,615)           (3,061)
Net unrealized gain (loss) on securities, net of tax (expense) benefit of
 ($4,565) and $15,978...........................................................          8,486           (31,078)
                                                                                   ------------       -----------
     Total shareholders' equity.................................................        928,693           844,398
                                                                                   ------------       -----------
     Total liabilities and shareholders' equity.................................  $  13,904,563        13,578,859
                                                                                   ============       ===========

See Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                 YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------
                                                                         1996           1995            1994
                                                                         ----           ----            ----
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME:
  Loans and leases.................................................  $   602,432         557,936          532,719
  Mortgage-backed securities:
    Available for sale.............................................       11,340          23,820           64,482
    Held to maturity...............................................      346,635         418,344          364,306
  Investment securities available for sale.........................       21,205          59,746           26,122
  Other interest-earning assets....................................       22,866          27,564           18,551
                                                                      ----------      ----------       ----------
     Total interest income.........................................    1,004,478       1,087,410        1,006,180
                                                                      ----------      ----------       ----------
INTEREST EXPENSE:
  Deposits.........................................................      326,948         346,605          305,494
  FHLB advances....................................................      185,439         177,704          150,744
  Other borrowings.................................................      108,699         245,285          237,969
                                                                      ----------      ----------       ----------
     Total interest expense........................................      621,086         769,594          694,207
                                                                      ----------      ----------       ----------
     Net interest income...........................................      383,392         317,816          311,973
Provision for loan and lease losses................................        4,001           1,032            2,948
                                                                      ----------      ----------       ----------
     Net interest income after provision for
      loan and lease losses........................................      379,391         316,784          309,025
                                                                      ----------      ----------       ----------
OTHER INCOME (EXPENSE):
  Loan servicing fees..............................................       11,476           8,951           10,173
  Service fees and other charges...................................       35,631          26,633           24,404
  Leasing operations...............................................        7,421           7,903                -
  Net gains (losses):
    Loans..........................................................        2,040           1,578           (1,925)
    Mortgage-backed securities.....................................          981         (25,570)           4,191
    Investment securities..........................................       (2,025)          6,010            6,955
    Termination of interest rate exchange agreements...............            -         (76,207)        (155,364)
    Other gains....................................................          897           1,886              357
  Other............................................................          717             980              820
                                                                      ----------      ----------       ----------
     Total other income (expense)..................................       57,138         (47,836)        (110,389)
                                                                      ----------      ----------       ----------
ADMINISTRATIVE EXPENSES:
  Compensation and employee benefits...............................       90,881          89,141           83,660
  Net occupancy and equipment......................................       27,129          25,015           24,543
  Federal deposit insurance premiums...............................       16,112          17,445           17,503
  State taxes......................................................        7,887           6,273            7,809
  Merger expenses..................................................            -          37,528                -
  Amortization of goodwill.........................................        2,587             774              621
  Other administrative expenses....................................       43,170          39,567           41,825
                                                                      ----------      ----------       ----------
     Administrative expenses before federal deposit
       insurance special assessment................................      187,766         215,743          175,961
  Federal deposit insurance special assessment.....................       56,258               -                -
                                                                      ----------      ----------       ----------
     Total administrative expenses.................................      244,024         215,743          175,961
                                                                      ----------      ----------       ----------
Income before federal income taxes and
  and extraordinary item...........................................      192,505          53,205           22,675
Federal income taxes...............................................       64,783          19,173            7,056
                                                                      ----------      ----------       ----------
     Income before extraordinary item..............................      127,722          34,032           15,619
Extraordinary item, net of tax benefit of $6,361...................            -               -          (12,348)
                                                                      ----------      ----------       ----------
     Net income....................................................  $   127,722          34,032            3,271
                                                                      ==========      ==========       ==========

Earnings per common and common equivalent share(1):
  Income before extraordinary item.................................  $      2.67             .71              .32
  Extraordinary item...............................................            -               -             (.26)
                                                                      ----------      ----------       ----------
     Net income....................................................  $      2.67             .71              .06
                                                                      ==========      ==========       ==========
Average common and common equivalent shares
  outstanding(1)...................................................   47,916,192      48,151,822       48,237,686

---------------------------

(1) Per share data has been restated to reflect the 5% stock dividend issued September 30, 1996.

See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                           TOTAL
                                                     ADDITIONAL                          NET UNREALIZED    SHARE-
                                            COMMON    PAID-IN     RETAINED   TREASURY     GAIN (LOSS)     HOLDERS'
                                            STOCK     CAPITAL     EARNINGS    STOCK      ON SECURITIES     EQUITY
                                            -----    ----------   --------   -------     -------------    --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, January 1, 1994.................   $ 449      233,926      667,864                               902,239

  Common stock issued in connection
   with stock options exercised,
   152,285 shares........................       1          983            -          -            -           984
  Purchase of 48,000 shares of
   treasury stock........................       -            -            -       (935)           -          (935)
  Treasury stock reissued, 4,813
   common shares at cost, in connection
   with stock options exercised..........       -          (65)           -         94            -            29
  Dividends paid ($.56 per share)(1).....       -            -      (23,405)         -            -       (23,405)
  Net unrealized gain (loss) on
   securities available for sale,
   net of tax benefit....................       -            -            -          -      (58,512)      (58,512)
  Net income.............................       -            -        3,271          -            -         3,271
                                             ----     --------     --------   --------     --------     ---------
Balance, December 31, 1994...............     450      234,844      647,730       (841)     (58,512)      823,671
  Purchase of 718,100 shares of
   treasury stock........................       -            -            -    (19,831)           -       (19,831)
  Treasury stock reissued in connection
   with stock option exercised,
   618,024 shares........................       -            -       (9,596)    16,796            -         7,200
  Common stock canceled in
   connection with the FirstFed Merger,
   909 shares............................       -          (26)           -          -            -           (26)
  Treasury stock reissued in connection
   with the acquisition of ACS,
   41,775 shares.........................       -            -           (7)       815            -           808
  Common stock issued in connection
   with stock options exercised,
   88,290 shares.........................       1        1,071            -          -            -         1,072
  Dividends paid ($.71 per share)(1).....       -            -      (29,962)         -            -       (29,962)
  Change in net unrealized gain (loss)
   on securities, net of tax benefit.....       -            -            -          -       27,434        27,434
  Net income.............................       -            -       34,032          -            -        34,032
                                             ----     --------     --------   --------     --------     ---------
Balance, December 31, 1995...............     451      235,889      642,197     (3,061)     (31,078)      844,398
  Stock dividend of 5% issued
   September 30, 1996....................      23       84,711      (83,757)      (977)           -             -
  Purchase of 1,288,425 shares of
   treasury stock........................       -            -            -    (47,697)           -       (47,697)
  Treasury stock reissued in connection
   with stock options exercised,
   386,120 shares........................       -            -       (8,311)    12,120            -         3,809
  Common stock issued in connection
   with stock options exercised,
   101,409 shares........................       1        1,391            -          -            -         1,392
  Dividends paid ($.86 per share)(1).....       -            -      (40,495)         -            -       (40,495)
  Change in net unrealized gain (loss)
   on securities, net of tax benefit.....       -            -            -          -       39,564        39,564
  Net income.............................       -            -      127,722          -                    127,722
                                             ----     --------     --------   --------     --------     ---------
Balance, December 31, 1996...............   $ 475      321,991      637,356    (39,615)       8,486       928,693
                                             ====     ========     ========   ========     ========     =========

---------------------------
(1)   Restated to reflect the 5% stock dividend issued September 30, 1996.


See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                   YEAR ENDED DECEMBER 31,
                                                                       ---------------------------------------------
                                                                           1996           1995            1994
                                                                           ----           ----            ----
                                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income......................................................... $    127,722          34,032          3,271
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan and lease losses..............................        4,001           1,032          2,948
    Net (gains) losses...............................................       (1,893)         16,096         (9,578)
    Accretion of discounts, amortization of premiums,
     amortization of goodwill and depreciation, net..................        9,977          26,360          6,684
    Origination of real estate loans held for sale...................      (59,882)       (135,456)      (137,561)
    Proceeds from sale of loans held for sale........................       61,922         136,655        139,951
    Proceeds from sale of mortgage-backed securities
     available for sale..............................................            -               -         62,008
    Loss on termination of interest rate exchange agreements.........                       76,207        155,364
    Loss on extinguishment of debt...................................            -               -         18,708
    Other............................................................       18,328          10,220        (37,594)
                                                                       -----------     -----------    -----------
      Net cash provided by operating activities......................      160,175         165,146        204,201
                                                                       -----------     -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net principal disbursed on loans and leases........................   (1,915,268)       (364,950)       (66,765)
  Proceeds from principal repayments and maturities of:
    Mortgage-backed securities held to maturity......................      737,029         673,991      1,179,950
    Mortgage-backed securities available for sale....................       23,766          32,717        192,112
    Investment securities held to maturity...........................            -               -          1,800
    Investment securities available for sale.........................      231,385         864,903        159,849
  Proceeds from sale of:
    Mortgage-backed securities held to maturity......................       71,226               -         17,917
    Mortgage-backed securities available for sale....................      832,501       1,188,401        845,215
    Investment securities available for sale.........................      255,521         655,601        322,113
    Federal Home Loan Bank stock.....................................            -               -         20,500
  Purchases of:
    Mortgage-backed securities held to maturity......................     (569,577)       (178,010)    (1,501,023)
    Mortgage-backed securities available for sale....................            -          (3,081)      (757,769)
    Investment securities available for sale.........................     (326,252)     (1,443,905)      (519,832)
    Federal Home Loan Bank stock.....................................      (30,662)        (11,255)       (31,883)
    Equipment on operating lease.....................................      (10,980)        (22,011)             -
  Net cash and cash equivalents (paid) received in connection
   with acquisitions.................................................      731,170          (9,857)        83,489
  Other..............................................................      (14,275)         (5,014)        21,466
                                                                       -----------     -----------    -----------
      Net cash provided by (used in) investing activities............       15,584       1,377,530        (32,861)
                                                                       -----------     -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in short-term borrowings...................     (848,033)       (510,697)       212,864
  Proceeds from long-term borrowings.................................    2,920,137       4,194,081      6,848,988
  Repayments of long-term borrowings.................................   (2,577,924)     (4,713,866)    (6,721,256)
  Increase (decrease) in, net of acquisitions:
    Deposits.........................................................       33,377         (76,238)      (277,434)
    Advance payments by borrowers for taxes and insurance............       (8,392)         (7,364)         1,362
  Payment of dividends on common stock...............................      (40,495)        (29,962)       (23,405)
  Proceeds from issuance of common stock.............................        1,392           1,072            984
  Purchase of treasury stock, net of options exercised...............      (43,888)        (12,629)          (906)
  Net payment to terminate interest rate exchange agreements.........            -         (70,637)      (142,245)
                                                                       -----------     -----------    -----------
      Net cash used in financing activities..........................     (563,826)     (1,226,240)      (101,048)
                                                                       -----------     -----------    -----------
    Net (decrease) increase in cash and cash equivalents.............     (388,067)        316,436         70,292
Cash and cash equivalents, beginning of year.........................      658,371         341,935        271,643
                                                                       -----------     -----------    -----------
Cash and cash equivalents, end of year............................... $    270,304         658,371        341,935
                                                                       ===========     ===========    ===========

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of Charter One Financial, Inc., ("Charter One" or the "Company"), a unitary savings and loan holding company, and Charter One Bank, F.S.B. (the "Bank"), conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

     NATURE OF OPERATIONS

     Charter One is a Delaware Corporation organized as a unitary savings and loan holding company and owns Charter Michigan Bancorp, Inc. which owns all of the outstanding capital stock of Charter One Bank, F.S.B. The business of the Bank is providing consumer and business banking services to certain major markets in Ohio and, after October 1995, in Michigan. At the end of 1996, the Bank was doing business through 172 full service banking branches and 9 loan production offices. Loans and deposits are primarily generated from the areas where banking branches are located. The Company's income is derived predominantly from interest on loans, leases, and securities and, to a lesser extent, noninterest income. The Company's principal expenses are interest paid on deposits and borrowings, and normal operating costs. The Company's operations are principally in the savings industry, which constitutes a single industry segment. The Bank's subsidiaries engage principally in equipment leasing, data processing services, real estate appraisal, sales of tax deferred annuities, property and casualty insurance, and the development, operation and sale of real estate. The Bank's subsidiaries are not a significant part of the business of the Bank.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, the Bank and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

     SECURITIES

     Securities consist of mortgage-backed securities, U.S. Government and federal agency obligations, floating rate notes, commercial paper and state and local government obligations. Securities are classified as trading, available for sale or held to maturity upon their acquisition. Securities classified as trading would be carried at estimated fair value with the unrealized holding gain or loss recorded in the statement of income. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss reflected as a component of shareholders' equity. Securities classified as held to maturity are carried at amortized cost. Premiums and discounts are recognized in interest income over the period to maturity by the level yield method. Realized gains or losses on the sale of debt securities are recorded based on the amortized cost of the specific securities sold. Realized gains or losses on the sale of marketable equity securities are recorded based on the average cost. Security sales are recorded on a trade date basis.

     LOANS

     Loans intended for sale are carried at the lower of cost or estimated market value determined on an aggregate basis. Net unrealized losses are recognized through a valuation allowance by a charge to income.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances. For balance sheet presentation, the balances are presented net of deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Discounts and premiums are accreted or amortized using the interest method over the remaining period to contractual maturity adjusted for anticipated prepayments. Unamortized net fees or costs are recognized upon early repayment of the loans. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses.

     On January 1, 1995, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
     - Income Recognition and Disclosures," which impose certain requirements on the measurement of impaired loans. The Company has previously measured such loans in accordance with the methods prescribed in SFAS No. 114. Consequently, no additional loss provisions were required by the adoption of these statements. SFAS No. 114 also requires that impaired loans for which foreclosure is probable should continue to be accounted for as loans. At the date of adoption, the balance of in-substance foreclosed loans reclassified to loans receivable was $1.2 million. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the Company's results of operations.

     The Company's policy for recognition of interest on impaired loans including how cash receipts are recorded is essentially unchanged as a result of the adoption of SFAS Nos. 114 and 118. A loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual when collectability is in doubt (this is generally when the borrower is 90 days past due on contractual principal or interest payments). A loan may be considered impaired, but remain on accrual status, when the borrower demonstrates (by continuing to make payments) a willingness to keep the loan current. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Loans are returned to accrual status when, in management's judgment, the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original contractual terms).

     A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, the Bank considers a loan on income-producing properties to be impaired when the debt service ratio is less than 1.0 and principal recovery is in doubt. Loans on non-income producing properties are considered impaired whenever fair value is less than book value. The Bank performs a review of all loans over $500,000 to determine if the impairment criteria have been met. If the impairment criteria have been met, a reserve is calculated according to the provisions of the SFAS No. 114. For loans which are individually not significant ($500,000 or less) and represent a homogeneous population, the Bank evaluates impairment based on the level and extent of delinquencies in the portfolio and the Bank's prior charge-off experience with those delinquencies. Such loans include all mortgage loans secured by 1-4 family residential property, all consumer loans and certain multifamily real estate loans, non-residential real estate loans, business loans and leases. The Bank charges principal off at the earlier of (i) when a total loss of principal has been deemed to have occurred as a result of the book value exceeding the fair value or net realizable value, or (ii) when collection efforts have ceased.

     LEASE ACCOUNTING

     The Company classifies leases at the inception of the lease in accordance with SFAS No. 13, "Accounting for Leases." Estimated residual values are reviewed at least annually and reduced if necessary.

     Direct Financing Leases - At lease inception, the present values of future rentals and of the residual are recorded as net investment in direct financing leases. Unearned interest income is amortized to interest income over the lease term to produce a constant percentage return on the investment.

     Sales-Type Leases - At the inception of the lease, the present value of future rentals is recorded as equipment sales. Equipment cost less the present value of the residual is recorded as cost of equipment sold. Accordingly, a dealer profit is recognized at lease inception. The present values of future rentals and of the residual are recorded as net investment in sales-type leases. Unearned income is amortized to interest income over the lease term to produce a constant percentage return on the investment.

     Leveraged Leases - Income on leveraged leases is recognized on a constant rate of return on the outstanding investment in the lease, net of the related deferred tax liability.

     Operating Leases - Operating lease revenue includes monthly rentals. The cost of equipment is recorded as equipment on operating leases and is depreciated over the initial and succeeding lease terms, if any, to an estimated residual value.

     Initial Direct Costs - Sales commissions and other direct costs incurred in direct financing and operating leases are capitalized and recorded as part of the net investment in leases and of the equipment on operating leases and are amortized over the lease term.

     NONPERFORMING LOANS AND LEASES

     Loans and leases considered to be nonperforming include nonaccrual loans and leases, accruing loans and leases delinquent more than 90 days, and restructured loans. Loans and leases are classified as nonaccrual when, in management's judgment, the borrower no longer has the ability and intent to make periodic interest and principal payments. Loans and leases are classified as accruing loans or leases delinquent more than 90 days when the loan or lease is more than 90 days past due and, in management's judgment, the borrower has the ability and intent to make periodic interest and principal payments. Loans are classified as restructured when concessions are made to borrowers with respect to the principal balance, interest rate or the terms due to the inability of the borrower to meet the obligation under the original terms.

     ALLOWANCE FOR LOAN AND LEASE LOSSES

     The allowance for loan and lease losses is established at a level believed adequate by management to absorb estimated losses inherent in the loan and lease portfolio. Management's determination of the adequacy of the allowance is based upon estimates derived from an analysis of individual credits, prior and current loss experience, loan and lease portfolio delinquency levels, overall growth in the loan and lease portfolio and current economic conditions. Consequently, these estimates are particularly susceptible to changes that could result in a material adjustment to results of operations. The provision for loan and lease losses represents a charge against current earnings in order to maintain the allowance for loan and lease losses at an appropriate level. Management believes that the allowance for loan and lease losses has been recorded in accordance with generally accepted accounting principles.

     PREMISES AND EQUIPMENT

     Premises and equipment and real estate held for investment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the useful lives of the related assets.

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     Interest rate exchange agreements ("swaps"), interest rate floor agreements ("floors"), interest rate collar agreements ("collars"), and interest rate cap agreements ("caps") used in asset/liability management activities are accounted for using the accrual method. The net interest received or paid on swaps, floors, collars and caps is recognized over the lives of the respective contracts as an adjustment to interest expense. Fees paid or received at inception of the agreements are amortized or accreted to interest expense over the lives of the related agreements. Gains and losses on terminated agreements are deferred and amortized to interest expense over the remaining original term of the applicable agreement. If the assigned liability is eliminated, the gain or loss on the terminated agreement is recognized immediately.

     In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, standby letters of credit and commitments to purchase or sell assets. The financial instruments are recorded in the financial statements when they are funded or the related fees are incurred or received.

     REAL ESTATE OWNED

     Real estate owned, including property acquired in settlement of foreclosed loans, is carried at the lower of cost or estimated fair value less estimated cost to sell at the date of foreclosure. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

     GOODWILL

     Goodwill represents the purchase price of acquired operations in excess of the fair value of their net identifiable assets at the date of acquisition and is being amortized using the straight-line method over 15 years. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations.

     LOAN FEES

     Loan origination fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual lives of the loans using the level yield method. Fees received for loan commitments that are expected to be drawn, based on the Bank's experience with similar commitments, are deferred and amortized over the lives of the loans using the level yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees or costs related to loans paid off are included in income. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses. Amortization of net deferred fees is discontinued for loans that are deemed to be nonperforming.

     FEDERAL INCOME TAXES

     The Company and its wholly owned subsidiaries file a consolidated federal income tax return. The provision for federal income taxes is based upon earnings reported for financial statement purposes rather than amounts reported on the Company's income tax returns. Deferred income taxes, which result from temporary differences in the recognition of income and expense for financial statement and tax return purposes, are included in the calculation of income tax expense. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

     STATEMENTS OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a term of three months or less to be cash equivalents. Cash flows from interest rate swaps are classified based on the on-balance-sheet assets or liabilities hedged. Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled $85.6 million and $67.8 million at December 31, 1996 and 1995, respectively.

     EARNINGS PER SHARE

     Earnings per share of common stock is based on the weighted average number of common shares and common share equivalents outstanding during the year. All shares and per share data has been restated to reflect the 5% stock dividend issued September 30, 1996.

     NEW ACCOUNTING STANDARDS

     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires that long-lived assets and certain identified intangibles held and used by an entity, along with goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this statement has not had a material effect on the Company's financial condition or results of operations.

     On January 1, 1996, the Company also adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that a company recognize, as a separate asset, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. A company that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with the servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based upon their relative values, if it is practicable to estimate those fair values. This statement also requires that a company periodically assess its capitalized mortgage servicing rights for impairment based upon the fair value of those rights. The adoption of this statement has not had a material effect on the Company's financial condition or results of operations. SFAS 122 will be superseded by SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," as described below.

     Effective January 1, 1996, Charter One adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which prescribes financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock compensation plans. However, the statement also allows an entity to continue to measure compensation cost for these plans using an intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion ("APB") No.
     25. Entities electing to retain the accounting treatment under APB No. 25 must make pro forma footnote disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 has been applied. Management has elected to continue using the APB No. 25 accounting method and include pro forma disclosures. See Note 17 to the Consolidated Financial Statements.

     In June 1996, the FASB issued SFAS No. 125. SFAS No. 125 amends portions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS No. 65, and supersedes SFAS No. 122. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interests in the assets that are transferred. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. The FASB has recently issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," that defers the effective date of certain provisions of SFAS No. 125 related to secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending, and similar transactions until after December 31, 1997. Management has not completed the process of evaluating this statement and therefore has not determined the impact, if any, that adopting this statement will have on the financial position and results of operations.

     RECLASSIFICATIONS

     Certain items in the consolidated financial statements for 1995 and 1994 have been reclassified to conform to the 1996 presentation.

2.   BUSINESS COMBINATIONS, ASSET ACQUISITIONS AND DIVESTITURES

     On June 28, 1996, the Company completed the acquisition of First Nationwide Bank's 21 branch offices in the Detroit Metropolitan area. The market areas of four First Nationwide offices directly overlapped those of existing branch offices and therefore were consolidated into the existing branch facilities. The deposits of the branches totaled $796.7 million and were assumed for a cost of $57.0 million. Such cost has been reflected as goodwill in the accompanying financial statements.

     On October 31, 1995, the Company completed a merger with FirstFed Michigan Corporation ("FirstFed"), the holding company for First Federal of Michigan, a federally chartered savings and loan association (the "FirstFed Merger.") The FirstFed Merger was effected through the issuance of 1.2 shares of Company common stock for each share of FirstFed common stock resulting in the issuance of 22,506,201 shares of Company common stock. The merger has been accounted for as a pooling of interests and, accordingly, the financial statements of the Company for all periods prior to the merger have been restated to include the results of FirstFed. FirstFed paid dividends of $8,612,000 for the 10 months ended October 31, 1995 and $10,079,000 in 1994. All per share dividend amounts are those of the Company prior to the merger.

     Total assets and shareholders' equity of FirstFed as of October 31, 1995 (unaudited) were $7,675,952,000 and $417,555,000, respectively. Total income and net income of the Company and FirstFed after restatement to conform the adoption dates of changes in accounting practices and reclassifications to conform presentation included in the 1995 and 1994 results of operations are as follows:


                                                   TOTAL INCOME                          NET INCOME (LOSS)
                                          -------------------------------       ----------------------------------
                                         JANUARY 1, 1995                        JANUARY 1, 1995
                                                TO            YEAR ENDED               TO            YEAR ENDED
                                         OCTOBER 31, 1995  DECEMBER 31, 1994   OCTOBER  31, 1995  DECEMBER 31, 1994
                                         -----------------------------------   -------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
                                          (UNAUDITED)                           (UNAUDITED)
Company.................................  $ 420,528            423,686            54,684              67,613
FirstFed................................    448,022            472,105           (31,707)            (64,342)
                                           --------          ---------           -------            --------
   Total................................  $ 868,550            895,791            22,977               3,271
                                           ========          =========           =======            ========

     A reconciliation of amounts previously reported by the Company and FirstFed to the amounts included in the restated statements of the Company for 1994 follows:


                                                                               YEAR ENDED DECEMBER 31, 1994
                                                                               ----------------------------
                                                                                                 NET INCOME
                                                                                TOTAL INCOME       (LOSS)
                                                                                ------------     ----------
                                                                                  (DOLLARS IN THOUSANDS)

As reported by the Company...................................................... $ 423,686          67,613
As reported by FirstFed.........................................................   470,302         (96,290)
Adjustment to conform adoption date of
  accounting change.............................................................         -          31,948
Reclassifications to conform presentation.......................................     1,803               -
                                                                                  --------        --------
  Total, as restated............................................................ $ 895,791           3,271
                                                                                  ========        ========


     The adjustment to conform the adoption date of the accounting change shown in the table above is made to conform FirstFed's adoption date of an accelerated method of accounting for goodwill from January 1, 1994 to January 1, 1990.

     In January 1995, the Company acquired a leasing company (ICX Corporation) and purchased a controlling interest in a computer service bureau (Accredited Computer Services) in which it previously had an equity investment. ICX Corporation had $135.8 million in assets, primarily financing leases and assets held under operating leases. Accredited Computer Services had $2.7 million in assets comprised primarily of computer equipment.

3.   INVESTMENT SECURITIES

     Investment securities classified as available for sale at December 31, 1996, are summarized as follows:


                                                                               DECEMBER 31, 1996
                                                                 ----------------------------------------------
                                                                                 GROSS        GROSS
                                                                 AMORTIZED     UNREALIZED   UNREALIZED    FAIR
                                                                   COST          GAINS        LOSSES      VALUE
                                                                 ----------    ----------    ---------    -----
                                                                              (DOLLARS IN THOUSANDS)
U.S. Treasury and agency securities............................  $  238,195       550         610      238,135
Corporate notes and commercial paper...........................       1,123     2,984           -        4,107
Other..........................................................       1,389         1           -        1,390
                                                                  ---------    ------        ----     --------
   Total.......................................................  $  240,707     3,535         610      243,632
                                                                  =========    ======        ====     ========


     Investment securities classified as available for sale at December 31, 1995, are summarized as follows:


                                                                                DECEMBER 31, 1996
                                                                  ----------------------------------------------
                                                                                  GROSS        GROSS
                                                                  AMORTIZED     UNREALIZED   UNREALIZED    FAIR
                                                                    COST          GAINS        LOSSES      VALUE
                                                                  ----------    ----------    ---------    -----
                                                                                 (DOLLARS IN THOUSANDS)
U.S. Treasury and agency securities.............................  $ 375,263      1,969          -      377,232
Corporate notes and commercial paper............................     27,584      2,449          -       30,033
Other...........................................................        162          -          -          162
                                                                   --------     ------       ----     --------
   Total........................................................  $ 403,009      4,418          -      407,427
                                                                   ========     ======       ====     ========


     The weighted average interest rate on investment securities was 6.89% and 6.76% at December 31, 1996 and 1995, respectively.

     Investment securities available for sale by contractual maturity, repricing or expected call date are shown below:


                                                                                DECEMBER 31, 1996
                                                                      --------------------------------------
                                                                       AMORTIZED        FAIR         AVERAGE
                                                                         COST           VALUE          RATE
                                                                       ----------      -------       --------
                                                                                (DOLLARS IN THOUSANDS)
Due in one year or less............................................... $ 186,095        186,570        7.06%
Due after one year through two years..................................     1,000          1,075        6.72
Due after two years through five years................................    44,345         43,745        6.17
Due after five years through ten years................................       540            531        6.10
Due after ten years...................................................     8,727         11,711        6.96
                                                                        --------       --------
   Total.............................................................. $ 240,707        243,632        6.89%
                                                                        ========       ========


     At December 31, 1996 and 1995, total adjustable-rate investment securities were $8.6 million and $8.9 million, respectively.

     Gains on sales were $6.0 million and $7.9 million for the years ended December 31, 1995 and 1994, respectively. Losses were $2.0 million and $1.0 million for the years ended December 31, 1996 and 1994, respectively.

4.   MORTGAGE-BACKED SECURITIES

     The amortized cost, unrealized gains and losses of mortgage-backed securities and the fair values at December 31, 1996 were as follows:

                                                                                 DECEMBER 31, 1996
                                                                   ----------------------------------------------
                                                                                   GROSS        GROSS
                                                                   AMORTIZED     UNREALIZED   UNREALIZED    FAIR
                                                                     COST          GAINS        LOSSES      VALUE
                                                                   ----------    ----------    ---------    -----
                                                                                (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE
  Participation certificates:
    Government agency issues:
      FHLMC....................................................  $    13,404         6         75       13,335
  Collateralized mortgage obligations:
    Government agency issues:
      FNMA.....................................................        1,293         -         10        1,283
    Private issues.............................................        9,214         -      2,032        7,182
                                                                  ----------   -------    -------   ----------
        Total mortgage-backed securities available for sale....       23,911         6      2,117       21,800
                                                                  ----------   -------    -------   ----------
HELD TO MATURITY
  Participation certificates:
    Government agency issues:
      FNMA.....................................................    1,246,398    11,202     10,515    1,247,085
      FHLMC....................................................      636,228    18,006        381      653,853
      GNMA.....................................................      188,057     4,232        421      191,868
    Private issues.............................................      407,564     2,757      8,943      401,378
  Collateralized mortgage obligations:
    Government agency issues:
      FNMA.....................................................      427,238     8,447      1,688      433,997
      FHLMC....................................................      434,106     4,903      1,782      437,227
    Private issues.............................................    1,353,405     5,180     22,541    1,336,044
                                                                  ----------   -------    -------   ----------
        Total mortgage-backed securities held to maturity......    4,692,996    54,727     46,271    4,701,452
                                                                  ----------   -------    -------   ----------
          Total................................................  $ 4,716,907    54,733     48,388    4,723,252
                                                                  ==========   =======    =======   ==========

     At December 31, 1995, the amortized cost, unrealized gains and losses of mortgage-backed securities and the fair values were as follows:



                                                                             DECEMBER 31, 1995
                                                               ----------------------------------------------
                                                                               GROSS        GROSS
                                                               AMORTIZED     UNREALIZED   UNREALIZED    FAIR
                                                                 COST          GAINS        LOSSES      VALUE
                                                               ----------    ----------    ---------    -----
                                                                            (DOLLARS IN THOUSANDS)

AVAILABLE FOR SALE
  Participation certificates:
    Government agency issues:
      FNMA....................................................   $  329,317         196     2,366      327,147
      FHLMC...................................................       20,307          85         -       20,392
    Private issues............................................          116           -         -          116
  Collateralized mortgage obligations:
    Government agency issues:
      FNMA....................................................      262,206       4,413        25      266,594
      FHLMC...................................................      348,830       3,759        79      352,510
    Private issues............................................      464,604       4,624       398      468,830
                                                                  ---------    --------   -------   ----------
        Total mortgage-backed securities
        available for sale....................................    1,425,380      13,077     2,868    1,435,589
                                                                  ---------    --------   -------   ----------
HELD TO MATURITY
  Participation certificates:
    Government agency issues:
      FNMA....................................................    1,546,206      27,541     1,570    1,572,177
      FHLMC...................................................      891,638      30,613        26      922,225
      GNMA....................................................      224,938       5,863         -      230,801
    Private issues............................................      498,631       4,275     3,911      498,995
  Collateralized mortgage obligations:
    Government agency issues:
      FNMA....................................................      180,013       9,108         3      189,118
      FHLMC...................................................       83,708       5,147       106       88,749
    Private issues............................................      454,026       6,808     1,573      459,261
                                                                  ---------    --------   -------   ----------
        Total mortgage-backed securities
        held to maturity......................................    3,879,160      89,355     7,189    3,961,326
                                                                  ---------    --------   -------   ----------
          Total...............................................   $5,304,540     102,432    10,057    5,396,915
                                                                  =========    ========   =======   ==========

         In July 1996, the Bank sold $510.4 million of FNMA fixed-rate participation certificates which were made up of seasoned 15- to 30-year fixed-rate mortgage loans originated by the Bank and swapped to FNMA for participation certificates in June 1996. The sale resulted in a $289,000 net loss and recognition of $2.7 million of originated mortgage servicing rights, both of which were recorded on the trade date in June 1996. Recognition of the servicing rights was in accordance with SFAS No. 122 which Charter One adopted as of January 1, 1996.

         In September 1996, the Bank reclassified $10.9 million of mortgage-backed securities from held to maturity to available for sale in response to significant deterioration in the issuer's creditworthiness uncovered during a routine review of the portfolio. Subsequently, $8.1 million of these securities were sold for a loss of $1.4 million, which was recorded in the third quarter of 1996.

         In December 1996, the Bank sold $68.7 million of mortgage-backed securities held to maturity with outstanding balances less than 15% of the principal outstanding at acquisition. A $2.6 million gain was recorded on the sale.

         On November 15, 1995, the FASB staff issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that special report, management chose to reclassify certain securities from the available for sale portfolio to the held to maturity portfolio. At December 31, 1995, the date of the transfer, the fair value of those securities was $77.3 million and the unrealized loss on those securities was $2.3 million. Such loss will be amortized through equity over the remaining life of the securities.

         Additionally, in accordance with implementation of the same special report, management chose to reclassify certain securities that were classified as held to maturity to the available for sale portfolio. At December 31, 1995, the date of the transfer, the amortized cost of those securities was $1.1 billion and the unrealized gain on those securities was $12.3 million. In 1994, certain of those securities had been transferred from available for sale to held to maturity with an unrealized loss of $50.2 million. At December 31, 1995, it was management's intent to reclassify these same securities back to the held to maturity portfolio after a sufficient period of market value risk. On January 31, 1996, such a reclassification was made and an after-tax increase of $42.2 million in equity was recorded.

         During the fourth quarter of 1995, management also chose to reclassify $945.7 million of fixed, low-rate mortgage-backed securities from held to maturity to available for sale. This transfer was made as a component of the FirstFed Merger repositioning in order to maintain the Company's existing interest rate risk position. The mortgage-backed securities were sold and a loss on the sale of $17.5 million was recorded in the fourth quarter of 1995.

         Sales of mortgage-backed securities available for sale and held to maturity resulted in gains of $6.3 million in 1996, $1.8 million in 1995 and $10.1 million in 1994. Losses, including write-downs to fair value, were $5.3 million in 1996, $27.4 million in 1995 and $5.9 million in 1994.

         Mortgage-backed securities are classified by type of interest payment as follows:


                                                                   DECEMBER 31,
                                        ---------------------------------------------------------------------
                                                      1996                                    1995
                                        ----------------------------------     -------------------------------
                                        AMORTIZED       FAIR       AVERAGE     AMORTIZED       FAIR    AVERAGE
                                         COST           VALUE       RATE         COST          VALUE     RATE
                                        ---------       -----      ------      ---------       -----   -------
                                                               (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE
  Adjustable rate:
    Collateralized
      mortgage obligations............  $    9,214         7,182    7.25%    $ 1,072,890    1,085,208    7.23%
                                         ---------    ----------              ----------   ----------
       Total adjustable rate..........       9,214         7,182    7.25       1,072,890    1,085,208    7.23
                                         ---------    ----------              ----------   ----------
  Fixed rate:
    Participation
      certificates....................      13,404        13,335    6.03         349,740      347,655    6.23
    Collateralized
      mortgage obligations............       1,293         1,283    5.09           2,750        2,726    5.30
                                         ---------    ----------              ----------   ----------
        Total fixed rate..............      14,697        14,618    5.94         352,490      350,381    6.22
                                         ---------    ----------              ----------   ----------
           Total available for
              sale....................      23,911        21,800    6.45       1,425,380    1,435,589    6.98
                                         ---------    ----------              ----------   ----------
HELD TO MATURITY
  Adjustable rate:
    Participation
      certificates....................   1,019,324     1,026,902    7.16       1,279,124    1,297,319    7.08
    Collateralized
      mortgage obligations............   1,361,493     1,365,960    7.00         357,816      372,972    7.48
                                         ---------    ----------              ----------   ----------
        Total adjustable rate.........   2,380,817     2,392,862    7.07       1,636,940    1,670,291    7.17
                                         ---------    ----------              ----------   ----------
  Fixed rate:
    Participation
      certificates....................   1,458,923     1,467,282    7.51       1,882,289    1,926,879    7.56
    Collateralized
      mortgage obligations............     853,256       841,308    7.15         359,931      364,156    7.32
                                         ---------    ----------              ----------   ----------
        Total fixed rate..............   2,312,179     2,308,590    7.38       2,242,220    2,291,035    7.52
                                         ---------    ----------              ----------   ----------
          Total held to
            maturity..................   4,692,996     4,701,452    7.22       3,879,160    3,961,326    7.37
                                         ---------    ----------              ----------   ----------
Total mortgage-backed
  securities..........................  $4,716,907     4,723,252    7.22%    $ 5,304,540    5,396,915    7.27%
                                         =========    ==========              ==========   ==========

         Adjustable-rate mortgage-backed securities are further classified by type of repricing index as follows:



                                                                                           1996
                                                                             ---------------------------------
                                                                              AMORTIZED       FAIR     AVERAGE
                                                                                COST         VALUE      RATE
                                                                             ----------     --------   -------
                                                                                  (DOLLARS IN THOUSANDS)
Available for sale:
  Collateralized mortgage obligations:
    Six-month LIBOR.......................................................   $     5,296        3,352   7.12%
    Other.................................................................         3,918        3,830   7.48
                                                                              ----------   ----------
    Total adjustable rate available for sale..............................         9,214        7,182   7.25
                                                                              ----------   ----------

Held to maturity:
  Participation certificates:
    One-year constant maturity treasury...................................       443,109      454,117   7.39
    FHLB 11th District cost of funds......................................       410,859      406,594   6.62
    Other.................................................................       165,356      166,191   7.88
  Collateralized mortgage obligations:
    One-month LIBOR.......................................................     1,324,872    1,331,447   7.00
    Other.................................................................        36,621       34,513   7.21
                                                                              ----------   ----------
      Total adjustable rate held to maturity..............................     2,380,817    2,392,862   7.07
                                                                              ----------   ----------
        Total adjustable rate.............................................   $ 2,390,031    2,400,044   7.07%
                                                                              ==========   ==========


         The weighted average lifetime cap rate of the adjustable-rate collateralized mortgage obligation portfolio and the adjustable-rate participation certificate portfolio were 9.27% and 11.87, respectively, at December 31, 1996.

5.       LOANS AND LEASES

         Loans and leases held for investment consist of the following:




                                                                                          DECEMBER 31,
                                                                                    --------------------------
                                                                                        1996            1995
                                                                                        ----            ----
                                                                                      (DOLLARS IN THOUSANDS)
Real Estate:
  Permanent:
    One-to-four family............................................................  $ 6,072,927      5,140,857
    Multifamily...................................................................      290,195        359,056
    Commercial....................................................................      348,787        368,372
  Construction:
    One-to-four family............................................................      268,766        132,776
    Multifamily...................................................................       14,517         11,495
    Commercial....................................................................       19,122         38,592
                                                                                     ----------     ----------
      Total real estate...........................................................    7,014,314      6,051,148
Consumer..........................................................................      929,204        594,609
Business..........................................................................      100,302         65,747
Lease financings..................................................................      251,133        131,352
                                                                                     ----------     ----------
    Total loans and leases........................................................    8,294,953      6,842,856
                                                                                     ----------     ----------
  Less:
    Loans in process..............................................................      134,880         83,845
    Unamortized net discount......................................................        1,169          4,150
    Allowance for loan and lease losses...........................................       65,922         64,436
    Deferred loan (costs)/fees, net...............................................       (7,360)        16,165
                                                                                     ----------     ----------
      Total.......................................................................      194,611        168,596
                                                                                     ----------     ----------
        Loans and leases, net.....................................................  $ 8,100,342      6,674,260
                                                                                     ==========     ==========


         Loans with adjustable rates included above totaled $3.0 billion and $2.3 billion at December 31, 1996 and 1995, respectively. Substantially all such loans have contractual interest rates that increase or decrease at periodic intervals no greater than three years, or have original terms to maturity of three years or less. Adjustable-rate loans reprice primarily based upon U.S. Treasury security rates.

         The Bank's primary lending areas are within the states of Ohio and Michigan. At December 31, 1996 and 1995, $7.6 billion and $6.3 billion, respectively, of the Bank's gross loans were to borrowers located within these two states. Although the Bank has a diversified loan portfolio, its borrowers' ability to honor their contracts is substantially dependent upon general economic conditions of the region.

         The Bank originates or purchases commercial real estate and business loans. These loans are considered by management to be of somewhat greater risk of uncollectibility than single-family residential real estate loans due to the dependency on income production or future development of real estate. The following table sets forth the Bank's commercial real estate and commercial construction loan portfolios by type of collateral.


                                                                                 DECEMBER 31,
                                                                 -------------------------------------------
                                                                         1996                   1995
                                                                 -------------------      ------------------
                                                                              PERCENT                 PERCENT
                                                                                 OF                      OF
                                                                    AMOUNT     TOTAL        AMOUNT     TOTAL
                                                                 ----------   -------     ---------   -------
                                                                              (DOLLARS IN THOUSANDS)
Strip shopping centers.........................................  $  133,758     36.4%     $ 139,905     34.4%
Office buildings...............................................      54,835     14.9         63,573     15.6
Warehouses.....................................................      53,439     14.5         57,800     14.2
Developed and undeveloped land.................................      54,891     14.9         57,290     14.1
Hotel property.................................................      24,960      6.8         36,939      9.1
Mobile home parks..............................................      19,774      5.4         18,630      4.6
Other..........................................................      26,252      7.1         32,827      8.0
                                                                  ---------   ------       --------   ------
  Total........................................................  $  367,909    100.0%     $ 406,964    100.0%
                                                                  =========   ======       ========   ======


         Business loans include loans to companies located in Ohio and Michigan totaling $99.4 million and $64.0 million at December 31, 1996 and 1995, respectively.

         Business loans are collateralized by accounts receivable, inventory and other assets used in the borrowers' business. Substantially all of the consumer loans, including consumer lines of credit, are secured by equity in the borrowers' residence.

         At December 31, 1996, 1995 and 1994, loans serviced for the benefit of others, not included in the detail above, totaled $1.5 billion, $1.2 billion and $883 million, respectively. Included in these totals were loans sold on a recourse basis of $17.0 million, $23.0 million and $29.4 million, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $26.1 million and $18.6 million at December 31, 1996 and 1995, respectively.

         The Company normally has outstanding a number of commitments to extend credit. At December 31, 1996, there were outstanding commitments to originate $217.9 million of fixed-rate mortgage loans and other loans and leases and $191.3 million of adjustable-rate loans, all at market rates. Terms of the commitments extend up to nine months, but are generally less than two months.

         At December 31, 1996, there were also outstanding unfunded consumer lines of credit of $434.5 million and business lines of credit of $36.4 million. The Company does not expect all of these lines to be used by the borrowers.

         A summary of the investment in lease financings is as follows:


                                                                                             DECEMBER 31,
                                                                                        ----------------------
                                                                                            1996         1995
                                                                                            ----         ----
                                                                                        (DOLLARS IN THOUSANDS)
Direct financing leases...............................................................  $ 167,623       76,713
Sales-type............................................................................     69,334       54,639
Leveraged leases......................................................................     14,176            -
                                                                                         --------     --------
   Total lease financings.............................................................  $ 251,133      131,352
                                                                                         ========     ========

         The components of the investment in lease financings are as follows:


                                                                                            DECEMBER 31,
                                                                                       ---------------------
                                                                                           1996       1995
                                                                                           ----       ----
                                                                                       (DOLLARS IN THOUSANDS)
Total future minimum lease rentals...................................................  $  224,654    125,773
Estimated residual value of leased equipment.........................................      86,947     32,451
Initial direct costs.................................................................       2,597        987
Less unearned income on minimum lease rentals and estimated residual value
  of leased equipment................................................................     (63,065)   (27,859)
                                                                                        ---------   --------
    Total lease financings...........................................................  $  251,133    131,352
                                                                                        =========   ========


         At December 31, 1996, future minimum lease rentals on direct financing, sales type and leveraged leases are as follows: $61.0 million in 1997; $49.9 million in 1998, $38.6 million in 1999; $28.0 million in 2000;
         $21.3 million in 2001, and $25.8 million thereafter.

         At December 31, 1996, future minimum lease rentals on noncancelable operating leases are as follows: $12.4 million in 1997; $3.0 million in 1998; $214,000 in 1999, and $88,000 in 2000.

         ALLOWANCE FOR LOAN AND LEASE LOSSES

         Changes in the allowance for loan and lease losses are as follows:


                                                                                  YEARS ENDED DECEMBER 31,
                                                                               -----------------------------
                                                                                  1996       1995      1994
                                                                                  ----       ----      ----
                                                                                   (DOLLARS IN THOUSANDS)
Balance, beginning of year.................................................... $ 64,436     64,838    64,715
  Provision...................................................................    4,001      1,032     2,948
  Amounts charged off.........................................................   (2,887)    (2,318)   (3,220)
  Recoveries..................................................................      372        708       395
  Other.......................................................................        -        176         -
                                                                                -------    -------   -------
Balance, end of year.......................................................... $ 65,922     64,436    64,838
                                                                                =======    =======   =======


         Nonperforming loans and leases were $35.4 million, $43.1 million and $49.2 million at December 31, 1996, 1995 and 1994, respectively.

         As of December 31, 1996, the total investment in impaired loans was $10.4 million. The entire $10.4 million was subject to allowances for credit losses of $615,000 as of December 31, 1996. The average recorded investment in impaired loans during 1996 was $11.5 million, and interest income recognized in 1996 was $807,000. The interest income potential based upon the original terms of the contracts for these impaired loans was $1.0 million for 1996.

         As of December 31, 1995, the total investment in impaired loans was $1.7 million. The entire $1.7 million was subject to allowances for credit losses of $1.0 million as of December 31, 1995. The average recorded investment in impaired loans during 1995 was $1.7 million, and interest income recognized in 1995 was $114,000. The interest income potential based upon the original terms of the contracts for these impaired loans was $160,000 for 1995.

6.       REAL ESTATE OWNED

         Real estate owned consists of the following:


                                                                                            DECEMBER 31,
                                                                                       ---------------------
                                                                                           1996       1995
                                                                                           ----       ----
                                                                                       (DOLLARS IN THOUSANDS)
Acquired in settlement of loans.......................................................... $ 7,030     11,650
Held for investment and acquired for development.........................................     307        341
                                                                                           ------    -------
  Total.................................................................................. $ 7,337     11,991
                                                                                           ======    =======

7.       DEPOSITS

         Deposits consist of the following:


                                                                              DECEMBER 31,
                                                           -------------------------------------------------
                                                                     1996                       1995
                                                           -----------------------     ---------------------
                                                                           WEIGHTED                   WEIGHTED
                                                                           AVERAGE                    AVERAGE
                                                              AMOUNT        RATE          AMOUNT        RATE
                                                           -----------     -------     -----------    --------
                                                                          (DOLLARS IN THOUSANDS)
Checking accounts:
  Interest-bearing.......................................  $   558,753       1.86%     $   513,933      1.98%
  Noninterest-bearing....................................      300,685          -          220,029         -
Savings accounts.........................................      868,361       2.42        1,007,178      2.41
Money market accounts....................................    1,344,973       3.52          829,087      3.19
Certificates of deposit..................................    4,766,369       5.85        4,438,831      5.97
                                                            ----------                  ----------
    Total deposits.......................................    7,839,141       4.56        7,009,058      4.65
Plus unamortized premium on
  deposits purchased.....................................        2,056                       3,433
                                                            ----------                  ----------
    Total deposits, net..................................  $ 7,841,197                 $ 7,012,491
                                                            ==========                  ==========
Including the annualized effect of applicable swaps,
  floors and amortization of deferred gains on
  terminated swaps.......................................                    4.48%                      4.61%


         A summary of certificates of deposit by maturity follows:


                                                                                           DECEMBER 31, 1996
                                                                                           -----------------
                                                                                         (DOLLARS IN THOUSANDS)
Within 12 months..........................................................................     $ 3,489,052
12 months to 24 months....................................................................         686,145
24 months to 36 months....................................................................         241,609
36 months to 48 months....................................................................          99,320
Over 48 months............................................................................         250,243
                                                                                                ----------
  Total...................................................................................     $ 4,766,369
                                                                                                ==========


         At December 31, 1996, the Bank had no brokered certificates of deposit.

8.       FEDERAL HOME LOAN BANK ADVANCES

         Federal Home Loan Bank advances at December 31, 1996, are secured by Charter One's investment in the stock of the Federal Home Loan Bank, as well as certain real estate loans aggregating $4.5 billion and mortgage-backed securities aggregating $641 million. FHLB advances are composed of the following:




                                                                              DECEMBER 31,
                                                           -------------------------------------------------
                                                                     1996                       1995
                                                           -----------------------     ---------------------
                                                                           WEIGHTED                   WEIGHTED
                                                                           AVERAGE                    AVERAGE
                                                              AMOUNT        RATE          AMOUNT        RATE
                                                           -----------     -------     -----------    --------
                                                                          (DOLLARS IN THOUSANDS)
Fixed-rate advances.......................................  $ 1,791,332       5.99%    $ 1,310,122      5.78%
Variable-rate advances....................................    1,403,000       5.56       1,853,000      5.87
                                                             ----------                 ----------
  Total advances                                              3,194,332       5.80       3,163,122      5.84
Unamortized premium.......................................            1                         22
                                                             ----------                 ----------
  Total advances, net                                       $ 3,194,333                $ 3,163,144
                                                             ==========                 ==========
Including the annualized effect of
  applicable swaps, caps and amortization
  of deferred gains on terminated swaps...................                    5.81%                     5.90%

         The variable-rate advances reprice based upon three-month LIBOR at three-month intervals, and included $83 million with a 6.00% LIBOR cap, and $573 million which are callable, at par, by the FHLB.

         Charter One has also entered into stand-alone interest rate cap agreements applicable to certain variable-rate and short-term fixed-rate FHLB advances. Reference is made to Note 11, "Interest Rate Risk Management," for additional discussion.

         FHLB advances mature as follows:


                                                                            DECEMBER 31, 1996
                                                           --------------------------------------------------
                                                             FIXED-RATE ADVANCES       VARIABLE-RATE ADVANCES
                                                           -----------------------     ----------------------
                                                                           WEIGHTED                   WEIGHTED
                                                                           AVERAGE                    AVERAGE
                                                              AMOUNT        RATE          AMOUNT        RATE
                                                           -----------     -------     -----------    --------
                                                                           (DOLLARS IN THOUSANDS)
Maturing in:
  1997..................................................   $   387,300        5.94%    $ 1,128,000      5.55%
  1998..................................................       285,000        6.50          75,000      5.59
  1999..................................................       475,000        6.23         200,000      5.60
  2000..................................................       400,000        5.98
  2001..................................................       205,000        4.88
  2005..................................................         5,000        6.52
  2006..................................................           319        3.98
  2007..................................................        31,868        5.82
  2009..................................................           525        5.00
  2010..................................................           509        1.00
  2011..................................................           658        3.50
  2016..................................................           153        3.75
                                                            ----------                  ----------
    Total                                                    1,791,332        5.99%      1,403,000      5.56%
 Unamortized premium....................................             1                           -
                                                            ----------                  ----------
    Total FHLB advances, net............................   $ 1,791,333                 $ 1,403,000
                                                            ==========                  ==========


         Certain advances require periodic amortization of principal. At December 31, 1996, scheduled repayments of advances are as follows:
         $1.5 billion in 1997, $362.4 million in 1998, $677.5 million in 1999,
         $402.7 million in 2000, $207.8 million in 2001, and $26.3 million thereafter.

         At December 31, 1996, $200 million of the fixed rate agreements maturing in 2001 are convertible, at the counterparty's option, to a floating rate of three-month LIBOR, beginning in February 1999 and quarterly thereafter.

9.       REVERSE REPURCHASE AGREEMENTS

         Securities sold under agreements to repurchase are composed of the following:


                                                                                         DECEMBER 31,
                                                                                   ------------------------
                                                                                       1996         1995
                                                                                       ----         ----
                                                                                    (DOLLARS IN THOUSANDS)
Short term:
  Mortgage-backed securities of $822 million, with fair value approximating
   $844 million, sold with agreements to repurchase the same securities, with
   a weighted average interest rate of 5.86% and matured in 1996.................  $         -      798,783
  U.S. Treasury securities of $50 million, with fair value approximating
   $50 million, sold with agreements to repurchase the same securities, with
   a weighted average interest rate of 5.82% and matured in 1996.................            -       49,250
                                                                                    ----------   ----------
       Total short term..........................................................            -      848,033
                                                                                    ----------   ----------
Long term:
  Mortgage-backed securities of $1.6 billion, with fair value approximating
   $1.7 billion, sold with agreements to repurchase the same securities.
   (1995-$1.3 billion sold with fair value of $1.3 billion):
     With a weighted average interest rate of 5.95% at December 31, 1995, resetting quarterly based on three-month LIBOR and capped at
      6.06% through 1996, due in 1998, and converted to fixed-rate in 1996.......            -      491,487
     With an interest rate of 5.67% and 6.17% at December 31, 1996 and
      1995, respectively, resetting quarterly based on three-month LIBOR
      and capped at 6.06%, due in 1997...........................................      175,000      175,000
     With a weighted average interest rate of 4.96%, due in 1996,
      callable by the Company at par.............................................            -      275,000
     With a weighted average interest rate of 5.89% and 5.44% at December 31,
      1996 and 1995, respectively, due in 1998...................................      804,778      200,000
     With a weighted average interest rate of 5.16% and 5.84% at December 31, 1996
      and 1996 and 1995, respectively, due in 1999...............................      570,000      100,000
                                                                                    ----------   ----------
         Total long term.........................................................    1,549,778    1,241,487
                                                                                    ----------   ----------
                                                                                   $ 1,549,778    2,089,520
                                                                                    ==========   ==========
Weighted average interest cost including amortization of fees....................         5.62%        5.80%
                                                                                         =====        =====
Weighted average interest cost including the annualized effect of the applicable swaps, caps and amortization of deferred net gains
  on terminated swaps............................................................         5.59%        5.68%
                                                                                         =====        =====


         At December 31, 1996 and 1995, $200 million of the fixed-rate agreements maturing in 1998 were convertible, at the counterparty's option, to a floating rate of three-month LIBOR, beginning in June 1997 and quarterly thereafter.

         At December 31, 1996, $150 million of the fixed-rate agreements maturing in 1999 were convertible, at the counterparty's option, to a floating rate of three-month LIBOR, beginning in October 1997 and quarterly thereafter.

         At December 31, 1996, $120 million and $100 million of the fixed-rate agreements maturing in 1999 were convertible, at the counterparty's option, to a floating rate of three-month LIBOR less 10 basis points, beginning in August 1997 and October 1997 respectively, and quarterly thereafter.

         The securities sold under agreements to repurchase were delivered to the primary dealers who arranged, or were party to, the transactions. They may have sold, loaned, or otherwise disposed of such securities to other parties and have agreed to resell the same securities back to the Company at maturity of the agreements.

         At December 31, 1996 there were no amounts at risk with any counterparties exceeding 10% of shareholders' equity. The amount at risk is equal to the excess of the carrying value of the securities sold under agreements to repurchase over the amount of the repurchase liability.

         The maximum month-end balance of outstanding agreements to repurchase the same securities was $2.0 billion in 1996 and $3.6 billion in 1995. The average balance was $1.6 billion and $3.2 billion during 1996 and 1995, respectively.

10.      OTHER BORROWINGS

         Other borrowings consist of the following:


                                                                                            DECEMBER 31,
                                                                                       ---------------------
                                                                                           1996       1995
                                                                                           ----       ----
                                                                                       (DOLLARS IN THOUSANDS)
Zero coupon bonds of $407 million due February 2005,
  with yield to maturity of 11.39%....................................................   $ 162,435    145,684
Mortgage loan sale agreement..........................................................       9,902     10,351
Variable-rate bonds, due December 1, 2015, interest payable semi-
  annually at 4.75% with a ceiling of 9.5%............................................      10,000     10,000
Installment obligations without recourse..............................................      23,157     35,663
Other.................................................................................       5,686      7,322
                                                                                          --------   --------
     Total............................................................................   $ 211,180    209,020
                                                                                          ========   ========


         The zero coupon bonds are collateralized by mortgage-backed securities of $359 million and $354 million at December 31, 1996 and 1995, respectively.

         The installment obligations are collateralized by leased equipment and future lease revenues. The Company assigned the rentals under many leases on a nonrecourse basis. In the event of a default by a lessee, there is no recourse against the Company.

11.      INTEREST RATE RISK MANAGEMENT

         The Company utilizes various types of interest rate contracts in managing its interest rate risk on certain of its deposits and FHLB advances. The Company has utilized fixed payment swaps to convert certain of its floating-rate or short-term, fixed-rate liabilities into longer term, fixed rate instruments. Under these agreements, the Company has agreed to pay interest to the counterparty on a notional principal amount at a fixed rate defined in the agreement, and receive interest at a floating rate indexed to LIBOR. The amounts of interest exchanged are calculated on the basis of notional principal amounts. The Company also utilizes fixed receipt swaps to convert certain of its longer-term callable certificates of deposit into short-term variable instruments. Under these agreements the Company has agreed to receive interest from the counterparty on a notional amount at a fixed rate defined in the agreement, and to pay interest at a floating rate indexed to LIBOR.

         Information on the swaps, by maturity date, follows:


                                                                      DECEMBER 31,
                                            --------------------------------------------------------------
                                                          1996                             1995
                                            -----------------------------    -----------------------------
                                             NOTIONAL  RECEIVING  PAYING      NOTIONAL  RECEIVING  PAYING
                                            PRINCIPAL  INTEREST  INTEREST    PRINCIPAL  INTEREST  INTEREST
                                             AMOUNT      RATE      RATE       AMOUNT      RATE      RATE
                                            ---------  --------  --------    ---------  --------- --------
                                                                 (DOLLARS IN THOUSANDS)
FIXED PAYMENT AND VARIABLE RECEIPT
1999....................................... $ 100,000     5.77%    10.0%     $ 100,000    6.02%    10.09%
                                             ========     ====     ====       ========    ====     =====
VARIABLE PAYMENT AND FIXED RECEIPT
1997.......................................                                  $  45,000    6.30%     5.63%
1998....................................... $ 115,000     6.40%    5.53%             -       -          -
2000.......................................   110,000     7.06     5.54        110,000    7.08      5.63
2001.......................................   140,000     7.28     5.53              -       -         -
                                             --------     ----     ----       --------    ----     -----
   Total................................... $ 365,000     6.93%    5.53%(1)  $ 155,000    6.86%     5.63%(1)
                                             ========     ====     ====       ========    ====     =====

---------------------------

(1)    Rates are based upon LIBOR.


         The Company also utilized swaps to hedge a special class of certificates of deposit. These swaps provide for the receipt of variable interest based upon changes in the S&P 500 Index, and the payment of either fixed or variable interest. The notional principal amount outstanding at December 31, 1996 of these agreements was $32.2 million with a weighted average receipt rate of 19.58% and payment rate of 5.59% at that date. As of December 31, 1995, the outstanding principal was $24.2 million with receipt and pay rates of 14.28% and 5.85% respectively.

         In March 1995, the Company entered into $300 million of four-year interest rate floor agreements maturing in March 1999, which provide for receipt of interest when six-month LIBOR falls below 6.00%. The Company receives the difference between 6.00% and LIBOR at the time of repricing, calculated on the $300 million notional amount. At December 31, 1996, interest received based on a 5.80% LIBOR rate was partially offset by a .07% per annum fee cost.

         In the fourth quarter of 1995, as part of a balance sheet repositioning due to the merger with FirstFed, the Company terminated $600 million of swaps which were scheduled to mature in 1999, resulting in a pretax loss of $72.0 million. The loss was recognized immediately in the statement of operations, as the liabilities to which the agreements were assigned were eliminated in connection with the repositioning. The Company also terminated a $150 million swap which resulted in a gain of $1.0 million. The gain was deferred and is being amortized straight line over the original life of the agreement, as the liability to which it was assigned remains outstanding. An additional pretax loss of $4.2 million was also recognized in the fourth quarter of 1995 when $800 million of 8% interest rate caps were terminated and the corresponding liabilities were eliminated.

         The unamortized net gains on terminated swaps were deferred if the liabilities to which they were assigned remained outstanding. The gains are being amortized over the original lives of the agreements. The unamortized net gain on terminated swaps was $2.1 million at December 31, 1996. Amortization of deferred net gains against interest expense totaled $6.1 million, $6.8 million and $6.6 million in 1996, 1995 and 1994, respectively. Amortization of the $2.1 million of remaining deferred net gains at December 31, 1996, is expected to be $1.1 million in 1997, $643,000 in 1998, and $313,000 in 1999.

         The interest rate exchange agreements have been entered into with three nationally recognized primary dealers. The payments on these agreements have been collateralized with $23.4 million of mortgage-backed securities at December 31, 1996, held by the counterparties. In the event of a counterparty default, the Company is subject to risk to the extent that the value of the collateral exceeds the Company's net obligations under the agreements, and to the extent that any agreements have to be replaced under market conditions which are not favorable to the Company. The Company does not currently anticipate a default by any of the counterparties.

         The Company has entered into caps with primary dealers to limit its exposure to rising rates on certain of its variable-rate and short-term, fixed-rate liabilities. These stand-alone agreements supplement the cap provisions which have been incorporated into some of the Company's borrowings. The agreements provide for receipt of interest when three-month LIBOR exceeds an agreed-upon base rate. The Company receives a rate of interest equal to the excess of three-month LIBOR at the time of repricing over the 6.00% base rate, calculated on a notional principal amount. The agreements reprice quarterly. Fees paid at inception of the agreements are being amortized over the terms of the agreements. Unamortized fees totaled $328,000 at December 31, 1996.

         Outstanding caps are described in the following table:


                               -----------------------------------------------------------------------------
                                              1996                                      1995
                               ------------------------------------     ------------------------------------
                                                              PER                                      PER
                               NOTIONAL           INTEREST   ANNUM      NOTIONAL           INTEREST   ANNUM
                               PRINCIPAL   BASE     RATE    COST OF     PRINCIPAL   BASE     RATE    COST OF
        MATURING IN             AMOUNT     RATE   RECEIVED    FEE        AMOUNT     RATE   RECEIVED    FEE
        -----------            ---------   ----   --------  -------     ---------   ----   --------  -------
                                                           (DOLLARS IN THOUSANDS)
1996........................                                           $ 200,000    6.00%       -%     .21%

1997........................ $  650,000    6.00%       -%     .31%       650,000    6.00        -      .31
                              ---------   -----      ---      ---       --------   -----      ---      ---
   Total.................... $  650,000    6.00%       -%     .31%     $ 850,000    6.00%       -%     .28%
                              =========   =====      ===      ===       ========   =====      ===      ===


         The Company is exposed to credit loss in the event of nonperformance by the counterparties to the swaps, floors and caps. The Company, however, does not currently anticipate nonperformance by the counterparties.

         The cost of interest rate exchange, cap and floor positions, including amortization of gains and losses on terminated positions, was included in interest expense as follows:


                                                                               YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------
                                                                            1996         1995          1994
                                                                            ----         ----          ----
                                                                               (DOLLARS IN THOUSANDS)
Interest expense:
  Deposits.............................................................  $ (9,515)      18,745         41,561
  FHLB advances........................................................     1,760        2,201          2,202
  Reverse repurchase agreements........................................    (2,048)      30,914         73,014
                                                                          -------      -------       --------
     Total.............................................................  $ (9,803)      51,860        116,777
                                                                          =======      =======       ========

12.      FEDERAL INCOME TAXES

         In accordance with SFAS No. 109, deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

         The provision for federal income taxes consists of the following components:


                                                                               YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------
                                                                         1996           1995          1994
                                                                         ----           ----          ----
                                                                               (DOLLARS IN THOUSANDS)
  Current..........................................................   $ 32,222         26,581        (4,806)
  Deferred.........................................................     32,561         (7,408)       11,862
                                                                       -------        -------       -------
     Total.........................................................   $ 64,783         19,173         7,056
                                                                       =======        =======       =======


         A reconciliation from tax at the statutory rate to the income tax provision is as follows:




                                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------------
                                                          1996               1995                1994
                                                   -----------------   -----------------   -----------------
                                                    DOLLARS    RATE    DOLLARS    RATE     DOLLARS    RATE
                                                    -------    ----    -------    ----     -------    ----
                                                                    (DOLLARS IN THOUSANDS)
Tax at statutory rate............................. $ 67,377    35.0%   $ 18,622    35.0%   $  7,937    35.0%

Increase (decrease) due to:
  Bad debt deduction .............................        -                   -       -       4,000    17.6
  Purchase accounting ............................        -                   -       -      (3,877)  (17.1)
  Other ..........................................   (2,594)   (1.3)        551     1.0      (1,004)   (4.5)
                                                    -------    ----     -------   -----     -------   -----
    Income tax provision ......................... $ 64,783    33.7%   $ 19,173    36.0%   $  7,056    31.0%
                                                    =======    ====     =======   =====     =======   =====


         Significant components of the deferred tax assets and liabilities are as follows. No valuation allowance was considered necessary.

                                                                              YEAR ENDED DECEMBER 31,
                                                                       --------------------------------------
                                                                           1996         1995          1994
                                                                           ----         ----          ----
                                                                               (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Book allowance for loan losses....................................   $  21,201        21,483         22,323
  Accrued and deferred compensation.................................       4,258         3,062          2,661
  Allowance for uncollected interest................................         823           946            970
  Net unrealized loss on securities.................................           -        15,978         30,647
  Other.............................................................       5,250        20,566         19,088
                                                                        --------       -------        -------
     Total deferred tax assets......................................      31,532        62,035         75,689
                                                                        --------       -------        -------

Deferred tax liabilities:
  Leasing activities, net...........................................      22,831         5,422              -
  FHLB stock dividends..............................................      15,124        12,668         10,928
  Tax allowance for loan losses.....................................       5,840         7,987          9,094
  Net unrealized gain on securities.................................       4,565             -              -
  Depreciation......................................................       3,783         2,690          6,318
  Purchase accounting...............................................         894         1,738          1,647
  Mark-to-market....................................................         339           678          2,295
  Other.............................................................       3,384         2,976            914
                                                                        --------       -------        -------
     Total deferred tax liabilities.................................      56,760        34,159         31,196
                                                                        --------       -------        -------
       Net deferred tax asset (liability)...........................   $ (25,228)       27,876         44,493
                                                                        ========       =======        =======


         During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including Charter One, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on the Company's statement of operations as taxes were provided for in prior years in accordance with SFAS 109, "Accounting for Income Taxes." The timing of this recapture may be delayed for a one or two-year period to the extent that Charter One originates more residential loans than the average originations in the past six years. Charter One will meet the origination requirement for 1996 and, therefore, will delay recapture at least until the six-year period beginning in 1997. The recapture amount of $17.1 million will result in payments totaling $6.0 million which has been previously accrued. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of shareholders or if the Bank no longer qualifies as a "bank". Tax bad debt deductions accumulated prior to 1988 by the Bank are approximately $168 million. No deferred income taxes have been provided on these bad debt deductions and no recapture of these amounts is anticipated.

13.      SHAREHOLDERS' EQUITY

         The Bank may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause shareholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements. At December 31, 1996, approximately $155.9 million of the Company's retained earnings was available to pay dividends to shareholders, to purchase shares, or to be used for other corporate purposes.

         During 1994, the Board of Directors of the Company authorized management to purchase up to 1.2 million shares of its outstanding common stock. As of June 30, 1996, all of the shares had been purchased under this authorization.

         On May 15, 1996, the Board of Directors of the Company authorized management to purchase 5% of the Company's outstanding common stock in an additional buyback program. As of that date, the Company had 47,354,637 common shares outstanding (adjusted for subsequent stock dividend). Under the authorization, repurchases are to be made from time to time through open market purchases or unsolicited negotiated transactions. Shares purchased under this authorization will be held in treasury and will be available for issuance upon the exercise of outstanding stock options and for other corporate purposes.

         Under these two buyback programs, 1,288,425 shares of stock were repurchased in 1996 for an aggregate price of $47.7 million, and 718,100 shares were purchased in 1995 for an aggregate price of $19.8 million.

         On July 24, 1996, the Board of Directors of Charter One Financial, Inc. approved a 5% stock dividend which was distributed September 30, 1996, to shareholders of record on September 13, 1996.

14.      REGULATORY CAPITAL REQUIREMENTS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines and the regulatory framework for prompt corrective action that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based, Tier 1 risk-based, Tier 1 leverage and tangible capital as set forth in the tables below.


                                                                AS OF DECEMBER 31, 1996
                                           ------------------------------------------------------------------
                                                                                      TO BE WELL CAPITALIZED
                                                                       FOR CAPITAL    UNDER PROMPT CORRECTIVE
                                                  ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                           -------------------     ------------------   -------------------
                                             AMOUNT     RATIO       AMOUNT     RATIO      AMOUNT     RATIO
                                             ------     -----       ------     -----      ------     -----
                                                                 (DOLLARS IN THOUSANDS)
Total capital (to risk-weighted assets)... $ 741,904    10.62%     $559,080     8.0%     $698,850    10.0%
Tier 1 capital (to risk-weighted assets)..   679,967     9.73        N/A        N/A       419,310     6.0

Tier 1 capital (to adjusted tangible assets) 679,967     5.00       407,700     3.0       679,500     5.0
Tangible capital (to adjusted
  tangible assets)........................   679,967     5.00       203,850     1.5        N/A        N/A


                                                                AS OF DECEMBER 31, 1995
                                           ------------------------------------------------------------------
                                                                                      TO BE WELL CAPITALIZED
                                                                       FOR CAPITAL    UNDER PROMPT CORRECTIVE
                                                  ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                           -------------------     ------------------   -------------------
                                             AMOUNT     RATIO       AMOUNT     RATIO      AMOUNT     RATIO
                                             ------     -----       ------     -----      ------     -----
                                                                 (DOLLARS IN THOUSANDS)
Total capital (to risk-weighted assets)... $ 875,176    14.29%     $489,835     8.0%     $612,294    10.0%
Tier 1 capital (to risk-weighted assets)..   822,670    13.44        N/A        N/A       367,376     6.0
Tier 1 capital (to adjusted tangible assets) 822,670     6.11       404,053     3.0       673,422     5.0
Tangible capital (to adjusted
  tangible assets)........................   822,670     6.11       202,027     1.5        N/A        N/A


         As of December 31, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table above. There are no conditions or events since that notification that have changed the Bank's category.

         Management believes, as of December 31, 1996, that the Bank meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which the Bank's loans and securities are concentrated, could adversely affect future earnings and, consequently, the Bank's ability to meet its future capital requirements.

15.      STOCK PURCHASE RIGHTS

         Each share of the Company's common stock outstanding entitles the shareholder to one stock purchase right. Each right will entitle the registered holder to purchase one one-hundredth of a share of a new series of preferred stock at a price of $40.00 (subject to adjustment). The rights have additional provisions which, subject to the approval of the Board of Directors, (1) will entitle the holder to purchase the Company's authorized and unissued common stock at a price below its market value (as defined in the agreement) in the event that any person or group acquires 20% or more of the common stock of the Company without the consent of the Company, and (2) will entitle the holder to purchase shares of common stock of the acquiring company at a price below the market value (as defined in the agreement) in the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power (as defined) are sold.

         The rights expire on December 1, 1999, and may be redeemed by the Company for $.01 per right at any time prior to an acquisition of 20% or more of the common stock of the Company and thereafter under certain circumstances, including in connection with a business combination consented to by the Company. There are 46,442,723 rights outstanding at December 31, 1996 and 600,000 shares of preferred stock reserved for these rights.

16.      BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP AND PENSION PLANS

         The Company has an Employee Stock Ownership Plan ("ESOP") and had a noncontributory defined benefit pension plan ("Pension Plan") through April 30, 1994. Effective April 30, 1994, the Bank's Board of Directors approved an amendment to provide for 100% vesting of accrued benefits and to freeze benefits accrued under the Pension Plan. The effect of this curtailment was not material. The Pension Plan was terminated and all assets were distributed in the fourth quarter of 1995. FirstFed also had a noncontributory defined benefit pension plan ("FirstFed Pension Plan"). Effective October 31, 1995, the FirstFed Board of Directors approved an amendment to provide for 100% vesting of accrued benefits and to freeze benefits accrued under the FirstFed Pension Plan in anticipation of termination. The effect of this curtailment was not material.

         Benefits accrued through October 31, 1995 under the FirstFed Pension Plan will be paid to plan participants in the form of annuity contracts or lump sum payments, at the participant's option. Assets remaining after distribution of the accrued benefits will be allocated among participants at October 31, 1995, and distributed in the same manner as accrued benefits.

         The Company's funding policy for the ESOP is to make discretionary contributions to the plan. Contributions to the ESOP were $1.6 million, $250,000, and $2 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company's funding policy prior to the freeze of Pension Plan benefits was to contribute to the Pension Plan amounts necessary, after consideration of ESOP contributions, to satisfy the funding requirements of federal law and regulations. The funding policy for the FirstFed Pension Plan was to contribute amounts necessary to satisfy the funding requirements of federal law and regulations.

         ESOP assets consist principally of Company stock. At December 31, 1996 and 1995, the ESOP held approximately 3.1% and 3.4%, respectively, of the total outstanding shares of Company stock. The FirstFed Pension Plan assets consisted principally of fixed-income and listed equity securities.

         The Bank has a trusteed employee savings plan covering substantially all salaried employees. Under the terms of the Trust Agreement, the Bank's annual contribution to the plan is based on matching contributions of participating employees up to 9% of base salary. Contributions totaled $1.6 million and $757,000 for the years ended December 31, 1996 and 1995, respectively. The Bank may terminate the plan at any time.

         In the past, FirstFed voluntarily provided health care and life insurance benefits to substantially all retired employees, on an unfunded, noncontributory basis. The cost of providing these benefits was expensed as paid. In 1992, the plan was amended for employees retiring after September 30, 1992, and now requires the employees to pay the full cost of health care benefits after retirement. In 1993, FirstFed adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." SFAS No. 106 requires that the cost of providing such benefits be recognized over the employee's service periods rather than on a cash basis. FirstFed elected to amortize the accumulated postretirement benefit obligation of $9.3 million over 20 years.

         Net periodic postretirement benefit cost included the following components:



                                                                                 YEAR ENDED DECEMBER 31,
                                                                          ------------------------------------
                                                                              1996         1995          1994
                                                                              ----         ----          ----
                                                                                 (DOLLARS IN THOUSANDS)
Service cost - benefits earned during the period.........................   $    -            10           16
Interest cost on accumulated postretirement benefit obligation...........      563           714          694
Amortization of unrecognized transition obligation.......................      410           464          464
Curtailment loss.........................................................      196             -            -
Amortization of net loss.................................................        -             -            9
                                                                             -----        ------       ------
   Total.................................................................   $1,169         1,188        1,183
                                                                             =====        ======       ======


         The following table sets forth the amount reported in the Company's consolidated statements of financial condition:


                                                                                           DECEMBER 31,
                                                                                      ----------------------
                                                                                         1996         1995
                                                                                         ----         ----
                                                                                      (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees..........................................................................   $(8,047)      (8,939)
  Fully eligible active plan participants...........................................         -         (136)
  Other active plan participants....................................................         -         (169)
                                                                                        ------       ------
     Total..........................................................................    (8,047)      (9,244)
Plan assets at fair value...........................................................         -            -
                                                                                        ------       ------
Accumulated postretirement benefit obligation in excess of plan assets..............    (8,047)      (9,244)
Unrecognized net (gain) loss........................................................      (240)         129
Unrecognized transition obligation..................................................     6,565        7,893
                                                                                        ------       ------
   Accrued postretirement benefit cost included in other liabilities................   $(1,722)      (1,222)
                                                                                        ======       ======


         A discount rate of 7.50% was used to measure the accumulated postretirement benefit obligation as of December 31, 1996. The rate of increase in health care costs was assumed to be 9.38% in 1997, grading down uniformly to 5.50% in 2003 and all years thereafter. A 1.00% increase in the health care cost trend rate assumptions would increase the December 31, 1996, accumulated postretirement benefit obligation by $604,400 and would increase the aggregate of the service and interest cost components of 1996 net periodic postretirement benefit cost by $40,700.


17.      STOCK OPTION PLANS

         At December 31, 1996, the Company has five stock option plans under which 3,370,074 shares of common stock are reserved for grant to directors, officers and key employees. The Plans provide that option prices will not be less than the fair market value of the stock at the grant date. The date on which the options are first exercisable is determined by the Stock Option Committee of the Board of Directors (the "Committee"). The options expire no later than 10 years from the grant date. The Company applies APB No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost of the Company's five stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       -----------------------
                                                                                         1996          1995
                                                                                         ----          ----
                                                                                       (DOLLARS IN THOUSANDS)
Net income:
  As reported....................................................................      $127,722        34,032
  Pro forma......................................................................       124,675        33,935

Earnings per share:
  As reported....................................................................          2.67           .71
  Pro forma......................................................................          2.60           .70

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: dividend yield of 2.5% for all years; expected volatility of 34% for the 1995 option grants and 31 to 34% percent for the 1996 grants; risk-free interest rates of 6.48 to 7.71 percent for the 1995 option grants and 5.48% to 6.56% for the 1996 grants; and expected lives of seven years for both plans.

         The following is an analysis of the stock option activity for each of the years in the three-year period ended December 31, 1996 and the stock options outstanding at the end of the respective periods. Amounts have been restated to reflect the 5% stock dividend.


                                                                                  EXERCISE PRICE
                                                                           --------------------------------
                                                           NUMBER
                                                          OF SHARES           PER SHARE            TOTAL
                                                          ---------        ---------------     ------------
Outstanding at January 1, 1994........................    2,404,458        $ 2.97 -$ 19.84     $ 26,128,084
Granted...............................................       28,350         19.29 -  21.55          571,500
Exercised.............................................     (157,339)         3.39 -  14.76         (915,122)
Canceled - stock appreciation rights exercised........       (4,410)                  6.15          (27,125)
Forfeited.............................................      (13,316)         2.97 -  18.20         (208,679)
                                                         ----------                             -----------
Outstanding at December 31, 1994......................    2,257,743          2.97 -  21.55       25,548,658
Granted...............................................       72,450         18.33 -  25.48        1,401,375
Exercised.............................................     (737,217)         3.39 -  19.29       (8,231,201)
Canceled - stock appreciation rights exercised........       (3,969)                  6.15          (24,413)
Forfeited.............................................      (29,317)        14.76 -  18.20         (441,058)
                                                         ----------                             -----------
Outstanding at December 31, 1995......................    1,559,690          2.97 -  25.48       18,253,361
Granted...............................................    1,591,057         28.33 -  42.00       45,419,678
Exercised.............................................     (501,568)         3.39 -  21.55       (5,052,015)
Forfeited.............................................      (75,936)        16.80 -  28.33       (1,965,169)
                                                         ----------                             -----------

Outstanding at December 31, 1996......................    2,573,243        $ 2.97 -$ 42.00     $ 56,655,855
                                                         ==========         =====   ======      ===========

Exercisable at December 31, 1996......................      929,854        $ 2.97 -$ 25.48     $ 10,856,983
                                                         ==========         =====   ======      ===========

Shares available for future grants
 at December 31, 1996.................................      796,831
                                                         ==========


         As of December 31, 1996, the weighted average exercise price for options outstanding was $22.02 with a weighted average remaining contractual life of 7.4 years.

         Stock appreciation rights may be granted alone or in conjunction with options granted to officers and key employees. Upon exercise, the payment may be made in cash, shares or partly in each. The Company accrues compensation expense for the amount by which the market value of the shares exceed the exercise price of the appreciation rights. All appreciation rights expire on January 29, 1998. Costs of the appreciation rights are accrued and charged to salaries and employee benefits expense.

         The following is an analysis of the stand-alone stock appreciation rights activity for each of the years in the three-year period ended December 31, 1996 and the stock appreciation rights outstanding at the end of the respective periods. Amounts have been restated to reflect the 5% stock dividend.


                                                                                       EXERCISE PRICE
                                                               NUMBER             -------------------------
                                                              OF RIGHTS           PER SHARE         TOTAL
                                                              ---------           ---------      ----------
Outstanding at December 31, 1993...........................     170,104            $ 3.39        $  576,000
Exercised..................................................     (42,526)             3.39          (144,000)
                                                               --------                           ---------
Outstanding at December 31, 1994...........................     127,578              3.39           432,000
Exercised..................................................     (67,923)             3.39          (230,000)
                                                               --------                           ---------
Outstanding at December 31, 1995...........................      59,655              3.39           202,000
Exercised .................................................      (6,498)             3.39           (22,000)
                                                                                     3.39
                                                               --------                           ---------
Outstanding at December 31, 1996...........................      53,157            $ 3.39        $  180,000
                                                               ========             =====         =========
Exercisable at December 31, 1996...........................      53,157            $ 3.39        $  180,000
                                                               ========             =====         =========

      The Committee may also award restricted shares of common stock and performance units to officers and key employees. The terms of the grants are determined by the Committee at the date of the award. As of December 31, 1996 no awards of restricted shares of common stock or performance units had been made.

      INCENTIVE COMPENSATION PLAN

      The Bank maintains an incentive compensation plan (the "Incentive Plan") which provides for annual cash bonuses to certain management employees as a means of recognizing achievement on the part of such employees. The bonuses are determined based on a combination of the Bank's and the individual employee's performance during the year. Amounts are accrued and charged to expense during the year pursuant to the Incentive Plan.

18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      Cash, Cash Equivalents, Accrued Interest Receivable and Payable and Advance Payments by Borrowers for Taxes and Insurance - The carrying amount as reported in the Consolidated Statement of Financial Condition is a reasonable estimate of fair value.

      Mortgage-Backed and Investment Securities - Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

      Loans and Leases - The fair value is estimated by discounting the future cash flows using the current market rates for loans and leases of similar maturities with adjustments for market and credit risks.

      Federal Home Loan Bank Stock - The fair value is estimated to be the carrying value which is par. All transactions in the capital stock of the Federal Home Loan Bank are executed at par.

      Deposits - The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

      Federal Home Loan Bank Advances, Reverse Repurchase Agreements, and Other Borrowings - Rates currently available to the Bank for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

      Interest Rate Swap, Cap and Floor Agreements - The fair value is estimated as the difference in the present value of future cash flows between the Company's existing agreements and current market rate agreements of the same duration.

      The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.



                                                        DECEMBER 31, 1996              DECEMBER 31, 1995
                                                    -------------------------        ----------------------
                                                       CARRYING        FAIR          CARRYING       FAIR
                                                        VALUE         VALUE           VALUE        VALUE
                                                    -----------     ---------       ----------    ---------
                                                                       (DOLLARS IN THOUSANDS)
Assets:
  Cash and cash equivalents.......................  $   270,304       270,304          658,371      658,371
  Investment securities...........................      243,632       243,632          407,427      407,427
  Mortgage-backed securities......................    4,714,796     4,723,252        5,314,749    5,396,915
  Loans and leases................................    8,100,342     8,169,149        6,678,600    6,739,819
  Federal Home Loan Bank stock....................      215,815       215,815          178,136      178,136
  Accrued interest receivable.....................       77,193        77,193           73,683       73,683
Liabilities:
  Deposits:
    Checking, savings and money
      market accounts.............................    3,072,772     3,072,772        2,570,227    2,570,227
    Certificates of deposit.......................    4,768,425     4,775,352        4,442,264    4,472,956
  Federal Home Loan Bank advances.................    3,194,333     3,185,864        3,163,144    3,169,582
  Reverse repurchase agreements...................    1,549,778     1,546,397        2,089,520    2,088,142
  Other borrowings................................      211,180       256,613          209,020      300,156
  Advance payments by borrowers for
    taxes and insurance...........................       39,346        39,346           47,738       47,738
  Accrued interest payable........................       35,298        35,298           56,955       56,955
Off-Balance-Sheet Items:
  Interest rate swaps in a net
    receivable position...........................            -         9,259                -        5,450
  Interest rate swaps in a net
    payable position..............................            -        (7,191)               -      (12,243)
  Interest rate cap and floor agreements..........            -         1,325                -       (1,738)

19.      STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

         Supplemental disclosures of cash flow information are summarized below:

                                                                                YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------
                                                                           1996          1995          1994
                                                                           ----          ----          ----
                                                                              (DOLLARS IN THOUSANDS)
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest on deposits and borrowings ................................. $  644,379       707,868       639,066
  Income taxes ........................................................     34,000         2,280        29,360
Supplemental schedule of noncash activities:
 Loans exchanged for mortgage-backed securities ........................   510,435       331,426        28,692
 Securities transferred from held to maturity to
  available for sale ...................................................    10,861     1,961,199        17,413
 Securities transferred from available for sale to
  held to maturity ..................................................... 1,064,722        79,618     1,032,733
 Securities transferred from held for sale to trading classification ...         -             -        33,213
 Transfers from loans to real estate owned .............................     6,712         5,702         5,083

20.     PARENT COMPANY FINANCIAL INFORMATION

The summarized financial statements of Charter One Financial, Inc. (parent company only) as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 follow:

STATEMENTS OF FINANCIAL CONDITION

                                                                                            DECEMBER 31,
                                                                                       ----------------------
                                                                                       1996              1995
                                                                                       ----              ----
                                                                                       (DOLLARS IN THOUSANDS)
Assets:
 Deposits with subsidiary................................................           $      67        28,596
 Cash equivalents........................................................              36,551             -
 Investment in subsidiary, at equity.....................................             880,995       814,817
 Securities and other....................................................              11,257         1,446
                                                                                    ---------       -------
   Total.................................................................           $ 928,870       844,859
                                                                                    =========       =======
Liabilities:
 Total liabilities.......................................................           $     177           461
                                                                                    ---------       -------
Shareholders' equity:
 Common stock............................................................                 475           451
 Additional paid-in capital..............................................             321,991       235,889
 Retained earnings.......................................................             637,356       642,197
 Treasury stock, at cost.................................................             (39,615)       (3,061)
 Net unrealized gain (loss) on securities, net of tax expense/benefit....               8,486       (31,078)
                                                                                    ---------       -------
 Total shareholders' equity..............................................             928,693       844,398
                                                                                    ---------       -------
   Total.................................................................           $ 928,870       844,859
                                                                                    =========       =======


STATEMENTS OF INCOME


                                                                                     YEAR ENDED DECEMBER 31,
                                                                                   ----------------------------
                                                                                  1996         1995         1994
                                                                                  ----         ----         ----
                                                                                     (DOLLARS IN THOUSANDS)
Income:
 Dividends from subsidiary..............................................          $100,000    47,500       36,250
 Interest and dividends on securities...................................             2,081     2,068          857
                                                                                   -------    ------       ------
   Total income.........................................................           102,081    49,568       37,107

Expenses................................................................               998    12,064        1,120
                                                                                   -------    ------       ------

 Income before undistributed net earnings of subsidiary.................           101,083    37,504       35,987
 Equity in undistributed net (loss) earnings of subsidiary..............            26,639    (3,472)     (32,716)
                                                                                  --------    ------      -------
   Net income...........................................................          $127,722    34,032        3,271
                                                                                  ========    ======      =======


STATEMENTS OF CASH FLOWS


                                                                             YEAR ENDED DECEMBER 31,
                                                                           -----------------------------
                                                                           1996        1995         1994
                                                                           ----        ----         ----
                                                                              (DOLLARS IN THOUSANDS)
 Cash flows from operating activities:
   Net income......................................................       $127,722      34,032       3,271
   Adjustments to reconcile net income to net cash
   provided by operating activities:
    Equity in undistributed net loss (earnings) of subsidiary......        (26,639)      3,472      32,716
    Other..........................................................           (343)      2,350        (658)
                                                                          --------      ------      ------
      Net cash provided by operating activities....................        100,740      39,854      35,329
                                                                          --------      ------      ------
 Cash flows from investing activities:
   Purchase of securities..........................................        (44,362)   (233,756)     (1,374)
   Maturity of securities..........................................         34,635     247,900       1,800
                                                                          --------      ------      ------
    Net cash provided by (used in) investing activities............         (9,727)     14,144         426
                                                                          --------      ------      ------
 Cash flows from financing activities:
   Proceeds from issuance of corrunon stock........................          1,392       1,072         984
   Payment of dividends on conunon stock...........................        (40,495)    (29,962)    (23,405)
   Net purchases of treasury stock.................................        (43,888)    (11,823)       (906)
                                                                          --------      ------      ------
    Net cash used in financing activities..........................        (82,991)    (40,713)    (23,327)
                                                                          --------      ------      ------
    Increase in deposits with subsidiary and
      cash equivalents.............................................         $8,022      13,285      12,428
                                                                          ========      ======      ======

21.    SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund (" SAEF") in a section entitled the Deposit @ance Funds Act of 1996 CACT"). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAEF assessable deposits as of March 31, 1995. The Company recorded a pretax charge of $56.3 million ($37.1 million after tax), which represented 65.7 basis points of the March 31, 1995 assessable deposits. This charge was recorded upon enactment of the Act on September 30, 1996, and paid on November 29, 1996. The annual deposit insurance rate in effect prior to this recapitalization has been reduced to 6.5 basis points of insured deposits.

    DELOITE &
     TOUCHE LLP
---------------
         [LOGO]

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors
Charter One Financial, Inc.

We have audited the accompanying consolidated statements of financial condition of Charter One Financial, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management Our responsibility is to express an opuuon on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Charter One Financial, Inc. and FirstFed Michigan Corporation which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the statements of income, shareholders' equity, and cash flows of F@ed Nfichigan Corporation for the year ended December 31, 1994, which statements reflect a net loss of $96.3 million. Those financial statements were audited by other auditors whose report has been @shed to us, and our opinion, insofar as it relates to the amounts included for F@ed Nfichigan Corporation for such period, is based solely on the report of such other auditors. As described in Note 2 to the consolidated financial statements, subsequent to the issuance of the report of the other auditors, the financial statements of FirstFed Nfichigan Corporation were restated to conform to the accounting practices of Charter One Financial, Inc. for the year ended December 31, 1994.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes e g, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and sipfficant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter One Financial, hic. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

We also audited the adjustments described in Note 2 that were applied to restate the 1994 financial statements of both FhVed Mchigan Corporation and Charter One Financial, Inc. In our opinion, such adjustments are appropriate and have been properly applied.





DELOITTE & TOUCHE LLP


Cleveland, Ohio
January 22, 1997

                                    [LOGO]

                        CHARTER-ONE FINANCIAL, INC.(R)

           Charter One Financial, Inc. *  Charter One Bank Building

                1215 Superior Avenue  *  Cleveland, Ohio 44114

                                   DETACH   HERE                           CHA 2


     REVOCABLE PROXY         CHARTER ONE FINANCIAL, INC.         REVOCABLE PROXY
                            ANNUAL MEETING, APRIL 24, 1997
                        PROXY SOLICITED BY BOARD OF DIRECTORS


        The undersigned hereby appoints Charles John Koch and Jerome L.
 P Schostak, and each of them, proxies with power of substitution to vote on behalf of the shareholders of Charter One Financial, Inc. on April 24,
 R 1997, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:
 O
        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE
 X REVERSE HEREOF, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSAL NO. 2 AND
 Y PROPOSAL NO. 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

        THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM CHARTER ONE FINANCIAL, INC., PRIOR TO THE EXECUTION OF THIS PROXY, OF NOTICE OF THE MEETING AND A PROXY STATEMENT DATED MARCH 18, 1997.


                                                                  |SEE REVERSE|
           (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)       |    SIDE   |

                                           DETACH HERE                                                               CHA, CHE, CHK 2


[x] Please mark                                                                                                               ----
    votes as in                                                                                                                   |
    this example.                                                                                                                 |
                                                                                                             FOR  AGAINST  ABSTAIN
    1.  Election of Directors                                      2. Voting to approve the Charter One       [ ]   [ ]      [ ]
    NOMINEES:  Mark D. Grossi, Richard J. Jacob, John D. Koch         Financial, Inc. 1997 Stock Option
               and Philip J. Meathe                                   and Incentive Plan.
                  FOR    WITHHELD                                  3. Voting on selection of Deloitte &        [ ]   [ ]     [ ]
                  [ ]      [ ]                                        Touche LLP as Independent Audi-
                                                                      tors of the Company.
    --------------------------------------                         4. Transaction of such other business as may properly come
    For all nominees except as noted above                            before the meeting and any adjournments thereof.


                                                                           MARK HERE
                                                                          FOR ADDRESS   [ ]
                                                                          CHANGE AND
                                                                          NOTE AT LEFT

                                                                   A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

                                                                   Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. If applicable, a
                                                                   corporation should sign in its name by the president or other authorized officers. All co-owners must sign.

                Signature: _________________  Date: ____________  Signature: _________________  Date: ____________

                          DETACH HERE                                      CHE 2

      CHARTER ONE FINANCIAL, INC.                                           ESOP

                                             1997 ANNUAL MEETING OF SHAREHOLDERS

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      OF CHARTER ONE FINANCIAL, INC. FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

  P As a participant in the Charter One Bank Employee Stock Ownership Plan (the "Plan"), I hereby direct the trustee of the Plan in which I
  R participate to vote all vested shares allocated to my account under such Plan as of February 28, 1997 in accordance with the instructions on the
  O reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors recommendations, on all items of
  X business to come before the Annual Meeting of Shareholders to be held on April 24, 1997 or any adjournment thereof. Your vote shall be
  Y confidential and will be seen only by The First National Bank of Boston in the tabulation of the votes.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL NO. 2 AND PROPOSAL NO. 3.

      THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM CHARTER ONE FINANCIAL, INC., PRIOR TO THE EXECUTION OF THIS PROXY, OF NOTICE OF THE MEETING AND A PROXY STATEMENT DATED MARCH 18, 1997.

         (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)  |  SEE REVERSE  |
                                                           |      SIDE     |

                            DETACH HERE                                                                       CHA, CHE, CHK 2

[x] Please mark                                                                                                               ----
    votes as in                                                                                                                   |
    this example                                                                                                                  |
                                                                                                             FOR  AGAINST  ABSTAIN
    1.  Election of Directors                                      2. Voting to approve the Charter One       [ ]   [ ]      [ ]
    NOMINEES:  Mark D. Grossi, Richard J. Jacob, John D. Koch         Financial, Inc. 1997 Stock Option
    and Philip J. Meathe                                              and Incentive Plan.
                  FOR    WITHHELD                                  3. Voting on selection of Deloitte &        [ ]   [ ]     [ ]
                  [ ]      [ ]                                        Touche LLP as Independent Audi-
                                                                      tors of the Company.
    --------------------------------------                         4. Transaction of such other business as may properly come
    For all nominees except as noted above                            before the meeting and any adjournments thereof.


                                                                           MARK HERE
                                                                          FOR ADDRESS   [ ]
                                                                          CHANGE AND
                                                                          NOTE AT LEFT

                                                                   A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

                                                                   Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. If applicable, a
                                                                   corporation should sign in its name by the president or other authorized officers. All co-owners must sign.

                  Signature: _______________    Date: _________    Signature: _______________    Date: _________

                                 DETACH HERE                               CHK 2
      CHARTER ONE FINANCIAL, INC.                                           401K

                                             1997 ANNUAL MEETING OF SHAREHOLDERS

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      OF CHARTER ONE FINANCIAL, INC. FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

      As a participant in the Charter One Bank Employee Savings Plan (the
 P "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan as of
 R February 28, 1997 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with
 O the Board of Directors recommendations, on all items of business to come before the Annual Meeting of Shareholders to be held on April 24, 1997 or
 X any adjournment thereof. Your vote shall be confidential and will be seen only by The First National Bank of Boston in the tabulation of the votes.
 Y
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL NO. 2 AND PROPOSAL NO. 3.

      THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM CHARTER ONE FINANCIAL, INC., PRIOR TO THE EXECUTION OF THIS PROXY, OF NOTICE OF THE MEETING AND A PROXY STATEMENT DATED MARCH 18, 1997.

         (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)  |  SEE REVERSE  |
                                                           |      SIDE     |

                                         DETACH HERE                                                               CHA, CHE, CHK 2

[x] Please mark                                                                                                               ----
    votes as in                                                                                                                   |
    this example                                                                                                                  |
                                                                                                             FOR  AGAINST  ABSTAIN
    1.  Election of Directors                                      2. Voting to approve the Charter One       [ ]   [ ]      [ ]
    NOMINEES:  Mark D. Grossi, Richard J. Jacob, John D. Koch         Financial, Inc. 1997 Stock Option
    and Philip J. Meathe                                              and Incentive Plan.
                  FOR    WITHHELD                                  3. Voting on selection of Deloitte &        [ ]   [ ]     [ ]
                  [ ]      [ ]                                        Touche LLP as Independent Audi-
                                                                      tors of the Company.
    --------------------------------------                         4. Transaction of such other business as may properly come
    For all nominees except as noted above                            before the meeting and any adjournments thereof.


                                                                           MARK HERE
                                                                          FOR ADDRESS   [ ]
                                                                          CHANGE AND
                                                                          NOTE AT LEFT

                                                                   A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

                                                                   Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. If applicable, a
                                                                   corporation should sign in its name by the president or other authorized officers. All co-owners must sign.


                     Signature: ___________    Date: __________    Signature: ___________    Date: __________